Exhibit 4.23

Execution Version

FEDERAL-MOGUL LLC

FEDERAL-MOGUL FINANCING CORPORATION

as Issuers

THE GUARANTORS NAMED HEREIN

as Guarantors

THE BANK OF NEW YORK MELLON, LONDON BRANCH

as Trustee and Paying Agent

and

THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH

as Registrar

5.000% Senior Secured Notes due 2024

INDENTURE

Dated as of June 29, 2017

i

(continued)

(continued)

(continued)

Appendix A	-	Provisions Relating to Original Notes and Additional Notes

EXHIBIT INDEX

Exhibit A	-	Form of Note
Exhibit B	-	Form of Transferee Letter of Representation
Exhibit C	-	Form of Supplemental Indenture

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INDENTURE dated as of June 29, 2017, among Federal-Mogul LLC, a Delaware limited liability company (the “Company”), Federal-Mogul Financing Corporation, a Delaware corporation (“FinCo” and, together with the Company, the “Issuers”), the Guarantors (as herein defined), The Bank of New York Mellon, London Branch, as trustee (in such capacity, the “Trustee”) and paying agent, and The Bank of New York Mellon SA/NV, Luxembourg Branch, as registrar.

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of (a) €350,000,000 aggregate principal amount of the Issuers’ 5.000% Senior Secured Notes due 2024 issued on the date hereof (the “Original Notes”) and (b) any Additional Notes (as defined herein) that may be issued after the date hereof in the form of Exhibit A (all such securities in clauses (a) and (b) being referred to collectively as the “Notes”). The Original Notes and any Additional Notes (as defined herein) shall constitute a single series hereunder. Subject to the conditions and compliance with the covenants set forth herein, the Issuers may issue an unlimited aggregate principal amount of Additional Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01    Definitions.

“ABL Agent” means, individually, each of (i) with respect to the Initial ABL Facility, the Initial ABL Agent and (ii) with respect to any other ABL Loan Facility, (x) if such ABL Loan Facility provides for any agent, the agent thereunder, together with any successor thereto and (y) if such ABL Loan Facility does not provide for any agent thereunder, the ABL secured parties thereunder, together with any successor and assigns thereto.

“ABL Intercreditor Agreement” means that certain intercreditor agreement, dated as of April 15, 2014, by and among the ABL Agent, the PP&E Agents, the Collateral Trustee and the loan parties thereto, as amended, modified, restated, supplemented or replaced from time to time, to which the Trustee shall execute and deliver a joinder agreement on behalf of the holders of the Notes.

“ABL Loan Documents” means each ABL Loan Facility, the ABL Security Documents and any ABL Loan Facility intercreditor arrangement, and each other “Loan Document” as defined in any ABL Loan Facility (or any similar term as defined in any such agreement).

“ABL Loan Facility” means

(1)    the Initial ABL Facility,

(2)    any other credit agreement, loan agreement, note agreement, indenture or other agreement evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to extend, replace or refinance in whole or in part the Initial ABL Facility, in each case in accordance with the terms of this Indenture, as amended, restated, supplemented or otherwise modified from time to time; and

any other credit agreement, loan agreement or other agreement with banks or other institutional or commercial lenders providing for loans or other extensions of credit or any indenture or other debt instrument or agreement providing for bonds, notes, other loans or other extensions of credit, in the case of clauses (2) and (3), that (a) is secured by the Collateral on a pari passu basis with the other Borrowing Base Priority Obligations (if any), (b) is designated as an ABL Loan Facility by the Company in a writing delivered to each ABL Agent and each PP&E Agent and which also contains a certification by the Company that the incurrence of the Indebtedness under such credit agreement, loan agreement, note agreement, indenture or other agreement is permitted to be incurred and so secured by the Collateral by the ABL Loan Documents and the PP&E Loan Documents and otherwise complies with the terms of the ABL Intercreditor Agreement and the Collateral Trust Agreement.

“ABL Secured Party” means, at any relevant time, the Holders of Borrowing Base Priority Obligations at that time, including, without limitation, the Collateral Trustee, the Initial ABL Agent, the “Revolving Credit Lenders” (as defined in the Secured Facilities), any ABL Agent, and any agent or trustee appointed for any of the foregoing pursuant to the applicable ABL Loan Documents.

“ABL Security Documents” means any agreement, document or instrument pursuant to which a Lien is granted, or purported to be granted, securing any Borrowing Base Priority Obligations or under which rights or remedies with respect to such Liens are governed, including, without limitation, the Collateral Agreement, as any such agreement, document or instrument may be amended, restated, supplemented or otherwise modified from time to time.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)    Indebtedness of any other Person existing at the time such other Person is consolidated, merged or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or amalgamating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided, that any Indebtedness of such Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such other Person becomes a Subsidiary of the specified Person will not be Acquired Indebtedness.

“Additional Notes” means additional Notes (other than the Original Notes) issued from time to time under the terms of this Indenture subsequent to the Issue Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Notice of Event of Default” means at any time a notice of event of default delivered by the Applicable Representative at such time.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)    1.0% of the principal amount of such Note; and

(2)    the excess, if any, of:

(a)    the present value at such redemption date of (i) the redemption price of such Note at July 15, 2020, plus (ii) all required interest payments due on such Note through July 15, 2020 (excluding accrued but unpaid interest and Additional Amounts to the redemption date), computed using a discount rate equal to the Bund Rate as of such redemption date plus 50 basis points; over

(b)    the then outstanding principal amount of such Note,

as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or an obligation of the Trustee.

“Applicable Representatives” means (i) with respect to the Borrowing Base Collateral and the Borrowing Base Priority Obligations, the Designated ABL Agent (subject to the ABL Intercreditor Agreement), (ii) with respect to the PP&E Collateral and the PP&E Priority Obligations, the Designated PP&E Agent (subject to the PP&E Pari Passu Intercreditor Agreement) and (iii) if the context shall so require, the collective reference to the Designated ABL Agent and the Designated PP&E Agent.

“Asset Sale” means:

(1)    the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets of the Company or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2)    the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.03 and directors’ qualifying shares and shares issued to foreign nationals as required under applicable law);

in each case, other than:

(a)    any disposition of (i) Cash Equivalents (or other financial assets that were Cash Equivalents when the original Investment was made) or Investment Grade Securities, (ii) surplus, obsolete, used, damaged or worn out property or equipment in the ordinary course of business (whether now owned or hereafter acquired) or any disposition or consignment of equipment, inventory or goods (or other assets) held for sale, (iii) property no longer used or useful in the conduct of business of the Company and its Restricted Subsidiaries and (iv) property or equipment that is otherwise economically impracticable to maintain;

(b)    the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control;

(c)    the making of any payment or Investment that is permitted to be made, and is made, under Section 4.04 or the making of any Permitted Investment;

(d)    any disposition of assets of the Company or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value not to exceed $50.0 million;

(e)    any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(f)    to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)    (i) the sale, lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business and (ii) the termination of leases in the ordinary course of business;

(h)    any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of such Unrestricted Subsidiary or any disposition of assets of such Unrestricted Subsidiary;

(i)    any disposition arising from foreclosure, casualty, condemnation or any similar action or transfers by reason of eminent domain with respect to any property or other asset of the Company or any of the Restricted Subsidiaries or exercise of termination rights under any lease, sublease, license, sublicense, concession or other agreement;

(j)    a sale or transfer of receivables, accounts receivable and related assets of the type specified in the definition of “Receivables Facility” (or a fractional undivided interest or participation therein) or pursuant to any similar arrangement;

(k)    dispositions in connection with the granting of a Lien that is permitted under Section 4.12;

(l)    the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted under Section 4.03;

(m)    any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations, permitted by this Indenture;

(n)    any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property, including, but not limited to, grants of franchises or licenses, franchise or license master agreements and/or area development agreements;

(o)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(p)    the sale, discount or forgiveness of accounts receivable or notes receivable in the ordinary course of business or in connection with the collection or compromise thereof or the conversion of accounts receivable to notes receivable;

(q)    the abandonment of intellectual property rights in the ordinary course of business which in the reasonable good faith determination of the Company are uneconomical or not material to the conduct of the business of the Company and the Restricted Subsidiaries taken as a whole;

(r)    termination of non-speculative Hedging Obligations;

(s)    any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind in the ordinary course of business;

(t)    sales, transfers and other dispositions of Investments in joint ventures or any Subsidiary that is not a Wholly Owned Subsidiary to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(u)    dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management or consultants of any direct or indirect Parent Company, the Company or any Subsidiary;

(v)    dispositions and/or terminations of leases, subleases, licenses or sublicenses, which (i) do not materially interfere with the business of the Company and its Restricted Subsidiaries, taken as a whole, or (ii) relate to closed facilities or the discontinuation of any product line;

(w)    any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations, permitted by this Indenture; and

(x)    the disposition of any assets (including Equity Interests) (i) acquired in a transaction permitted under this Indenture, which assets are not used or useful in the principal business of the Company and its Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Company to consummate any acquisition permitted under this Indenture.

“Bank Products” means any services or facilities on account of credit or debit cards, purchase cards, stored value cards or merchant services constituting a line of credit.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for relief of debtors.

“Borrowing Base” means, at the time of any determination, an amount equal to the sum, without duplication, of (a) 85% of the aggregate book value of accounts receivable of the Company and its Restricted Subsidiaries, plus (b) 65% of the aggregate book value of all inventory owned by the Company and its Restricted Subsidiaries, in each case, based on the most recent internal month-end financial statements available to the Company, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of “Fixed Charge Coverage Ratio.”

“Borrowing Base Collateral” means assets owned or acquired by the Company or any Guarantor consisting of any right to payment for goods sold in the ordinary course of business, regardless of how such right is evidenced and whether or not it has been earned by performance, any raw materials or film, packaging and/or shipping supplies or materials not otherwise directly used in the production of goods to be sold in the ordinary course of business, which are currently in the process of being manufactured, and goods to be sold in the ordinary course of business, in each case, including the proceeds thereof and excluding Excluded Assets.

“Borrowing Base Priority Obligations” means (a) all Obligations and all liabilities (contingent or otherwise) relating to the ABL Loan Facility under the ABL Loan Documents, including any and all amounts payable under the ABL Loan Documents with respect to the ABL Loan Facility, as amended, restated, supplemented or otherwise modified from time to time, including principal, premium, interest accrued or accruing (or which would absent the commencement of an Insolvency or Liquidation Proceeding accrue), fees, attorneys’ fees, costs, charges, expenses, reimbursement obligations, any obligation to post cash collateral in respect of letters of credit, indemnities, guarantees, and all other amounts payable thereunder (including, in each case, all amounts accruing on or after the commencement of any Insolvency or Liquidation Proceeding (or that would accrue but for the commencement of such Insolvency or Liquidation Proceeding) relating to the Company or any Guarantor or any other Person irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in any Insolvency or Liquidation Proceeding), (b) all Hedging Obligations and (c) all Cash Management Services.

“Bund Rate” means, with respect to a redemption date, the yield to maturity at the time of computation of direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) with a constant maturity (as compiled and published in the most recent financial statistics that have become publicly available at least two Business Days prior to such redemption date (or, if such financial statistics are no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to July 15, 2020; provided, however, that if the period from the applicable redemption date to such date is not equal to the constant maturity of the direct obligation of the Federal Republic of Germany for which a weekly average yield is given, the Bund Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given, except that if the period from the applicable redemption date to such date is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used.

“Business Day” means each day which is not a Legal Holiday.

“Capital Markets Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC, or (c) a private placement to institutional investors. For the avoidance of doubt, the term “Capital Markets Indebtedness” does not include any Indebtedness under commercial bank facilities, Indebtedness incurred in connection with a Sale and Lease-Back Transaction, Indebtedness incurred in the ordinary course of business of the Issuers, Capitalized Lease Obligations or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Capital Stock” means:

(1)    in the case of a corporation, shares in the capital of such corporation;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Cash Equivalents” means:

(1)    U.S. dollars and Canadian dollars;

(2)    (a) pounds sterling, euro, or any national currency of any participating member state of the EMU; or (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3)    securities issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or any agency or instrumentality thereof, the obligations of which are backed by the full faith and credit of the U.S., in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(4)    deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date, in each case with any bank or trust company organized under, or authorized to operate as a bank or trust company under, the laws of the U.S., any state thereof or the District of Columbia and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(5)    commercial paper maturing within 24 months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P, at least P-2 from Moody’s or at least F-2 from Fitch (or reasonably equivalent ratings of another internationally recognized ratings agency);

(6)    marketable short-term money market and similar securities having a rating of at least A-2 from S&P, at least P-2 from Moody’s or at least F-2 from Fitch (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within 24 months after the date of creation thereof and in a currency permitted under clause (1) or (2) above;

(7)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency) with maturities of 24 months or less from the date of acquisition;

(8)    Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P, “A2” or higher from Moody’s or “Baa1” or higher from Fitch (or reasonably equivalent ratings of another internationally recognized ratings agency) with maturities of 24 months or less from the date of acquisition and in each case in a currency permitted under clause (1) or (2) above;

(9)    Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AA- (or the equivalent thereof) or better by S&P, Aaa3 (or the equivalent thereof) or better by Moody’s or A1 (or the equivalent thereof) or better by Fitch, and in each case in a currency permitted under clause (1) or (2) above;

(10)    institutional money market funds registered under the Investment Company Act of 1940;

(11)    in the case of any Foreign Subsidiaries, investments equivalent to those referred to in clauses (3) through (10) above denominated in foreign currencies customarily used by persons for cash management purposes in any jurisdiction outside the United States; and

(12)    investment funds (including shares of any money market mutual fund) investing at least 90% of their assets in securities of the types described in clauses (1) through (11) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit: treasury, depositary and/or cash management services, including, without limitation, other netting services, overdraft protections, automated clearing-house arrangements, employee credit card programs, controlled disbursement services, ACH transactions, return items, interstate depository network services, foreign exchange facilities, travel and expense cards, corporate purchasing cards, car leasing programs, deposit and other accounts and merchant services (including, for the avoidance of doubt, all “Cash Management Obligations” as defined in the Senior Credit Facilities).

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1)    the sale, lease or transfer, in one or a series of related transactions (other than by way of merger or consolidation), of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than the Permitted Holder; or

(2)    the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than one or more Permitted Holders) or (B) Persons (other than Permitted Holders) that are together (1) a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), or (2) are acting, for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), as a group, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies that hold directly or indirectly an amount of Voting Stock of the Company such that the Company is a Subsidiary of such holding company; provided that so long as the Company is a Subsidiary of a Parent Company, no Person shall be deemed to be or become a beneficial owner of 50% or more of the total voting power of the Voting Stock of the Company unless such Person shall be or become a beneficial owner of 50% or more of the total voting power of the Voting Stock of such Parent Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the Borrowing Base Collateral and the PP&E Collateral, in each case other than Excluded Assets.

“Collateral Agreement” means each of (i) the Amended and Restated Collateral Agreement dated as of April 15, 2014 by the Company and the Guarantors in favor of the Collateral Trustee in connection with the Credit Agreement, (ii) the Existing Notes Collateral Agreement and (iii) the Collateral Agreement to be entered into by the Company and the Guarantors in favor of the Collateral Trustee in connection with the Notes, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Collateral Trust Agreement” means that certain Amended and Restated Collateral Trust Agreement dated as of April 15, 2014, by and among the Company, the Guarantors, the Collateral Trustee, each of Credit Suisse AG, Cayman Islands Branch, Citibank, N.A. and, via joinder, the Trustee, as First Priority Representatives (as therein defined), as amended, modified, restated, supplemented or replaced from time to time, to which the Existing Notes Trustee executed and delivered a joinder agreement and the Trustee under the Notes will execute and deliver a joinder agreement.

“Collateral Trust Security Documents” means, collectively, (i) the Collateral Agreement, the Collateral Trust Agreement, any foreign pledge agreements, any mortgages and all other security documents delivered to the Collateral Trustee granting a Lien on any property of any Person to secure the obligations and liabilities of the Company or any Guarantor under any secured instrument, (ii) each Deposit Account Control Agreement (as defined in the Collateral Agreement), (iii) each new security document delivered to the Collateral Trustee pursuant to the terms of the Collateral Trust Agreement and (iv) each supplemental agreement entered into pursuant to the terms of the Collateral Trust Agreement.

“Common Depository” means initially The Bank of New York Mellon, London Branch, until a successor Common Depository, if any, shall have become such pursuant to this Indenture, and thereafter Common Depository shall mean or include each Person who is then a Common Depository hereunder.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, (a) the total amount of depreciation and amortization expense, including without limitation the amortization of intangible assets (including amortization of deferred launch costs) and deferred financing fees, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and (b) the depreciation of assets of such Person and its subsidiaries acquired under Capital Leases, which is expensed in cost of goods sold and not included in depreciation and amortization under GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)    consolidated interest expense of such Person and its Restricted Subsidiaries paid or payable in respect of such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit, bank guarantees, bankers’ acceptances, ancillary facilities or any similar facility or financing and hedging agreements, (c) non-cash interest payments (but excluding any interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease

Obligations, and (e) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (i) penalties and interest related to taxes, (ii) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (iii) any expensing of bridge, commitment and other financing fees, (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, (v) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting and (vi) interest expense attributable to a Parent Company resulting from push-down accounting; plus

(2)    consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)    interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1)    any after-tax effect of extraordinary, non-recurring or unusual gains, income, losses, expenses or charges (including (x) costs of and payments of actual or prospective legal settlements, fines, judgments or orders and (y) gains, income, losses, expenses or charges arising from insurance claims and settlements), severance, relocation costs, integration costs, consolidation and costs related to the opening, closure, relocation and/or consolidation of facilities, signing, retention or completion costs and bonuses, recruiting costs, recruiting and hiring bonuses, transition costs, costs incurred in connection with acquisitions (whether or not consummated) after the Issue Date (including integration costs), consulting fees, legal fees and taxes related to issuances of significant options and curtailments or modifications to pension and post-retirement employee benefit plans and corporate reorganization shall be excluded;

(2)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles or policies during such period;

(3)    any net after-tax gains, charges or losses with respect to disposed, abandoned, closed or discontinued operations (other than assets held for sale) and any accretion or accrual of discounted liabilities and on the disposal of disposed, abandoned and discontinued operations and facilities, plans or distribution centers that have been closed, or temporarily shut down or idled during such period, shall be excluded;

(4)    any after-tax effect of gains, income, losses, expenses or charges (less all fees and expenses relating thereto) attributable to asset dispositions (including asset retirement costs) or returned surplus assets of any employee pension benefit plan other than in the ordinary course of business shall be excluded;

(5)    the Net Income (or loss) for such period of any Person that is an Unrestricted Subsidiary, or solely for the purpose of determining the amount available for Restricted Payments under Section 4.04(a)(3)(A), the Net Income for such period of any Person that is not a Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period by such Person;

(6)    solely for the purpose of determining the amount available for Restricted Payments under Section 4.04(a)(3)(A), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7)    effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in the Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, deferred rent, deferred trade incentives and other lease-related items and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or the amortization or write-off or removal of revenue otherwise recognizable on any amounts thereof, net of taxes, shall be excluded or added back in the case of lost revenue;

(8)    any after-tax effect of income (loss) (less all fees and expenses or charges related thereto) from the early extinguishment or conversion of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing expenses written off and premiums paid) shall be excluded;

(9)    any goodwill or other asset impairment charges, write-offs or write-downs or amortization of intangibles shall be excluded;

(10)    any (i) non-cash compensation charge, cost, expense, accrual or reserve including any such charge, cost, expense, accrual or reserve arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other equity incentive programs, (ii) charges, costs, expenses, accruals or reserves incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, pension plan or other long-term or post-employment benefit, any stock subscription or shareholder agreement or any distributor equity plan or agreement, including any fair value adjustments that may be required under liquidity puts for such arrangements, (iii) charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock held by management of the Company, any direct or indirect Parent Company and/or any of its subsidiaries, in each case to the extent that such charges, costs, expenses, accruals or reserves are funded with cash proceeds contributed to the capital of the Company as a result of capital contribution or as a result of the sale or issuance of Capital Stock (other than Disqualified Capital Stock) of the Company solely to the extent such amounts are funded with net cash proceeds contributed to such Person as a capital contribution or as a result of the sale of Capital Stock (other than Disqualified Capital Stock) of such Person, and (iv) charges, costs, or expenses incurred in respect of bonus payments pursuant to employee incentive programs (including any bonus plans) that exceed 100% of the total amount projected for such payments, shall be excluded;

(11)    (i) any fees, commissions and expenses incurred during such period, or any amortization or write-off thereof for such period in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, and (ii) accruals and reserves that are established or adjusted within 12 months after the date of any acquisition or other similar Investment, in each case, in accordance with GAAP or as a result of the adoption or modification of accounting policies, shall be excluded;

(12)    any unrealized or realized net gain or loss resulting from currency translation or transaction gains or losses impacting net income (including currency remeasurements of Indebtedness) and any foreign currency translation or transaction gains or losses shall be excluded, including those resulting from intercompany Indebtedness;

(13)    any unrealized net gains and losses resulting from Hedging Obligations in accordance with GAAP or any other derivative instrument pursuant to the application of Accounting Standards Codification Topic Number 815 “Derivatives and Hedging” shall be excluded;

(14)    to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a good faith determination that it expects to receive reimbursement within 365 days (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), (x) the amount of any fee, cost, expense or reserve with respect to liability or casualty events or business interruption shall be excluded, and (y) proceeds of such insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace shall be included; and

(15)    to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance, fees, costs, expenses or reserves incurred to the extent covered by indemnification provisions in any agreement in connection with any sale of Capital Stock, acquisition, Permitted Investment, Restricted Payment, Asset Sale, disposition, recapitalization, mergers, consolidations or amalgamations, option buyouts or incurrences, repayments, refinancings, amendments or modifications of Indebtedness (in each case, including any such transaction consummated prior to the Issue Date) shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 4.04 hereof only (other than clause (3)(D) of Section 4.04(a) hereof) there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(D) of Section 4.04(a) or clause (vii)(b) of Section 4.04(b).

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries that is secured by Liens as of such date of determination to (2) EBITDA of such Person and its Restricted Subsidiaries for the most recently ended four quarters for which financial statements are available, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date.

“Consolidated Total Indebtedness” means, as to any Person as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments and (2) the aggregate amount of all outstanding Disqualified Stock of such Person and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP, less unrestricted cash and Cash Equivalents included on the consolidated balance sheet of such Person and any Restricted Subsidiaries as of such date. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated

Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries as of such date of determination to (2) EBITDA of such Person and its Restricted Subsidiaries, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)    to advance or supply funds:

(a)    for the purchase or payment of any such primary obligation; or

(b)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of the execution of this instrument is located at One Canada Square, London E14 5AL, United Kingdom, Attention: Corporate Trust Division - Corporate Finance Unit, or such other address as the Trustee may designate from time to time by notice to the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Company).

“Corresponding Debt” means any amount which an Issuer owes to a Holder under or in connection with the Indenture and the Notes pursuant thereto.

“Credit Agreement” means that certain Term Loan and Revolving Credit Agreement, dated as of April 15, 2014 among Federal-Mogul Holdings Corporation, the lenders from time to time party thereto, Citibank, N.A., as administrative agent with respect to the revolving credit facility thereunder, and Credit Suisse AG, as administrative agent with respect to the tranche C term loan facility thereunder.

“Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities with banks or other institutional lenders or investors or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, restructurings, renewals, restatements, amendments, replacements and restatements, or refundings thereof, in whole or in part, and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that refinance any part of the loans, notes or other securities, other credit facilities or commitments thereunder, including any such refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.03 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” means any of Euroclear or Clearstream and their respective nominees and successors, acting through itself or the Common Depository.

“Designated ABL Agent” means the Initial ABL Agent or its successor designated as Designated ABL Agent in accordance with the terms of the ABL Intercreditor Agreement.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption, repurchase of, or collection or payment on, such Designated Non-cash Consideration.

“Designated PP&E Agent” means the Initial PP&E Agent or its successor designated as Designated PP&E Agent in accordance with the terms of the ABL Intercreditor Agreement.

“Designated Preferred Stock” means Preferred Stock of the Company, any Restricted Subsidiary or any direct or indirect Parent Company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 4.04(a).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise or is redeemable at the option of the Holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any current or former employee or to any plan for the benefit of employees, directors, officers, members of management or consultants of the Company or its Subsidiaries or by any such plan to such employees, directors, officers, members or management or consultants, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of any jurisdiction of the United States of America.

“Dutch Deed of Pledge” means a deed of pledge of membership rights of Federal-Mogul LLC held in Coöperatief Federal-Mogul Dutch Investments B.A., including but not limited to rights in respect of the membership account, any distribution, capital repayment or any other amount payable in relation to it, executed before a Dutch civil law notary on or about the date hereof.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)    increased (without duplication) by:

(a)    provision for taxes based on income or profits or capital (including pursuant to any tax sharing arrangements), including, without limitation, federal, state, local, provincial, foreign, excise, franchise, property and similar taxes and foreign withholding taxes and foreign unreimbursed value added taxes (including, in each case, any future taxes or other levies that replace or are intended to be in lieu of taxes, and any penalties and interest related to such taxes or arising from tax examinations) of or with respect to such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b)    Fixed Charges of such Person for such period plus bank fees and costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (i), (ii), (iii), (iv) and (v) in the definition thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income plus commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities or financing and Hedging Obligations; plus

(c)    Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(d)    (i) Refinancing Expenses, (ii) transaction fees, costs and expenses (including rationalization, legal, tax and structuring fees, costs and expenses) incurred in connection with the consummation of any transaction (or any transaction proposed and not consummated) permitted under this Indenture, including any Equity Offering, Permitted Investment, Restricted Payments, acquisitions, dispositions, recapitalizations, mergers, consolidations or amalgamations, option buyouts or incurrences, repayments, refinancings, amendments or modifications of Indebtedness (including any amortization or write-off of debt issuance or deferred financings costs, premiums and prepayment penalties) or similar transactions) or any Qualifying IPO, including (x) such fees, expenses or charges related to the offering of the Notes, the Existing Notes, the Senior Credit Facilities and any Receivables Facility or the repayment of the Senior Credit Facilities, (y) any amendment or other modification of the Notes, the Senior Credit Facility and any Receivables Facility and (z) commissions, discounts, yield and other fees and charges (including any interest expense related to any Receivables Facility), and (iii) costs associated with, or in anticipation of, our preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)    the amount of any costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings (including sourcing), operating expense reductions, operating improvements, product margin synergies and product cost and other synergies and similar initiatives, integration, transition, reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, restructuring costs (including those related to tax restructurings), charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, business optimization and other restructuring costs, charges, accruals, reserves and expenses (including, without limitation, inventory and business optimization programs, the opening and pre-opening, closure, relocation and/or consolidation of facilities and locations, unused warehouse space costs, costs related to entry into new markets, unused warehouse space costs, and consulting and other professional fees, signing or retention costs, retention or completion charges or bonuses, relocation expenses, recruitment expenses (including headhunter fees and relocation expenses) severance payments, earnout payments, curtailments and modifications to or losses on settlement of pension and post-retirement employee benefit plans, excess pension charges, contract termination costs, future lease commitments, system establishment costs and implementation costs and project startup costs and expenses attributable to the implementation of cost savings initiatives and professional and consulting fees incurred in connection with any of the foregoing); plus

(f)    any other non-cash charges or losses, including (i) any write offs or write downs, (ii) the vesting of warrants and stock options and other equity based awards compensation, (iii) losses on sales, disposals or abandonment of, or any impairment charges or asset write off related to, intangible assets, long-lived assets and investments in debt and equity securities, (iv) all losses from investments recorded using the equity method (other than to the extent funded with cash) and (v) other non-cash charges, non-cash expenses or non-cash losses reducing Consolidated Net Income for such period (provided that if any such non-cash charges, expenses or losses represent an accrual or reserve for potential cash items in any future period, (A) the Company may determine not to add back such non-cash charge, loss or expense in the current period or (B) to the extent the Company does decide to add back such non-cash charge, loss, or expense, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)    the amount of any minority and/or non-controlling interest expense consisting of Subsidiary income attributable to minority and/or non-controlling equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h)    the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Permitted Holder or other persons with a similar interest in the Company or its direct or indirect parent companies to the extent otherwise permitted under Section 4.07 and deducted (and not added back) in such period in computing Consolidated Net Income; plus

(i)    expected “run rate” cost savings (including sourcing), operating expense reductions, other operating improvements and expense reductions and synergies projected by the Company in good faith to be realized as a result of any asset sale, merger or other business combination, acquisition, Investment, disposition or divestiture, operating improvement and expense reductions, restructurings, cost saving initiatives, any similar initiative and/or specified transaction taken or to be taken by the Company or any of its Restricted Subsidiaries (calculated on a pro forma basis as though such cost savings, operating improvements and expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating improvements and expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings, expense reductions, operating improvements and synergies are projected by the Company in good faith to result from actions either taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within 18 months after the end of such period (which adjustments may be incremental to pro forma adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus

(j)    the amount of loss or discount on sale of receivables and related assets in connection with a Receivables Facility; plus

(k)    (i) any charges, costs, expenses, accruals or reserves incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, pension plan or other long-term or post-employment benefit, any stock subscription or shareholder agreement or any distributor equity plan or agreement, including, without limitation, any fair value adjustments that may be required under liquidity puts for such arrangements and amortization of unrecognized prior service costs, actuarial losses (including amortization of such amounts arising in prior periods), and any other items of a similar nature, (ii) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock held by management of the Company, any direct or indirect Parent Company and/or any of its subsidiaries, in each case to the extent that such charges, costs, expenses, accruals or reserves are funded with cash proceeds contributed to the capital of the Company as a result of capital contribution or as a result of the sale or issuance of Capital Stock (other than Disqualified Stock) of the Company solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 4.04(a)(3) and (iii) any charges, costs, or expenses incurred in respect of bonus payments pursuant to employee incentive programs (including any bonus plans) that exceed 100% of the total amount projected for such payments, plus

(l)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(m)    earn-out and contingent consideration obligations incurred or accrued in connection with any acquisition or other Permitted Investment and paid or accrued during such period and on similar acquisitions and Permitted Investments completed prior to the Issue Date, plus

(n)    with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a) to (c) above relating to such joint venture corresponding to such Person’s and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), plus

(o)    at the option of the Company, (A) the excess of GAAP rent expense over actual cash rent paid, including the benefit of lease incentives (in the case of a charge) during such period due to the use of straight line rent or the application of fair value adjustments made as a result of recapitalization or purchase accounting, in each case, for GAAP purposes, (B) the non-cash amortization of tenant allowances and (C) the cash portion of sublease rentals received by such Person; provided that, in each case, if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, such Person may determine not to add back such non-cash charge in the current period, plus

(p)    the percentage ownership of any joint venture that is accounted for under the equity method attributable to the Company, plus

(q)    the amount of travel expenses, payroll taxes, indemnification payments, director’s fees and any other charges, costs, expenses, accruals or reserves incurred in connection with, or amounts payable to, any director of the board of the Company or its parent entities in connection with such director serving as a member of such board of directors and performing his or her duties in respect thereof, plus

(r)    charges or expenses in connection with union contract renewals and related negotiations (including, without limitation, management travel expenses and legal and other third-party costs), plus

(s)    internal software development and information technology costs that are expensed during the period but could have been capitalized in accordance with GAAP; and

(2)    decreased (without duplication) by:

(a)    non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period, plus

(b)    any net income from disposed or discontinued operations; and

(3)    increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of ASC Topic Number 460 (Guarantees).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1)    public offerings with respect to the Company’s or any direct or indirect Parent Company’s common stock registered on Form S-8;

(2)    issuances to any Subsidiary of the Company; and

(3)    any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Euro MTF” means the Euro MTF Market of the Luxembourg Stock Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means:

(1)    any contract, intangibles, as term is defined in Article 9 of the UCC and, in any event, including, without limitation, with respect to the Company and the Guarantors, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which the Company or such Guarantor is a party or under which the Company or such Guarantor has any right, title or interest or to which the Company or such Guarantor or any property of the Company or such Guarantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including, without limitation, (i) all rights of the Company or such Guarantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such the Company and such Guarantor to damages arising thereunder and (iii) all rights of the Company and such Guarantor to perform and to exercise all remedies thereunder;

(2)    any written agreement naming the Company or a Guarantor as licensor or licensee, granting any right under all copyrights arising under the laws of the United States, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office and the rights to obtain all renewals thereof, in each case held by the Company and the Guarantors, and the grant of rights to manufacture, distribute, exploit and sell materials derived from any of the foregoing;

(3)    all agreements, whether written or oral, providing for the grant by or to the Company or any Guarantor of any right to manufacture, use or sell any invention covered in whole or in part by letters patent of the United States, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, all applications for letters patent of the United States and all divisions, continuations and continuations-in-part thereof, and all rights to obtain any reissues or extensions of the foregoing, in each case held by the Company or a Guarantor;

(4)    all agreements, whether written or oral, providing for the grant by or to the Company or a Guarantor of any right to use any trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States or any State thereof, or otherwise, and all common-law rights related thereto, and the right to obtain all renewals thereof, in each case by the Company or such Guarantor;

(5)    certain receivables that have been sold, transferred or assigned, all related security with respect to such securitized receivables, including, cash proceeds thereof, each concentration account, depositary account, lockbox account or similar account in which any cash collections or cash proceeds that are collected or deposited and all balances, checks, money orders and other instruments from time to time therein, and all documentation evidencing any permitted securitization refinancing, receivables that have been disposed of pursuant to a factoring agreement;

(6)    deposit accounts established solely for the purpose of funding payroll (including salaries and wages and workers’ compensation), payroll taxes and other compensation and benefits (and similar expenses) or for administering foreign tax credits, and any deposit account the funds in which consist solely of funds held by the Company or any Guarantor in trust for any director, officer or employee of the Company or any Guarantor, employee benefit plans maintained by the Company or any Guarantor or funds representing deferred compensation for the directors, officers and employees of the Company and the Guarantors;

(7)    each joint venture of the Company and Guarantors to the extent the grant is prohibited by any contract, agreement, instrument or indenture governing such joint venture, would give any other party to such contract, agreement, instrument or indenture the right to terminate its obligations thereunder or is permitted only with the consent of another party, if such consent has not been obtained; provided, that the foregoing exclusions shall not apply to the extent that any such prohibition, right to terminate, consent right or other term would be ineffective pursuant to the UCC;

(8)    Capital Stock of any Excluded Subsidiary other than 65% of the issued and outstanding voting Capital Stock and 100% of the issued and outstanding non-voting Capital Stock of (A) each wholly owned Domestic Subsidiary that is described in clause (c) of the definition of “Excluded Subsidiary” that is directly owned by the Company or any Guarantor and (B) each wholly owned Foreign Subsidiary that is directly owned by the Company or by any Guarantor; and

(9)    real property owned, leased or otherwise held by the Company or such Guarantor having a value of $5,000,000 or less.

The Excluded Assets shall not include any proceeds (as defined in the UCC), substitutions or replacements of Excluded Assets (unless such proceeds, substitutions or replacements would otherwise constitute Excluded Assets.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company after the Issue Date from:

(1)    contributions to its common equity capital, and

(2)    the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on or promptly after the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in Section 4.04(a)(3).

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary of the Company or a Guarantor, (b) any Foreign Subsidiary of the Company or of any direct or indirect Domestic Subsidiary or Foreign Subsidiary, (c) any Domestic Subsidiary (i) substantially all of the assets of which constitute the Capital Stock in one or more Foreign Subsidiaries or (ii) substantially all of the assets of which constitute the Capital Stock of any entity described in clause (i) (including, without limitation, FM International, LLC), (d) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary or a Subsidiary described in clause (c) above, (e) any Subsidiary that is prohibited by applicable law existing on the Issue Date or by applicable law or contractual obligation existing at the time of the formation or acquisition by the Company (or any of its Subsidiaries) of such Subsidiary (so long as such contractual obligation is not entered into in contemplation of such formation or acquisition) from providing a Guarantee for so long as such prohibition exists, or if such Guarantee would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received, (f) any Subsidiary that is a not-for-profit organization and (g) any other Subsidiary with respect to which, in the reasonable judgment of the Company, the burden or cost (including any adverse tax consequences) of providing a Guarantee will outweigh the benefits to be obtained by the Holders therefrom; provided that any such Subsidiary that is an Excluded Subsidiary pursuant to clause (g) above will cease to be an Excluded Subsidiary at any time such Subsidiary guarantees Indebtedness under the Senior Credit Facilities or Capital Market Indebtedness of the Company, FinCo or any Guarantor.

“Existing Fixed Rate Notes” means the senior secured notes due 2022 of the Issuers under the Existing Indenture in an aggregate principal amount of €415.0 million.

“Existing Floating Rate Notes” means the floating rate senior secured notes due 2024 of the Issuers under the Existing Indenture in an aggregate principal amount of €300.0 million.

“Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Senior Credit Facilities and the Existing Notes) in existence on the Issue Date plus interest accruing thereon, until such amounts are repaid.

“Existing Indenture” means that certain indenture dated as of March 30, 2017, by and among the Issuers, the guarantors party thereto, Wilmington Trust, N.A., as trustee, The Bank of New York Mellon, London Branch, as paying agent and The Bank of New York Mellon SA/NV, Luxembourg Branch, as registrar.

“Existing Notes” means, collectively, the Existing Fixed Rate Notes and the Existing Floating Rate Notes.

“Existing Notes Collateral Agreement” means that certain Collateral Agreement dated as of March 30, 2017 among the Issuers and the guarantors party thereto in favor of the Collateral Trustee in connection with the Existing Notes.

“Existing Notes Trustee” means, the trustee with respect to the Existing Notes, Wilmington Trust, N.A. or its successor.

“Fitch” means Fitch Ratings Inc., and any successor to its rating agency business.

“First Priority Obligations” means the Borrowing Base Priority Obligations and the PP&E First Lien Obligations.

“First Priority Representative” means, collectively (i) each ABL Agent and (ii) each PP&E First Lien Agent who has executed the Collateral Trust Agreement or who executes and delivers a joinder to the Collateral Trust Agreement as a First Priority Representative.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (1) EBITDA of such Person and its Restricted Subsidiaries for such period to (2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that such Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repurchases, redeems, retires or extinguishes any Indebtedness (other than Indebtedness under any revolving credit facility or revolving advances under any Receivables Facility, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during such applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repurchase, redemption, retirement or extinguishment of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period for which internal financial statements are available.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, amalgamations, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) and any operational changes that the Company or any of its Restricted Subsidiaries has determined to make/or has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, amalgamations, mergers, consolidations, discontinued operations and operational changes (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, amalgamation, merger, consolidation, discontinued operation or operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, amalgamation, merger, consolidation, discontinued operation or operational change, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include (to the extent not already included in EBITDA) (a) “run rate” cost savings (including sourcing), operating expense reductions and other operating improvements or synergies resulting from such Investment, acquisition, disposition, amalgamation, merger, consolidation, discontinued operation or operational change, which is being given pro forma effect that are projected by the Company in good faith to result from actions either taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within 18 months after the end of such period and (b) adjustments of the nature used in connection with the calculation of Operational EBITDA set forth in footnote (1) to “Summary—Summary Historical Condensed Consolidated Financial and Other Data” in the Offering Memorandum). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such indebtedness during the applicable period.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)    Consolidated Interest Expense of such Person for such period;

(2)    all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3)    all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of a jurisdiction outside of the United States.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date, except for any reports required to be delivered under Section 4.02, which shall be prepared in accordance with GAAP in effect on the date thereof. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP, and upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS pursuant to the previous sentence.

“Government Securities” means securities that are:

(1)    direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank), in each case whether associated with a state or locality of the U.S., the U.S., or a foreign government.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Company’s Obligations under this Indenture and the Notes pursuant to Article 10.

“Guarantor” means each Person that Guarantees the Notes in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies (including, for the avoidance of doubt, under all “Hedging Obligations” as defined in the Senior Credit Facilities).

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002, as in effect from time to time, to the extent relevant to the applicable financial statements.

“Indebtedness” means, with respect to any Person, without duplication:

(1)    any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)    in respect of borrowed money;

(b)    evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)    representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation, in each case accrued in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable and (iii) any such obligations under ERISA or liabilities associated with customer prepayments; or

(d)    representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit (other than commercial letters of credit) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)    to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)    to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, however, that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset at such date of determination, and (ii) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and (2) deferred or prepaid revenues.

Notwithstanding anything in this Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Indenture but for the application of this sentence shall not be deemed an incurrence of Indebtedness under this Indenture.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial ABL Agent” means Citibank, N.A., as collateral agent under the Initial ABL Facility and its successors and permitted assigns thereunder.

“Initial ABL Facility” means the asset-based revolving credit facility in an aggregate principal amount of $600,000,000 incurred under the Senior Credit Facilities.

“Initial PP&E Agent” means Credit Suisse AG, as administrative agent under the tranche C term loan facility of the Senior Credit Facilities, and its successors and permitted assigns thereunder in such capacity.

“Initial PP&E First Lien Term Facility” means the tranche C term loan facility in an initial aggregate principal amount of $1,900,000,000, incurred under the Senior Credit Facilities.

“Initial Purchaser” means Deutsche Bank AG, London Branch.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Company or any Guarantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Company or any Guarantor or with respect to any of their respective assets, (c) any liquidation, dissolution, reorganization or winding up of the Company or any Guarantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company or any Guarantor.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P, BBB by Fitch, or, in any such case, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)    securities or instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(3)    investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)    corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers, directors, distributors, consultants and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes thereto) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. The amount of any Investment shall be deemed to be the amount actually invested, without adjustment for subsequent increases or decreases in value or any write-downs or write-offs, but giving effect to any repayments thereof in the form of loans and any return on capital or return on

Investment in the case of equity Investments (whether as a distribution, dividend, redemption or sale but not in excess of the amount of such Investment). For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:

“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(1)    the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(2)    the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(3)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.

“Issue Date” means June 29, 2017.

“Legal Holiday” means a Saturday, a Sunday or any other day on which commercial banking institutions are not required by law, regulation or executive order to be open in the State of New York or in the jurisdiction of the place of payment. If a payment date at a place of payment is on a Legal Holiday, payment shall be made at that place on the next succeeding Business Day, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, deed of trust, hypothecation, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by the Company or one or more of its Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third party financing; provided that the Consolidated Net Income (and any other financial term derived therefrom), other than for purposes of calculating any ratios in connection with the Limited Condition Acquisition, shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Major Non-Controlling PP&E First Lien Agent” means, with respect to any Shared Collateral, the PP&E First Lien Agent of the Series of other PP&E First Lien Obligations that constitutes the largest outstanding principal amount (including contingent reimbursement agreements in respect of letters of credit) of any then outstanding Series of PP&E First Lien Obligations with respect to such Shared Collateral; provided, however, that if there are two outstanding Series of other PP&E First Lien Obligations which have an equal outstanding principal amount, the Series of other PP&E First Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition and if such Series of other PP&E First Lien Obligations have the same existing principal amount and same maturity date, the Major Non-Controlling PP&E First Lien Agent shall be determined by vote of the Holders of such Series of other PP&E First Lien Obligations constituting a majority of the amount of such Series of other PP&E First Lien Obligations.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) secured by a Lien on the assets disposed of required (other than required by Section 4.06(b)(i)) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Note Documents” means this Indenture, the Notes and the Security Documents.

“Notes” has the meaning given to such term in the Preamble to this Indenture.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnification, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Offering Memorandum relating to the offering of the Original Notes dated June 23, 2017.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Secretary or an Assistant Secretary of the Company.

“Officer’s Certificate” means a certificate signed by an Officer of the Company, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company or such other person appointed by any of the foregoing, in each case, who meets the requirements set forth in this Indenture, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Parent Company” means any Person that is a direct or indirect parent (which may be organized as, among other things, a partnership) of the Company.

“Paying Agent” means an office or agency maintained by the Company pursuant to the terms of this Indenture, where Notes may be presented for payment.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any Cash Equivalents received must be applied in accordance with Section 4.06.

“Permitted Holder” means the Related Parties and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor provision) of which any of the Related Parties are members.

“Permitted Investments” means:

(1)    any Investment in the Company or any of its Restricted Subsidiaries;

(2)    any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3)    any Investment by the Company or any of its Restricted Subsidiaries in a Person (including in the Equity Interests of such Person) if as a result of such Investment (a) such Person becomes a Restricted Subsidiary or (b) such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4)    any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 4.06(a) or any other disposition of assets not constituting an Asset Sale;

(5)    any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any extension, modification, replacement, renewal or reinvestments of any such Investments existing or committed on the Issue Date (other than reimbursements of Investments in the Company or any Subsidiary); provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment or commitment as in existence on the Issue Date or (y) as otherwise permitted under this Indenture;

(6)    any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)    in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable;

(b)    as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(c)    as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates; or

(d)    in settlement of debts created in the ordinary course of business;

(7)    Hedging Obligations permitted under Section 4.03(b)(x);

(8)    Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 4.04(a)(3);

(9)    guarantees (including Guarantees) of Indebtedness permitted under Section 4.03, performance guarantees and Contingent Obligations in the ordinary course of business and the creation of liens on the assets of the Company or any of its Restricted Subsidiaries in compliance with Section 4.12, including, without limitation, any guarantee or other obligation issued or incurred under the Senior Credit

Facilities in connection with any letter of credit issued for the account of the Company or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(10)    any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 4.07(b) (except transactions described in clauses (ii) and (v) thereof);

(11)    Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment, or intellectual property, or the licensing or contribution of intellectual property pursuant to any distribution, service, joint marketing, co-branding, co-distribution or other similar arrangement, however denominated;

(12)    Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding, not to exceed the greater of (x) $300.0 million and (y) 4.25% of Consolidated Total Assets (with the fair market value of each investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (12) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary;

(13)    Investments relating to a Receivables Subsidiary that, in the good faith determination of the Company, are necessary or advisable to effect any Receivables Facility;

(14)    loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, managers, consultants or independent contractors and members of management of the Company (or their respective immediate family members), any of its Subsidiaries or any direct or indirect parent of the Company not to exceed $10.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) (calculated without regard to write-downs or write-offs thereof);

(15)    loans and advances to present or former officers, directors, employees, consultants, managers, members of management and independent contractors of payroll payments or other compensation and for travel, moving, entertainment and other similar expenses, drawing accounts and similar expenditures, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect Parent Company thereof;

(16)    Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(17)    Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course;

(18)    Investments in any Subsidiary or any joint venture as required by, or made pursuant to, intercompany cash management arrangements, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements or related activities arising in the ordinary course of business;

(19)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(20)    Investments in joint ventures having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding, not to exceed the greater of (i) $300.0 million and (ii) 4.25% of Consolidated Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(21)    the Notes and the related Guarantees;

(22)    guarantees of leases (other than capital leases) or of other obligations not constituting Indebtedness, in each case in the ordinary course of business;

(23)    Investments constituting advances, deposits, prepayments and other credits to, and guarantees for the benefit of, existing or potential suppliers, customers, distributors, licensors, licensees, lessee and lessors, in each case, in the ordinary course of business, to maintain the ordinary course of business or where there is a reasonable expectation for a material commercial benefit, as the case may be;

(24)    extensions of trade credit and the conversion of overdue trade receivables into notes receivables in each case in the ordinary course of business; and

(25)    Investments in notes receivables payable to the Company or any Restricted Subsidiary by the purchasers of assets purchased pursuant to dispositions permitted in accordance with Section 4.06.

“Permitted Liens” means, with respect to any Person:

(1)    (a) (i) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax and other social security laws or similar legislation or regulations, health, disability or other employee benefits or property and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty, liability or other insurance to the Company and its Subsidiaries; or (b) Liens, pledges and deposits in connection with bids, tenders, contracts (other than for Indebtedness for borrowed money) or leases, statutory obligations, surety, stay, customs, bid and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, performance and completion guarantees and other obligations of a like nature (including letters of credit in lieu of any such items or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items described in this clause (1);

(2)    Liens imposed by law, such as landlord’s, banks’, carriers’, warehousemen’s, workmen’s, materialmen’s, repairmen’s, construction and mechanics’ Liens, (i) for sums not yet overdue for a period of more than 30 days, (ii) being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or (iii) with respect to which the failure to make payment could not reasonably be expected to have a material adverse effect;

(3)    Liens for taxes, assessments or other governmental charges (i) not yet overdue for a period of more than 30 days, (ii) which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, (iii) for property taxes on property that the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property or (iv) with respect to which the failure to make payment could not reasonably be expected to have a material adverse effect;

(4)    Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice or industry practices prior to the Issue Date;

(5)    minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(6)    Liens securing Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (iv), (xiv)(y) or (xviii) of Section 4.03(b); provided that (a) Liens securing Indebtedness, Disqualified Stock or Preferred Stock to be Incurred pursuant to Section 4.03(b)(iv) are limited to the assets financed with such Indebtedness, Disqualified Stock or Preferred Stock and any replacements thereof, additions and accessions thereto and the proceeds and products thereof and after-acquired and other related property; provided further that individual financings of assets provided by a counterparty may be cross-collateralized to other financings of assets provided by such counterparty and, (b) Liens securing Indebtedness permitted to be incurred pursuant to Section 4.03(b) (xiv)(y) are solely on property or the assets or Capital Stock of the acquired, merged, amalgamated or consolidated entity, as the case may be, and improvements thereon and the proceeds and the products thereof and after-acquired property and (c) Liens securing Indebtedness permitted to be incurred pursuant to clause (xviii) of Section 4.03(b) extend only to the assets of non-Guarantor Subsidiaries;

(7)    Liens existing on the Issue Date (other than any Lien securing the Borrowing Base Priority Obligations or the PP&E First Lien Obligations outstanding on the Issue Date (including, without limitation, the Existing Notes));

(8)    Liens existing on property or shares of stock of a Person at the time such Person becomes a Subsidiary (provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary) and any replacement, extension or renewal of any such Lien (to the extent the indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Indenture); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(9)    Liens existing on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, amalgamation or consolidation; provided further, however, that such Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(10)    Liens securing Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.03;

(11)    Liens securing Hedging Obligations and in respect of Cash Management Services so long as the related Indebtedness is permitted to be incurred under this Indenture;

(12)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit or bankers’ acceptances, a bank guarantee or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)    leases, subleases, licenses or sublicenses, grants or permits (including with respect to intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and the customary rights reserved or vested in any Person by the terms of any lease, sublease, license, sublicense, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(14)    Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases or accounts in connection with any transaction otherwise permitted under this Indenture;

(15)    Liens in favor of the Company, FinCo or any Guarantor;

(16)    Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business to the Company’s or its Subsidiaries’ customers;

(17)    (a) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility and (b) Liens on assets sold or transferred or purported to be sold or transferred to a Receivables Subsidiary in connection with a Receivables Facility and the proceeds of such assets, including, in each case, Liens on receivables resulting from precautionary Uniform Commercial Code filings or from recharacterization of any such sale as a financing or a loan;

(18)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to the same property that was permitted to secure the original Lien (other than the proceeds and products thereof, accessions thereto, improvements on such property and after-acquired property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under this Indenture, and (ii) an amount necessary to pay any accrued interest and fees (including original issue discount, upfront fees or similar fees) and expenses, including premiums (including tender premiums), related to such refinancing, refunding, extension, renewal or replacement;

(19)    deposits made or other security provided to secure liabilities to insurance brokers, insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(20)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(f) so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(21)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(22)    Liens (i) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23)    Liens deemed to exist in connection with Investments in repurchase agreements or other Cash Equivalents permitted under Section 4.03; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement or other Cash Equivalents;

(24)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25)    Liens that are contractual rights of set-off relating to (i) the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(26)    Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(27)    the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(28)    restrictive covenants affecting the use to which real property may be put; provided, however, that the covenants are complied with;

(29)    security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(30)    zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(31)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(32)    Liens arising from Personal Property Security Act financing statement filings regarding leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(33)     (i) customary transfer restrictions and purchase options in joint venture and similar agreements, (ii) Liens on Equity Interests in joint ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (iii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly Owned Subsidiaries entered into in the ordinary course of business;

(34)     (i) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business, (ii) Liens arising out of conditional sale, title retention or similar arrangements for the sale of goods in the ordinary course of business and (iii) Liens arising by operation of law under Article 2 of the Uniform Commercial Code;

(35)    Liens on the assets of non-Guarantor Subsidiaries of the Company (i) securing Indebtedness permitted to be incurred by non-Guarantor Subsidiaries under this Indenture or (ii) to the extent arising mandatorily under applicable law;

(36)    other Liens securing obligations not to exceed the greater of (x) $400.0 million and (y) 6.0% of Consolidated Total Assets, at any one time outstanding; provided that, any Liens securing Borrowing Base Priority Obligations under this clause (36) will be pari passu with the Liens securing any other Borrowing Base Priority Obligations;

(37)    Liens securing reimbursement obligations in respect of documentary letters of credit or bankers’ acceptances in the ordinary course of business, provided that such Liens attach only to the documents and goods covered thereby and proceeds thereof;

(38)    Liens securing (a) the Notes and the related Guarantees (not including any Additional Notes) and (b) the Existing Notes and the related guarantees thereof;

(39)    Liens on the Collateral securing Borrowing Base Priority Obligations and/or PP&E First Lien Obligations in respect of Indebtedness and other obligations permitted to be incurred under any Credit Facilities, including any letter of credit facility relating thereto, that was permitted to be incurred pursuant to Section 4.03(b)(i);

(40)    Liens on the Collateral securing PP&E First Lien Obligations in respect of Indebtedness and other obligations permitted to be incurred under any Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the indenture to be incurred pursuant to the covenant described under Section 4.03; provided that, with respect to Liens securing PP&E First Lien Obligations under this clause (40), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio of the Company and its Restricted Subsidiaries would have been no greater than 3.75 to 1.00;

(41)    Liens on the Collateral securing PP&E Second Lien Obligations and which Liens are made junior to the Liens securing PP&E First Lien Obligations pursuant to the Collateral Trust Agreement; provided that such Indebtedness was permitted to be incurred under the covenant described under Section 4.03;

(42)    any encumbrance or restriction (including put, call arrangements, tag, drag, right of first refusal and similar rights) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(43)    Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided that such satisfaction or discharge is permitted under this Indenture;

(44)    agreements to subordinate any interest of the Company or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Company or any Restricted Subsidiary pursuant to an agreement entered into the ordinary course of business or consistent with industry practice;

(45)    Liens securing Guarantees of any Indebtedness or other obligations otherwise permitted to be secured by a Lien under this Indenture;

(46)    Liens in connection with a Sale and Lease-Back Transaction;

(47)    Liens arising pursuant to Section 107(1) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any environmental law; and

(48)    Liens disclosed by the title insurance reports or policies delivered on or prior to the Issue Date and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Indenture); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal.

For purposes of determining compliance with this definition, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (z) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (36), (38), (39), (40) or (41) above (giving effect to the incurrence of such portion of such Indebtedness), the Company, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clauses (36), (38), (39), (40) or (41) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PP&E Agent” means each PP&E First Lien Agent and each PP&E Second Lien Agent.

“PP&E Collateral” means all of the tangible and intangible properties and assets at any time owned or acquired by the Company or any Guarantor, except Borrowing Base Collateral and Excluded Assets.

“PP&E Credit Agreement Secured Obligations” means all Obligations under the Initial PP&E First Lien Term Facility and under or with respect to any other Term Loans under the Credit Agreement, including, in each case, all amounts accruing on or after the commencement of any Insolvency or Liquidation Proceeding relating to any Grantor and all amounts that would have accrued or become due under the terms of the Initial PP&E First Lien Term Facility or such Term Loans but for the effect of the Insolvency or Liquidation Proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency or Liquidation Proceeding.

“PP&E Credit Agreement Secured Parties” means, at any relevant time, the holders of PP&E Credit Agreement Secured Obligations at that time.

“PP&E First Lien Agent” means, at any time, (i) in the case of any PP&E Credit Agreement Secured Obligations or the PP&E Credit Agreement Secured Parties, the Initial PP&E Agent, (ii) in the case of the Obligations under the Existing Notes, the Existing Notes Trustee, (iii) in the case of the Obligations under this Indenture or the Holders of the Notes, the Trustee, and (iv) in the case of any other Series of other PP&E First Lien Obligations or PP&E First Lien Secured Parties, the Person named as PP&E First Lien Agent for such Series in the applicable joinder agreement.

“PP&E First Lien Documents” means, with respect to the PP&E Credit Agreement Secured Obligations, the Credit Agreement Loan Documents, and with respect to the other PP&E First Lien Obligations, the documents governing such other PP&E First Lien Obligations.

“PP&E First Lien Obligations” means, collectively, (i) the PP&E Credit Agreement Secured Obligations and (ii) all other Obligations under any PP&E First Lien Term Facility under the PP&E First Lien Documents, including any and all amounts payable under the PP&E First Lien Documents with respect to any PP&E First Lien Term Facility, as amended, restated, supplemented or otherwise modified from time to time, including principal, premium, interest accrued or accruing (or which would absent the commencement of an Insolvency or Liquidation Proceeding accrue), fees, attorneys’ fees, costs, charges, expenses, reimbursement obligations, any obligation to post cash collateral in respect of letters of credit, indemnities, guarantees, and all other amounts payable thereunder (including, in each case, all amounts accruing on or after the commencement of any Insolvency or Liquidation Proceeding (or that would accrue but for the commencement of such Insolvency or Liquidation Proceeding) relating to the Company or any Guarantor or any other Person irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in any Insolvency or Liquidation Proceeding), including the Obligations under this Indenture.

“PP&E First Lien Secured Parties” means (i) the PP&E Credit Agreement Secured Parties and (ii) the PP&E First Lien Secured Parties with respect to each Series of Other PP&E First Lien Obligations.

“PP&E First Lien Security Document” means any agreement, document or instrument pursuant to which a Lien is granted, or purported to be granted, securing any PP&E First Lien Obligations or under which rights or remedies with respect to such Liens are governed, including without limitation, the Collateral Agreement and the Collateral Trust Agreement, in each case as amended, restated, supplemented or otherwise modified from time to time.

“PP&E First Lien Term Facility” means:

(1)    Indebtedness represented by the Notes initially issued by the Company under the Indenture on the Issue Date;

(2)    Indebtedness represented by the Existing Notes;

(3)    the Initial PP&E First Lien Term Facility;

(4)    any other credit agreement, loan agreement, note agreement, indenture or other agreement evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to extend, replace or refinance in whole or in part the Initial PP&E First Lien Term Facility, in each case in accordance with the terms of the Indenture, as amended, restated, supplemented or otherwise modified from time to time; and

(5)    any other credit agreement, loan agreement or other agreement with banks or other institutional or commercial lenders providing for loans or other extensions of credit or any indenture or other debt instrument or agreement providing for bonds, notes, other loans or other extensions of credit (including, without limitation, with respect to any permitted first priority refinancing debt and any incremental equivalent debt), in the case of clauses (4) and (5), that (a) is secured by the Collateral on a pari passu basis with the other PP&E First Lien Obligations, (b) is designated as a PP&E First Lien Term Facility by the Company in an Officer’s Certificate delivered to each ABL Agent and each PP&E Agent and which also contains a certification that the incurrence of the Indebtedness under such credit agreement, loan agreement, note agreement, indenture or other agreement is permitted to be incurred and so secured by the Collateral by the ABL Loan Documents and the PP&E Loan Documents and (c) otherwise complies with the terms of the ABL Intercreditor Agreement and the Collateral Trust Agreement.

“PP&E Loan Documents” means the PP&E First Lien Documents and the PP&E Second Lien Loan Documents.

“PP&E Pari Passu Intercreditor Agreement” shall mean, that certain Pari Passu Intercreditor Agreement dated as of March 30, 2017 among the Initial PP&E Agent, the Existing Notes Trustee, the Collateral Trustee and the Company and Guarantors, providing that the Liens securing the Notes shall rank pari passu with the Liens securing the obligations in respect of the term loans made under the Initial PP&E First Lien Term Facility, the Existing Notes, and any other PP&E First Lien Obligations (but without regard to control of remedies), and subject to the other exceptions set forth therein to which the Trustee on behalf of the holders of the Notes will execute a joinder agreement.

“PP&E Priority Obligations” means the PP&E First Lien Obligations and the PP&E Second Lien Obligations.

“PP&E Second Lien Agent” means each agent or trustee under any PP&E Second Lien Credit Agreement, in each case, together with any successor thereto.

“PP&E Second Lien Credit Agreement” means any loan agreement, credit agreement or other agreement with banks or other institutional or commercial lenders providing for loans or other extensions of credit or any indenture or other debt instrument or agreement providing for bonds, notes, other loans or other extensions of credit (including, without limitation, with respect to any Permitted Second Priority Refinancing Debt), in each case, that (i) is secured by the Collateral on a basis junior to the PP&E First Lien Obligations, (ii) is designated as a PP&E Second Lien Credit Agreement by the Company in a writing delivered to each ABL Agent and each PP&E Agent and which also contains a certification by the Company that the incurrence of the Indebtedness under such credit agreement, loan agreement, note agreement, indenture or other agreement is permitted to be incurred and so secured by the Collateral by the ABL Loan Documents and the PP&E Loan Documents and otherwise complies with the terms of the ABL Intercreditor Agreement and the Collateral Trust Agreement

“PP&E Second Lien Loan Documents” means each PP&E Second Lien Credit Agreement, each PP&E Second Lien Security Document and each other “Loan Document” as defined in any PP&E Second Lien Credit Agreement (or any similar term as defined in any such agreement).

“PP&E Second Lien Obligations” means all obligations and all liabilities (contingent or otherwise) relating to any PP&E Second Lien Credit Agreement under the PP&E Second Lien Loan Documents, including any and all amounts payable under the PP&E Second Lien Loan Documents with respect to the PP&E Second Lien Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time, including principal, premium, interest accrued or accruing (or which would absent the commencement of an Insolvency or Liquidation Proceeding accrue), fees, attorneys’ fees, costs, charges, expenses, reimbursement obligations, any obligation to post cash collateral in respect of letters of credit, indemnities, guarantees, and all other amounts payable thereunder (including, in each case, all amounts accruing on or after the commencement of any Insolvency or Liquidation Proceeding (or that would accrue but for the commencement of such Insolvency or Liquidation Proceeding) relating to the Company or any Guarantor or any other Person irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in any Insolvency or Liquidation Proceeding).

“PP&E Second Lien Security Documents” means any agreement, document or instrument pursuant to which a Lien is granted, or purported to be granted, securing any PP&E Second Lien Obligations or under which rights or remedies with respect to such Liens are governed as amended, restated, supplemented or otherwise modified from time to time.

“PP&E Second Lien Secured Parties” means, at any relevant time, the holders of PP&E Second Lien Obligations at that time.

“PP&E Secured Parties” means, at any relevant time, the PP&E First Lien Secured Parties and the PP&E Second Lien Secured Parties.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Principal” means Carl Icahn.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Company in good faith.

“Qualifying IPO” means the issuance and sale by any direct or indirect Parent Company of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement (whether alone or in connection with a secondary public offering) pursuant to which net proceeds are received by any direct or indirect Parent Company and contributed to the Company or any Restricted Subsidiary.

“Rating Agencies” means Moody’s, S&P and Fitch, or if Moody’s, S&P and Fitch or any of the foregoing shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s, S&P and Fitch or any of the foregoing, as the case may be.

“Receivable” means a payment owing to a Person (whether constituting an account, chattel paper, document, instrument or general intangible) arising from the provision of merchandise, goods or services by such Person, including the right to payment of any interest or finance charges and other obligations owing to such Person with respect thereto.

“Receivables Facility” means any transaction or series of transactions in one or more receivables financing facilities entered into by the Company or any of its Restricted Subsidiaries pursuant to which such party consummates a “true sale” of receivables, drafts, bills of exchange or similar right to payment to (i) a Person that is not a Restricted Subsidiary; or (ii) a Receivables Subsidiary that in turn sells such asset to a Person that is not a Restricted Subsidiary, in each case, on market terms as determined in good faith by the Company; provided that such Receivables Facility is (x) non-recourse to the Company and the Restricted Subsidiaries (except for Securitization Undertakings made in connection with such Receivables Facility) and their assets, other than any recourse solely attributable to a breach by the Company or any Restricted Subsidiary of representations and warranties that are customarily made by a seller in connection with a “true sale” of receivables, drafts, bills of exchange or similar rights to payment on a non-recourse basis and (y) consummated pursuant to customary contracts, arrangements or agreements entered into with respect to the “true sale” of receivables, drafts, bills of exchange or similar rights to payment, as applicable, on market terms for similar transactions.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Refinancing” means the offering of the Notes and the use of proceeds therefrom as described in the Offering Memorandum.

“Refinancing Expenses” means all fees and expenses, including any prepayment penalties or premiums and fees of counsel, related to the Refinancing.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Party” or “Related Parties” means (1) the Principal and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (b) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each an “Entity” and collectively “Entities”) controlled by (as defined in the definition of “Affiliate”) one or more members of the Family Group; (c) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that, either legally or in practical effect, enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights hereinafter referred to as “Veto Power”); (d) the estate of any member of the Family Group; (e) any trust created (in whole or in part) by any one or more members of the Family Group; (f) any individual or Entity who receives an interest in any estate or trust listed in clauses (d) or (e), to the extent of such interest; (g) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (h) any organization described in Section 501(c) of the Code, over which any one or more members of the Family Group and the trusts and estates listed in clauses (d), (e) and (g) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the Code); (i) any organization described in Section 501(c) of the Code of which a member of the Family Group is an officer, director or trustee; or (j) any Entity, directly or indirectly (i) owned or controlled by (as defined in the definition of “Affiliate”) or (ii) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses (a) through (i) above. For the purposes of this definition of “Related Party,” and for the avoidance of doubt, in addition to any other Person or Persons that may be considered to possess control, (x) a partnership shall be considered controlled by a general partner or managing general partner thereof, (y) a limited liability company shall be considered controlled by a managing member of such limited liability company and (z) a trust or estate shall be considered controlled by any trustee, executor, personal representative, administrator or any other Person or Persons having authority over the control, management or disposition of the income and assets therefrom.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Priority Obligations” means the PP&E Second Lien Obligations.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Secured Obligations” shall mean, collectively, the First Priority Obligations and the Second Priority Obligations.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Undertakings” means representations, warranties, covenants, repurchase obligations, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be required by a seller or servicer (or parent of such seller or servicer) in a Receivables Facility.

“Security Documents” means the Collateral Trust Agreement, the ABL Intercreditor Agreement, the PP&E Pari Passu Intercreditor Agreement, each respective joinder to the Collateral Trust Agreement, the ABL Intercreditor Agreement or the PP&E Pari Passu Intercreditor Agreement, any second lien intercreditor agreement, all security agreements, pledge agreements, control agreements, collateral assignments, mortgages, deeds of trust or other grants or transfers for security or agreements related thereto executed and delivered by the Company or any Guarantor creating or perfecting (or purporting to create or perfect) or perfecting a Lien upon Collateral in favor of the Collateral Trustee on behalf of the trustee and the Holders of the Notes to secure the Notes and the Guarantee, in each case, as amended, modified, restated, supplemented or replaced from time to time.

“Senior Credit Facilities” means (1) the Term Loan and Revolving Credit Agreement dated as of December 27, 2007 and as amended as of April 15, 2014 (referred to herein as the “Credit Agreement”), among the Company, the other borrowers and guarantors party thereto, the subsidiaries of the Company party thereto from time to time, the lenders party thereto from time to time in their capacities as lenders thereunder and Citicorp USA, Inc., as administrative agent for the lenders, including one or more debt facilities or other financing arrangements (including, without limitation indentures) providing for term loans, revolving loans or other long-term indebtedness that replace or refinance such credit facility, including any such replacement or refinancing facility or indenture that increases or decreases the amount permitted to be borrowed thereunder or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements or refundings thereof or any such indentures or credit facilities that replace or refinance such credit facility and (2) whether or not the credit agreement referred to in clause (1) remains outstanding, if designated by the Company to be included in the definition of “Senior Credit Facilities,” one or more (i) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, Receivables Facilities (including through the sale of receivables to lenders or to special purpose entities formed to borrower from lenders against such receivables) or letters of credit, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (iii) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different arrangements, agents, lenders, borrowers or issuer and, in each case, as amended, restated, amended and restated, supplemented, waived, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified in whole or in part from time to time.

“Series” means (i) with respect to the PP&E First Lien Secured Parties, each of (A) the PP&E Credit Agreement Secured Parties (in their capacities as such), (B) the holders of the Existing Notes (in their capacities as such), (C) the Holders of the Notes (in their capacities as such), and (D) the PP&E First Lien Secured Parties that become subject to the PP&E Pari Passu Intercreditor Agreement after the date hereof that are represented by a common PP&E First Lien Agent (in its capacity as such for such PP&E First Lien Secured Parties) and (ii) with respect to any PP&E First Lien Obligations, each of (A) the PP&E Credit Agreement Secured Obligations, (B) the holders of the Existing Notes, (C) the Holders of the Notes and (D) the other PP&E First Lien Obligations incurred pursuant to any other PP&E First Lien Document, which pursuant to any applicable joinder agreement, are to be represented hereunder by a common PP&E First Lien Agent (in its capacity as such for such other PP&E First Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of PP&E First Lien Obligations (or their respective PP&E First Lien Agents or the Collateral Trustee on behalf of such holders) hold, or purport to hold, a valid security interest or Lien at such time. If more than two Series of PP&E First Lien Obligations are outstanding at any time and the holders of less than all Series of PP&E First Lien Obligations hold, or purport to hold, a valid security interest or Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of PP&E First Lien Obligations that hold a valid security interest or Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have, or purport to have, a valid security interest or Lien in such Collateral at such time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is a reasonable extension, development or expansion of any of the foregoing or is similar, reasonably related, incidental or ancillary thereto.

“Subordinated Indebtedness” means, with respect to the Notes, (1) any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes, and (2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Tax Amount” means, for any taxable period (or portion thereof) during which the Company is treated as a passthrough entity or disregarded entity or filing a consolidated return within a parent entity for U.S. federal income tax purposes, the combined federal, state and local income taxes, including estimated taxes, that would be payable by the Company if it were a Delaware corporation filing a consolidated tax return as the parent of a consolidated group only including the Company and its applicable Restricted Subsidiaries for such period; provided that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards or other carryforwards or tax attributes, such as alternative minimum tax carryforwards, that would have arisen if Company were a Delaware corporation (but assuming these assets are carried forward in their entirety, notwithstanding any rule permitting carrybacks) shall be taken into account but only to the extent such carryforward attributes arise after the date hereof, subject to any limitations on the utilization of any such carryforwards or attributes imposed by law; provided further that (i) if there is an adjustment in the amount of the relevant taxable income for any period, an appropriate positive or negative adjustment shall be made in the Tax Amount, (ii) the Tax Amount shall be reduced by any amounts paid directly by the Company or its Restricted Subsidiaries with respect to their tax liability and (iii) any Tax Amount other than amounts relating to estimated taxes shall be computed by a nationally recognized accounting firm (but, including in any event, the Company’s auditors); provided further that payments with respect to any taxes attributable to any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Company for the purposes of paying taxes.

“Trust Officer” means when used with respect to the Trustee, any officer assigned to the Corporate Trust division (or any successor division or unit) of the Trustee located at the Corporate Trust Office of the Trustee, who shall have direct responsibility for the administration of this Indenture, and for purposes of Section 7.01(c)(2) shall also include any other officer of the Trustee to whom any corporate trust matter relating to this Indenture is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Trustee” means the party named as such in the Preamble of this Indenture until a successor replaces it and, thereafter, means the successor.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

“Unrestricted Subsidiary” means:

(1)    any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(2)    any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary (other than FinCo) unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1)    any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Company;

(2)    such designation complies with Section 4.04; and

(3)    each of:

(a)    the Subsidiary to be so designated; and

(b)    its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1)    the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or

(2)    the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)    the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)    the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Section 1.02    Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.06(b)
“Additional Amounts”	4.16
“Affiliate Transaction”	4.07
“Appendix”	2.01
“Asset Sale Offer”	4.06(b)
“Authenticating Agent”	2.03
“Authentication Order”	2.03
“Change in Tax Law”	Appendix A
“Change of Control Offer”	4.08(a)
“Change of Control Payment”	4.08(a)

Term	Defined in Section
“Change of Control Payment Date”	4.08(b)(iii)
“Clearstream”	Appendix A
“covenant defeasance option”	8.01(c)
“Covenant Suspension Event”	4.14(a)
“Definitive Note”	Appendix A
“Depository”	1.01
“Determination Date”	Appendix A
“euro zone”	Appendix A
“Euroclear”	Appendix A
“Event of Default”	6.01
“Excess Proceeds”	4.06(b)
“Foreign Disposition”	4.06(b)
“Global Notes”	Appendix A
“Global Notes Legend”	Appendix A
“Guaranteed Obligations”	10.01(a)
“IAI”	Appendix A
“incur”	4.03(a)
“Initial Purchaser”	Appendix A
“Interest Period”Appendix A	Appendix A
“legal defeasance option”	8.01(c)
“Original Notes”	Preamble
“Parallel Debt”	12.08
“Paying Agent”	1.01
“Payor”	4.16
“protected purchaser”	2.08
“Purchase Agreement”	Appendix A
“QIB”	Appendix A
“Refinancing Indebtedness”	4.03(b)(xiii)
“Refunding Capital Stock”	4.04(b)(ii)(A)
“Register”	2.04(b)
“Registrar”	2.04(b)
“Regulation S”	Appendix A
“Regulation S Global Notes”	Appendix A
“Regulation S Permanent Global Note”	Appendix A
“Regulation S Temporary Global Note”	Appendix A
“Regulation S Notes”	Appendix A
“Relevant Taxing Jurisdiction”	4.16
“Restricted Period”	Appendix A
“Restricted Notes Legend”	Appendix A
“Reversion Date”	4.14(a)
“Rule 144A”	Appendix A
“Rule 144A Global Notes”	Appendix A
“Rule 144A Notes”	Appendix A
“Rule 501”	Appendix A
“Successor Person”	5.01(b)(i)(A)
“Successor Company”	5.01(a)(i)
“Successor Finco”	5.01(c)
“Suspended Covenants”	4.14(a)
“Suspension Period”	4.14(a)
“Tax Redemption Date”	Appendix A
“Transfer Restricted Notes”	Appendix A
“Treasury Capital Stock”	4.04(b)
“Unrestricted Definitive Note”	Appendix A
“Unrestricted Global Note”	Appendix A

Section 1.03    Rules of Construction. Unless the context otherwise requires:

(a)    a term has the meaning assigned to it;

(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)    “or” is not exclusive;

(d)    “including” means including without limitation;

(e)    words in the singular include the plural and words in the plural include the singular;

(f)    unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness, and senior Indebtedness shall not be deemed to be subordinate or junior to any other senior Indebtedness merely by virtue of its junior priority with respect to the same collateral;

(g)    “$” and “U.S. Dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts;

(h)    “€” and “euro” each refer to the single currency of participating member states of the EMU;

(i)    “consolidated” means, with respect to any Person, such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary shall be accounted for as an Investment;

(j)    “will” shall be interpreted to express a command;

(k)    provisions apply to successive events and transactions;

(l)    unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;

(m)    the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(n)    references to sections of, or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time; and

(o)    unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture.

Section 1.04    Limited Condition Acquisition. When calculating the availability under any basket or ratio under this Indenture, in each case in connection with a Limited Condition Acquisition, the date of determination of such basket or ratio and of any Default or Event of Default shall, at the option of the Company, be the date the definitive agreements for such Limited Condition Acquisition are entered into and such baskets or ratios shall be calculated on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds therefrom) as if they occurred at the beginning of the applicable reference period for purposes of determining the ability to consummate any such Limited Condition Acquisition (and not for purposes of any subsequent availability of any basket or ratio), and, for the avoidance of doubt, (x) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in EBITDA of the Company or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Acquisition, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted under this Indenture and (y) such baskets or ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, then any such transactions (including any incurrence of Indebtedness and the use of proceeds therefrom) shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the date of such agreement and before the consummation of such Limited Condition Acquisition.

Section 1.05    Acts of Holders.

(a)    Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.05.

(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgements of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)    The ownership of Notes shall be proved by the Register.

(d)    Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e)    The Company may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders, but the Company shall have no obligation to do so.

(f)    Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g)    Without limiting the generality of the foregoing, a Holder, including the Depository, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and the Depository may provide its proxy to the beneficial owners of interests in any such Global Note through such Depository’s standing instructions and customary practices.

(h)    The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by Common Depository entitled under the procedures of such Depository to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date.

ARTICLE 2

THE NOTES

Section 2.01    Amount of Notes. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture on the Issue Date is €350,000,000.

The Issuers may from time to time after the Issue Date issue Additional Notes under this Indenture in an unlimited principal amount, so long as (i) the incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Section 4.03 and (ii) such Additional Notes are issued in compliance with the other applicable provisions of this Indenture. With respect to any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.07, 2.08, 2.09, 2.10, 3.06, 3.08, 4.08(c) or Appendix A (the “Appendix”)), there shall be (a) established in or pursuant to a resolution of the board of directors of each of the Issuers and (b) (i) set forth or determined in the manner provided in an Officer’s Certificate or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:

(1)    the aggregate principal amount of such Additional Notes to be authenticated and delivered under this Indenture;

(2)    the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; and

(3)    if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A or Exhibit B hereto, as applicable, and any circumstances in addition to or in lieu of those set forth in Section 2.2 of the Appendix in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the Depository for such Global Note or a nominee thereof.

If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the board of directors of each of the Issuers, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of each of the Issuers and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.

The Notes, including any Additional Notes, shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Section 2.02    Form and Dating. Provisions relating to the Notes are set forth in the Appendix, which is hereby incorporated into and expressly made a part of this Indenture. The (i) Original Notes and the certificate of authentication and (ii) any Additional Notes and the certificate of authentication shall each be substantially in the form of Exhibit A or Exhibit B hereto, as applicable, which are hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which any Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuers). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.03    Execution and Authentication. The Trustee or the Authenticating Agent, as applicable, shall authenticate and make available for delivery upon a written order of the Issuers signed by one Officer of each of the Issuers (an “Authentication Order”) (a) Original Notes for original issue on the date hereof in an aggregate principal amount of €350,000,000 and (b) subject to the terms of this Indenture, Additional Notes in an aggregate principal amount to be determined at the time of issuance and specified therein. Such Authentication Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated. Notwithstanding anything to the contrary in this Indenture or the Appendix, any issuance of Additional Notes after the Issue Date shall be in a principal amount of at least €100,000 and integral multiples of €1,000 in excess thereof.

One Officer of each of the Issuers shall sign the Notes for the Issuers by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee or the Authenticating Agent authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be entitled to any benefit under this Indenture or valid until an authorized signatory of the Trustee or the Authenticating Agent manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee or the Issuers may appoint one or more authenticating agents (each an “Authenticating Agent”) reasonably acceptable to the Issuers to authenticate the Notes. An Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands. The Issuers hereby initially appoint The Bank of New York Mellon, London Branch as Authenticating Agent, and The Bank of New York Mellon, London Branch hereby accepts such appointment.

Section 2.04    Paying Agent and Registrar.

(a)    The Company shall maintain one or more paying agents (each, a “Paying Agent”) for the Notes, including a Paying Agent in each of (i) the City of London and (ii) Luxembourg, for so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF, but only if the rules of the Luxembourg Stock Exchange so require (which they currently do not), and may appoint additional Paying Agents. The term “Paying Agent” includes any additional paying agent. The Company initially appoints The Bank of New York Mellon, London Branch, as Paying Agent. In addition, the Issuer undertakes that it will ensure that it maintains a Paying Agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to the Council of the European Union Directive 2003/48/EC or any other directive implementing the conclusions of the Economic and Financial Affairs Council (“ECOFIN”) meeting of 26 and 27 November 2000 on the taxation of savings income, or any law implementing, or complying with or introduced in order to conform to, such directive.

(b)    The Company shall also maintain one or more registrars (each, a “Registrar”). The Registrar shall keep a register of the Notes (the “Register”) and of their transfer and exchange. The Company may have one or more co-registrars. The term “Registrar” includes any co-registrars. The Company initially appoints The Bank of New York Mellon SA/NV, Luxembourg Branch, as Registrar.

(c)    The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee or its designee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.06. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(d)    The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee and without prior notice to any Holder; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee (or its designee) shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee. For so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted for trading on the Euro MTF and the rules of the Luxembourg Stock Exchange so require, the Company will publish a notice of any change of Paying Agent or Registrar in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or the website of the Luxembourg Stock Exchange (www.bourse.lu).

(e)    The Company initially appoints The Bank of New York Mellon, London Branch to act as Common Depository with respect to the Global Notes.

Section 2.05    Paying Agent to Hold Money. By 10:00 a.m. London time one Business Day prior to each due date of the principal of and interest on any Note, the Issuers shall deposit with a Paying Agent a sum sufficient to pay such principal and interest when so becoming due. The Issuers shall require each Paying Agent (other than the Trustee) to agree in writing that a Paying Agent shall hold for the benefit of Holders or the Trustee all money held by a Paying Agent for the payment of principal of and interest on the Notes, and shall notify the Trustee in writing of any default by the Issuers in making any such payment. If any of the Issuers or a Wholly Owned Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it for the benefit of the Persons entitled thereto. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee (or the Trustee’s designee) and to account for any funds disbursed by such Paying Agent. Upon complying with this Section, a Paying Agent shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee (or its designee) shall serve as Paying Agent for the Notes.

Section 2.06    Holder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar or if the Paying Agent is not the Registrar, the Company shall furnish, or cause the Registrar to furnish, to the Trustee and the Paying Agent, as applicable, in writing at least five Business Days before each interest payment record date and at such other times as the Trustee or the Paying Agent, as applicable, may request in writing, a list in such form and as of such date as the Trustee or the Paying Agent, as applicable, may reasonably require of the names and addresses of Holders.

Section 2.07    Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with the Appendix. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor of this Indenture are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuers shall execute and the Trustee or Authenticating Agent shall authenticate Notes at the Registrar’s request. The Issuers may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section. The Issuers shall not be required to make, and the Registrar need not register, transfers or exchanges of any Notes (i) selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed), (ii) for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or (iii) between a regular record date and the next succeeding interest payment date.

Prior to the due presentation for registration of transfer of any Note, the Issuers, the Guarantors, the Trustee, the Paying Agent and the Registrar shall deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, any Guarantor, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

Section 2.08    Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee or Authenticating Agent shall authenticate a replacement Note if the requirements of Section 8-405 of the New York UCC are met, such that the Holder (a) satisfies the Issuers or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuers or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the New York UCC (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee. Such Holder shall furnish an indemnity bond sufficient in the judgment of (i) the Trustee to protect the Trustee or (ii) the Issuers to protect the Issuers, the Trustee, a Paying Agent and the Registrar from any loss that any of them may suffer if a Note is replaced. The Issuers and the Trustee may charge the Holder for their expenses in replacing a Note (including without limitation, attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuers in their discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Issuers.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

Section 2.09    Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee or the Authenticating Agent except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.08 and those described in this Section as not outstanding. Subject to Section 13.06, a Note does not cease to be outstanding because the Issuers or an Affiliate of either of the Issuers holds the Note.

If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a protected purchaser.

If a Paying Agent segregates, in accordance with this Indenture, on a redemption date or maturity date or any date of purchase pursuant to an offer to purchase money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed, maturing or purchased, as the case may be, and no Paying Agent is prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.10    Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuers may prepare and the Trustee or Authenticating Agent shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee or Authenticating Agent shall authenticate Definitive Notes and make them available for delivery in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Issuers, without charge to the Holder. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as Definitive Notes.

Section 2.11    Cancellation. The Issuers at any time may deliver Notes to the Trustee or the Registrar for cancellation. The Registrar and each Paying Agent may forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act and the Trustee), except that so long as the Notes are denominated in euro currency, the Registrar may cancel Notes whenever the Trustee may do so. The Issuers may not issue new Notes to replace Notes they have redeemed, paid or delivered to the Trustee or the Registrar for cancellation. The Trustee or Authenticating Agent shall not authenticate Notes in place of cancelled Notes other than pursuant to the terms of this Indenture.

Section 2.12    Defaulted Interest. If the Issuers default in a payment of interest on the Notes, the Issuers shall pay the defaulted interest then borne by the Notes (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuers may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuers shall fix or cause to be fixed any such special record date and payment and shall promptly send or cause to be sent to each affected Holder, the Paying Agent and the Trustee a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Section 2.13    Common Code, ISINs, etc. The Issuers in issuing the Notes may use ISINs and “Common Code” numbers (if then generally in use) and, if so, the Trustee, the Registrar or the Paying Agent shall use ISINs and “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption that reliance may be placed only on the other identification numbers printed on the Notes and that any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers shall promptly advise the Trustee, the Registrar and the Paying Agent in writing of any change in the ISINs and “Common Code” numbers.

Section 2.14    Calculation of Principal Amount of Notes. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes outstanding at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.09 and Section 13.06 of this Indenture. Any such calculation made pursuant to this Section 2.14 shall be made by the Issuers and delivered to the Trustee pursuant to an Officer’s Certificate.

ARTICLE 3

REDEMPTION

Section 3.01    Redemption. The Notes may be redeemed, in whole, or from time to time in part, subject to the conditions and at the redemption prices set forth in Paragraph 5 of the form of Notes set forth in Exhibit A hereto, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest to, but excluding, the redemption date, and, in the case of a redemption pursuant to the “Redemption for Taxation Reasons” provisions of Paragraph 5 of the Notes all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date.

Section 3.02    Applicability of Article. Redemption of Notes at the election of the Issuers or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article.

Section 3.03    Notices to Trustee. If the Issuers elect to redeem Notes pursuant to the optional redemption provisions or “Redemption for Taxation Reasons” provisions of Paragraph 5 of the Notes they shall notify the Trustee and Paying Agent in writing of (i) the paragraph or subparagraph of such Note and the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price. The Issuers shall give notice to the Trustee, the Registrar and the Paying Agent provided for in this Section 3.03 at least 30 days but not more than 60 days before a redemption date if the redemption is pursuant to Paragraph 5 of the Note, provided, notice may be given more than 60 days prior to a redemption date if the notice is issued in connection with Section 8.01. Such notice shall be accompanied by an Officer’s Certificate from the Issuers to the effect that such redemption will comply with the conditions herein. Any such notice may be cancelled at any time by written notice to the Trustee, the Registrar and the Paying Agent prior to notice of such redemption being sent to any Holder and shall thereby be void and of no effect.

In addition, if the Issuers elect to redeem Notes pursuant to the optional redemption or redemption for tax reasons provisions of Paragraph 5 of the Notes prior to the publication or mailing of any notice of redemption of any Notes pursuant to the foregoing, the Issuers shall deliver to the Trustee and the Paying Agent (a) an Officer’s Certificate stating that they are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to their right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of the Issuers’ choosing of recognized standing qualified under the laws of the Relevant Taxing Jurisdiction to the effect that the Payor has been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee shall accept and shall be entitled to rely on such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.

Section 3.04    Selection of Notes to Be Redeemed. In the case of any partial redemption, the Registrar will select Notes for redemption pro rata, by lot or by such other method as the Registrar shall deem fair and appropriate and Euroclear and Clearstream will select the Notes in accordance with the procedures of Euroclear and Clearstream or the relevant clearing system (including by the pro rata reduction of the principal amount of all Notes by the application of a “pool factor” in accordance with the normal procedures of Euroclear and Clearstream); provided that no Notes in denominations of €100,000 or less shall be redeemed in part. The Registrar shall make the selection from outstanding Notes not previously called for redemption. The Registrar may select for redemption portions of the principal of Notes that have denominations larger than €100,000. Notes and portions of them that the Registrar selects shall be in principal amounts of €100,000 or any integral multiple of €1,000 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Registrar shall notify the Issuers and the Trustee as soon as practicable of the Notes or portions of Notes to be redeemed.

After the redemption date, upon surrender of the Note to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same Indebtedness to the extent not redeemed shall be issued in the name of the Holder of the Notes upon cancellation of the original Note (or appropriate book entries shall be made to reflect such partial redemption). Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the Notes or portions thereof called for redemption, unless the Issuers default in the delivery of the redemption amount.

If and for so long as any Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF and the rules of the Luxembourg Stock Exchange so require, any redemption notice to the Holders of the relevant Notes shall also be published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Luxembourg Stock Exchange (www.bourse.lu), and, in connection with any redemption, the Company will notify the Luxembourg Stock Exchange of any change in the principal amount of Notes outstanding.

Section 3.05    Notice of Redemption.

(a)    At least 30 days but not more than 60 days prior to a redemption date pursuant to the optional redemption or redemption for tax reasons provisions of Paragraph 5 of the Note, the Issuers shall mail or cause to be mailed by first-class mail (or otherwise delivered in accordance with the procedures of Euroclear and Clearstream) a notice of redemption to each Holder whose Notes are to be redeemed at such Holder’s registered address (except that such notice of redemption may be mailed (or otherwise delivered in accordance with the procedures of Euroclear and Clearstream) more than 60 days prior to a redemption date if the notice is issued in connection with Section 8.01).

Any such notice shall identify the Notes to be redeemed and shall state:

(i)    the redemption date;

(ii)    the redemption price and the amount of accrued and unpaid interest to the redemption date; provided that in connection with a redemption under the second subparagraph of Paragraph 5 of the Note, the initial notice need not set forth the redemption price but only the manner of calculation thereof;

(iii)    the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(iv)    the name and address of the Paying Agent;

(v)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price, plus accrued interest and, in the case of a redemption pursuant to the redemption for tax reasons provisions of Paragraph 5 of the Notes, all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date;

(vi)    if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(vii)    that, unless the Issuers default in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(viii)    the ISIN and/or “Common Code” number, if any, printed on the Notes being redeemed; and

(ix)    that no representation is made as to the correctness or accuracy of the ISIN and/or “Common Code” number, if any, listed in such notice or printed on the Notes.

(b)    At the Issuers’ written request, the Paying Agent shall give the notice of redemption in the Issuers’ name and at the Issuers’ expense. In such event, the Issuers shall provide the Trustee with the information required by this Section at least 15 days (or such shorter period as shall be acceptable to the Paying Agent) prior to the date such notice is to be provided to Holders.

Section 3.06    Effect of Notice of Redemption. Once notice of redemption is mailed or sent in accordance with Section 3.05, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice, except as provided in Paragraph 5(c) under the “Optional Redemption” provisions of the Notes, or Paragraph 5(c) under the “Redemption for Taxation Reasons” provisions of the Notes. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest, to, but not including, the redemption date; provided, however, that if the redemption date is after a regular record date and on or prior to the interest payment date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date. The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.07    Deposit of Redemption Price. With respect to any Notes, one Business Day prior to the redemption date, the Issuers shall deposit with the Paying Agent (or, if any of the Issuers or a Wholly Owned Subsidiary of the Company is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuers to the Trustee or the Registrar for cancellation. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture or applicable law.

Section 3.08    Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuers shall execute and the Trustee or the Authenticating Agent shall authenticate for the Holder (at the Issuers’ expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered; provided that each new Note shall be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof.

ARTICLE 4

COVENANTS

Section 4.01    Payment of Notes. The Issuers shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal or interest shall be considered paid on the date due if on the Business Day prior to such date the Trustee or the Paying Agent holds as of 10:00 a.m., London time, money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuers shall pay interest on overdue principal at the rate specified therefor in the Notes, and they shall pay interest on overdue installments of interest at the same rate borne by the Notes to the extent lawful.

Section 4.02    Reports and Other Information.

(a)    Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Company shall furnish to the Trustee: (1) within 120 days after the end of each fiscal year end of the Company, audited year-end consolidated financial statements of the Company and its Subsidiaries (including a balance sheet, statement of operations and a statement of cash flows and related footnotes) prepared in accordance with GAAP, except as noted therein, plus a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a presentation of earnings before interest, taxes, depreciation and amortization of the Company and its Subsidiaries (all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included in the Offering Memorandum; (2) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, unaudited quarterly consolidated financial statements of the Company and its Subsidiaries (including a balance sheet, statement of operations or a statement of cash flows and related footnotes) prepared in accordance with GAAP, except as noted therein, plus a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a presentation of earnings before interest, taxes, depreciation and amortization of the Company and its Subsidiaries (all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included in the Offering Memorandum; (3) within ten (10) Business Days after the occurrence of such an event, the information that would be required to be contained in filings with the SEC on Form 8-K under Items 1.01, 1.02, 1.03, 2.01, 2.05, 2.06, 4.01, 4.02, 5.01 and 5.02(b), 5.02(c) and 5.02(d) (other than with respect to information required or contemplated by Item 402 of Regulation S-K) if the Company were required to file such reports; provided, however, that no such current report will be required to be furnished if the Company determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial position or prospects of the Company and its Subsidiaries, taken as a whole; provided further that no such current report will be required to include a summary of the terms of any employment or compensatory arrangement, agreement, plan or understanding between the Company (or any of its Subsidiaries) and any director or officer; and (4) with respect to the annual financial statements only, a report on the annual financial statements by Company’s independent registered public accounting firm; it being understood that for so long as the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall not be required to include, except as otherwise provided in this paragraph, any other adjustment that would be required by any SEC rule, regulation or interpretation, including but not limited to any “push down” accounting adjustment.

(b)    Notwithstanding the foregoing, (a) the Company will not be required to furnish any information, certificates or reports required by (i) Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K, (ii) Regulation G or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-generally accepted accounting principles financial measures contained therein or (iii) Rule 3-05, 3-09 and 3-10 of Regulation S-X; (b) such reports shall not be required to present compensation or beneficial ownership information; (c) such reports shall not be required to include any exhibits that would have been required to be filed pursuant to Item 601 of Regulation S-K (except this clause (c) shall not apply to any financial statements otherwise expressly required to be provided under this Section 4.02); and the financial statements required of any acquired businesses will be limited to the financial statements (in whatever form) that the Company receives in connection with any such acquisition, whether or not audited.

(c)    The Company shall deliver such information and such reports to any Holder of a Note and, upon request, to any beneficial owner of the Notes, in each case by posting such information on password-protected website which will require a confidentiality acknowledgment, and will make such information readily available to any prospective investor in the Notes that certifies that it is an eligible purchaser of the Notes, any securities analyst (to the extent providing analysis of investment in the Notes) or any market maker in the Notes, in each case who (i) agrees to treat such information as confidential or (ii) accesses such information on such password-protected website which will require a confidentiality acknowledgment; provided that the Company shall post such information thereon and make readily available any password or other login information to any such prospective investor in the Notes, securities analyst (to the extent providing analysis of investment in the Notes) or market maker in the Notes. The Company will hold a quarterly conference call for all Holders and securities analysts (to the extent providing analysis of investment in the Notes) to discuss such financial information within ten (10) Business Days after distribution of such financial information or otherwise providing substantially comparable availability of such reports (as determined by the Company in good faith) (it being understood that, without limitation, making such reports available on Bloomberg or another private electronic information service shall constitute substantially comparable availability); it being understood that any customary quarterly earnings calls with public equity holders shall be deemed to constitute such quarterly conference calls for all Holders and such securities analysts.

(d)    To the extent not satisfied by the foregoing, the Company will also furnish to Holders, securities analysts (to the extent providing analysis of investment in the Notes) and prospective investors in the Notes upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, so long as the Notes are not freely transferable under the Securities Act.

(e)    If the Company has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Company, then the annual and quarterly information required by clauses (a)(1) and (2) of Section 4.02 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

(f)    The Company will be deemed to have furnished the reports referred to in Section 4.02(a) if the Company has filed reports containing such information with the SEC. The Trustee shall have no duty to monitor whether any such filings have been made.

(g)    Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

(h)    To the extent that any reports or other information is not furnished within the time periods specified above and such reports or other information is subsequently furnished prior to the time such failure results in an Event of Default, the Issuers will be deemed to have satisfied their obligations with respect thereto and any Default with respect thereto shall be deemed to have been cured. Notwithstanding anything herein to the contrary, the Issuers will not be deemed to have failed to comply with any of their obligations hereunder for purposes of Section 6.01(c) until 90 days after the date of any report hereunder is due.

Section 4.03    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period; provided further that the aggregate amount of Indebtedness (including Acquired Indebtedness) that may be incurred and, Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by non-Guarantor Subsidiaries shall not exceed the greater of (x) $250.0 million and (y) 3.5% of Consolidated Total Assets, at any one time outstanding, on a pro forma basis (including pro forma application of the proceeds therefrom).

(b)    Section 4.03(a) shall not apply to:

(i)    Indebtedness incurred pursuant to Credit Facilities (and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof)) by the Company or any Restricted Subsidiary; provided that immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (i) and then outstanding does not exceed the greater of $2,700.0 million and (b) the Borrowing Base as of the date of such incurrence;

(ii)    the incurrence by the Company and any Guarantor of Indebtedness represented by the Notes (including any Guarantee) issued on the Issue Date;

(iii)    the incurrence by the Company and its Restricted Subsidiaries of (a) the Existing Indebtedness and (b) the Existing Notes;

(iv)    (x) Indebtedness (including Capitalized Lease Obligations) incurred or Disqualified Stock issued by the Company or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, lease, replacement or improvement of property (real or personal) or equipment, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and (y) any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to refund, refinance or replace any other Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (iv); provided that the aggregate amount of Indebtedness incurred and Disqualified Stock and Preferred Stock issued pursuant to clauses (x) and (y) of this clause (iv) does not exceed the greater of (A) $200.0 million and (B) 3.0% of Consolidated Total Assets at any one time outstanding;

(v)    Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees or similar instruments supporting trade payables, discounted bills of exchange, the discounting or factoring of receivables for credit management purposes, bankers acceptances, warehouse receipts or other similar facilities issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance (including premiums related thereto) or other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(vi)    Indebtedness arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with an acquisition or disposition of any business or assets or a Subsidiary in accordance with the terms of this Indenture, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Company or any Restricted Subsidiary pursuant to any such agreement;

(vii)    Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor or FinCo is expressly subordinated in right of payment to the Notes to the extent that such subordination is permitted by applicable law; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vii);

(viii)    Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Guarantor or FinCo incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor or FinCo, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor to the extent that such subordination is permitted by applicable law; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (viii);

(ix)    shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (ix);

(x)    (A) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk or commodity pricing risk; and (B) Indebtedness in respect of any Bank Products or Cash Management Services provided by any lender party to any Senior Credit Facilities or any affiliate of such lender (or any Person that was a lender or an affiliate of a lender at the time the applicable agreement pursuant to which such Bank Products or Cash Management Services are provided was entered into) in the ordinary course of business;

(xi)    obligations (including reimbursement obligations with respect to guaranties, letters of credit, bank guarantees or other similar instruments) in respect of tenders, statutory obligations, leases, governmental contracts, trade contracts, stay, performance, bid, customs, appeal and surety bonds and performance and/or return of money bonds and completion guarantees or other obligations of a like nature provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice or industry practices;

(xii)    Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (xii)(b), does not at any one time outstanding exceed the greater of (x) $500.0 million and (y) 7.0% of Consolidated Total Assets; (provided that (x) any Indebtedness incurred or Disqualified Stock or Preferred Stock issued by non-Guarantor Subsidiaries pursuant to this clause (xii) shall not exceed the greater of (a) $250.0 million at any one time outstanding or (b) 3.5% of Consolidated Total Assets and (y) any Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (xii) shall cease to be deemed incurred, issued or outstanding for purposes of this clause (xii) but shall be deemed incurred or issued for the purposes of Section 4.03(a) from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under Section 4.03(a) without reliance on this clause (xii));

(xiii)    the incurrence by the Company or any Restricted Subsidiary of Indebtedness or issuance of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness incurred (including any existing commitments unutilized thereunder) or Disqualified Stock or Preferred Stock issued as permitted under Section 4.03(a) and clauses (ii), (iii) and (iv) above, this clause (xiii) and clause (xiv) below of this Section 4.03(b) or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance or renew such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness incurred or Disqualified Stock or Preferred Stock issued to pay accrued interest and dividends, premiums (including tender premiums), defeasance costs and fees and expenses (including original issue discount, upfront fees or similar fees) in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred or issued which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (except by virtue of prepayment of such Indebtedness);

(2)    to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (x) Indebtedness subordinated to or pari passu with the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated to or pari passu with the Notes or the Guarantee at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (y) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(3)    shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company, (y) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor, or (z) Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; or

(4)    to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases Indebtedness secured by Liens junior in priority to the Liens securing the Notes or any Guarantee, such Refinancing Indebtedness is secured by Liens junior in priority to the Liens securing the Notes or such Guarantee;

(xiv)     (x) Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance an acquisition, merger, consolidation or amalgamation or investment or (y) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any Restricted Subsidiary or merged into or amalgamated or consolidated with or into the Company or a Restricted Subsidiary in accordance with the terms of this Indenture or that is assumed by the Company or any Restricted Subsidiary in connection with such acquisition, which with respect to this clause (y) is not incurred by such Persons in connection with, or in anticipation of, such acquisition, merger, amalgamation or consolidation; provided that after giving effect to such acquisition, merger, amalgamation or consolidation or investment, either:

(1)    the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or

(2)    the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, merger, amalgamation or consolidation;

(xv)    Indebtedness (1) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and (2) in respect of any commercial credit cards, stored value cards, purchasing cards, treasury management, check drawing and automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items, interstate depository network services, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management), dealer incentive, supplier finance or similar programs, current account facilities, netting services, employee credit card programs, overdraft facilities, foreign exchange facilities, payment facilities and, in each case, similar arrangements and cash management arrangements entered into in the ordinary course of business;

(xvi)    Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to the Senior Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xvii)    (1) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture, or (2) any guarantee by a Restricted Subsidiary of Indebtedness of the Company permitted to be incurred under the terms of this Indenture; provided that such guarantee is incurred in accordance with Section 4.11;

(xviii)    Indebtedness of non-Guarantor Subsidiaries of the Company incurred not to exceed, together with any other Indebtedness incurred under this clause (xviii) at any one time outstanding, the greater of (x) $200.0 million and (y) 3.0% of Consolidated Total Assets (it being understood that any Indebtedness incurred pursuant to this clause (xviii) shall cease to be deemed incurred or outstanding for purposes of this clause (xviii) but shall be deemed incurred for the purposes of Section 4.03(a) from and after the first date on which the applicable non-Guarantor Subsidiary could have incurred such Indebtedness under Section 4.03(a) without reliance on this clause (xviii);

(xix)    Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (1) the financing of insurance premiums, (2) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business and/or (3) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(xx)    Indebtedness consisting of Indebtedness issued by the Company or any of its Restricted Subsidiaries to any stockholders of any direct or indirect Parent Company or any future, present or former employee, officer, director, member of management, consultant or independent contractor (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing), or any direct or indirect parent thereof, in each case to finance the purchase or redemption of Equity Interests of the Company, a Restricted Subsidiary or any of their direct or indirect parent companies to the extent described in Section 4.04(b)(v);

(xxi)    (a) to the extent constituting Indebtedness, obligations of the Company or a Restricted Subsidiary, in a Receivables Facility and (b) to the extent constituting Indebtedness, obligations of the Company or a Restricted Subsidiary as seller or servicer under a Receivables Facility and any guarantee by the Company of such Indebtedness;

(xxii)    Indebtedness of the Company or any Restricted Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business;

(xxiii)    Indebtedness consisting of obligations owing under supply, customer, distribution, license, lease or similar agreements entered into in the ordinary course of business;

(xxiv)    Indebtedness representing deferred compensation to directors, officers, employees, members of management, managers or consultants of the Company or any of its Restricted Subsidiaries or any direct or indirect Parent Company incurred in the ordinary course of business and deferred compensation or any Investments or any Restricted Payments permitted pursuant to Section 4.04;

(xxv)    Indebtedness in respect of letters of credit, bank guaranties, surety bonds, performance bonds and similar instruments issued for general corporate purposes in the ordinary course of business;

(xxvi)    Indebtedness arising out of any Sale and Lease-Back Transaction incurred in the ordinary course of business or consistent with industry practice; and

(xxvii)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxvi) above.

For purposes of determining compliance with this Section 4.03, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xxvii) above or is entitled to be incurred pursuant to Section 4.03(a), then the Issuers shall, in their sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.03; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date shall be treated as incurred on the Issue Date under Section 4.03(b)(i). In addition, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued pursuant to the second paragraph of this covenant (other than clause (xiv) above) on the same date that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued under Section 4.03(a) or clause (xiv) above, then the Fixed Charge Coverage Ratio, or applicable leverage ratio, will be calculated with respect to such incurrence or issuance under Section 4.03(a) or clause (xiv) above without regard to any incurrence or issuance under Section 4.03(b) (other than clause (xiv) above). Unless the Company elects otherwise, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) will be deemed incurred or issued first under Section 4.03(a) or clause (xiv) to the extent permitted, with the balance incurred or issued under Section 4.03(b) (other than clause (xiv)).

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock for purposes of this Section 4.03. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of

Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03. Any Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, to refinance Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, pursuant to clauses (i), (ii), (iii), (iv), (xii), (xiii), (xiv) and (xviii), of Section 4.03(b) will be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay (I) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased and (II) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock (and, with respect to Indebtedness under the Initial ABL Facility, will be permitted to include an amount equal to any unutilized Initial ABL Facility being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness (plus premium (including tender premiums), fees, defeasance costs, accrued interest and expenses including original issue discount, upfront fees or similar fees) does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. The principal amount of Indebtedness outstanding under any clause of this Section 4.03 shall be determined after giving effect to the appreciation of proceeds of any such Indebtedness to refinance any other such Indebtedness.

The Company shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be.

For purposes of this Indenture (1) unsecured Indebtedness shall not be deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured and (2) senior Indebtedness shall not be deemed to be subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 4.04    Limitation on Restricted Payments.

(a)    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)    declare or pay any dividend or make any other payment or any distribution on account of the Company’s, or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger or consolidation other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(ii)    purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation, in each case held by Persons other than the Company or a Restricted Subsidiary;

(iii)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Company or a Guarantor, other than (A) Indebtedness permitted under clauses (vii) and (viii) of Section 4.03(b); or (B) the payment, redemption, repurchase, defeasance, acquisition or retirement for value of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement; or

(iv)    make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)    no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)    immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under Section 4.03(a); and

(3)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (i), (vii)(c) and (ix) of Section 4.04(b) but excluding all other Restricted Payments permitted by Section 4.04(b) hereof), is less than the sum of (without duplication):

(A)    50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on January 1, 2017 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(B)    100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property (other than cash) received by the Company since January 1, 2017 from the issue or sale of: (i) (A) Equity Interests of the Company, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received from the sale of Equity Interests to any future, present or former employee, officer, director, member of management or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Company, any direct or indirect Parent Company since January 1, 2017 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 4.04(b) hereof; and (B) to the extent such net cash proceeds or other property are actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated

Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 4.04(b) hereof); or (ii) debt of the Company or any Restricted Subsidiary that has been converted into or exchanged for Equity Interests of the Company or its direct or indirect parent companies; provided, however, that this clause (B) shall not include the proceeds from (V) Designated Preferred Stock, (W) Refunding Capital Stock, (X) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock and (Z) Excluded Contributions; plus

(C)    100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property (other than cash) contributed to the capital of the Company following the Issue Date (other than (i) by a Restricted Subsidiary, (ii) Designated Preferred Stock, (iii) Refunding Capital Stock, (iv) Disqualified Stock or debt securities that have been converted into Disqualified Stock and (v) from any Excluded Contributions); plus

(D)    100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property (other than cash) received by means of:

(I)    the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries, repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries, repayments of loans or advances, releases of guarantees, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, return of capital, income, profits and other amounts realized as a return or Investment from any Restricted Investment by the Company or its Restricted Subsidiaries, in each case since January 1, 2017 (other than in each case to the extent the Restricted Investment was made in an Unrestricted Subsidiary pursuant to clauses (xi), (xii) or (xx) of Section 4.04(b)); or

(II)    the sale or other distribution (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary in an Unrestricted Subsidiary pursuant to clauses (xi), (xii) or (xx) of Section 4.04(b) or to the extent such Investment constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary since January 1, 2017; plus

(E)    in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment of the Company or the Restricted Subsidiary in such Unrestricted Subsidiary at the time of such redesignation or at the time of such merger, amalgamation, consolidation or transfer of assets (or the assets transferred or conveyed, as applicable), as determined by the Company in good faith or, if such fair market value may exceed $50.0 million, by the board of directors of the Company, a copy of the resolution of which with respect thereto will be delivered to the Trustee at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets other than to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clauses (xi), (xii) or (xx) of Section 4.04(b)) or to the extent such Investment constituted a Permitted Investment; plus

(F)    $200.0 million.

(b)    Section 4.04(a) shall not prohibit:

(i)    the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or distribution such dividend, distribution or redemption payment would have complied with the provisions of this Indenture (assuming, in the case of a redemption payment, the giving of the notice would have been deemed a Restricted Payment at such time and such deemed Restricted Payment would have been permitted at such time);

(ii)    (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Company, any direct or indirect Parent Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) of, Equity Interests of the Company or any direct or indirect Parent Company to the extent any such proceeds are contributed to the Company (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”);

(B)    the declaration and payment of accrued dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) of any Refunding Capital Stock; and

(C)    if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 4.04(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect Parent Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii)    the principal payment on, redemption, repurchase, defeasance, exchange or other acquisition or retirement of (x) Subordinated Indebtedness of the Company or a Guarantor made by exchange for, or out of the proceeds of the sale of, new Indebtedness of the Company or a Guarantor, as the case may be, or (y) Disqualified Stock of the Company or a Guarantor made by exchange for, or out of the proceeds of the sale of, Disqualified Stock of the Company or a Guarantor, that, in each case, is made within 120 days of such sale and is incurred in compliance with Section 4.03 so long as:

(A)    the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so repaid, repurchased, redeemed, defeased, exchanged, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so repaid, repurchased, redeemed, defeased, exchanged, acquired or retired, any tender premiums, plus any defeasance costs, accrued interest and any fees and expenses (including original issue discount, upfront or similar fees) incurred in connection therewith;

(B)    such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so repaid, repurchased, redeemed, defeased, exchanged, acquired or retired for value;

(C)    such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so repaid, repurchased, redeemed, defeased, exchanged, acquired or retired; and

(D)    such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity at the time incurred equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so repaid, repurchased, redeemed, defeased, exchanged, acquired or retired;

(iv)    the making of cash distributions by the Company to its equity holders, members or partners in an amount not to exceed the Tax Amount;

(v)    a Restricted Payment to pay for the repurchase, redemption, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies held by any future, present or former employee, officer, director, member of management, manager or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Company, any of its Subsidiaries or any of its direct or indirect parent companies, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement (and including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Company or any direct or indirect Parent Company in connection with any such repurchase, retirement or other acquisition and any tax related thereto); provided, however, that the aggregate amounts made under this clause (iv) do not exceed $50.0 million in any calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed:

(A)    the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parent companies, in each case to any future, present or former employee, officer, director, member of management, manager or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Company, any of its Subsidiaries or any of its direct or indirect parent companies after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of Section 4.04(a) hereof; plus, in respect of any sale of Equity Interests in connection with an exercise of stock options, an amount equal to the amount required to be withheld by the Company or any of its direct or indirect parent companies in connection with such exercise under applicable law to the extent such amount is repaid to the Company or its direct or indirect Parent Company, as applicable, constituted a Restricted Payment and has not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of Section 4.04(a) hereof; plus

(B)    the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries or any of its direct or indirect parent companies after the Issue Date; plus

(C)    the amount of any cash bonuses otherwise payable to employees, officers, directors, members of management, consultants of the Company, any of its Subsidiaries or any of its direct or indirect companies that are foregone in return for receipt of Equity Interests; less

(D)    the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A), (B) and (C) of this clause (v);

and provided further that cancellation of Indebtedness owing to the Company or any of its Restricted Subsidiaries from any future, present or former employee, officer, director, member of management, manager or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Company, any of the Company’s direct or indirect parent companies or any of the Company’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Section 4.04 or any other provision of this Indenture;

(vi)    the declaration and payment of dividends or distributions to Holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued or incurred in accordance with Section 4.03 hereof to the extent such dividends are included in the definition of “Fixed Charges”;

(vii)    (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company or any of its Restricted Subsidiaries after the Issue Date; (b) the declaration and payment of dividends or distributions to a direct or indirect Parent Company, the proceeds of which will be used to fund the payment of dividends to Holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such Parent Company issued after the Issue Date; or (c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this Section 4.04(b); provided, however, in the case of each of (a), (b) and (c) of this clause (vi), that (i) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (ii) the aggregate amount of dividends paid pursuant to subclauses (a) and (b) of this clause (vi) will not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(viii)    redemptions, repurchases, retirements or other acquisitions of Equity Interests deemed to occur (a) upon exercise of stock options or warrants or other securities convertible into or exchangeable for Equity Interests if such Equity Interests represent all or a portion of the exercise price of such options or warrants or other securities convertible into or exchangeable for Equity Interests and (b) in connection with the withholding portion of the Equity Interests granted or awarded to any future, present or former employee, officer, director, member of management, manager or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Company or any of its Subsidiaries to pay for the taxes payable by such Persons upon such grant or award;

(ix)    declaration and payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following any public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Company in or from any public offering, other than public offerings with respect to the Company’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(x)    Restricted Payments in an amount that does not exceed the amount of Excluded Contributions made since the Issue Date;

(xi)    other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xi) that are at the time outstanding not to exceed the greater of (x) $200.0 million and (y) 3.0% of Consolidated Total Assets;

(xii)    any Restricted Payments if immediately after giving pro forma effect thereto and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Consolidated Total Leverage Ratio of the Company and its Restricted Subsidiaries would not have exceeded 3.00 to 1.00;

(xiii)    distributions or payments of Receivables Fees;

(xiv)    any Restricted Payment used to fund the Refinancing;

(xv)    the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under Sections 4.06 and 4.08; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(xvi)    the declaration and payment of dividends or distributions by the Company or a Restricted Subsidiary to, or the making of loans or advances to, any of their respective direct or indirect parent companies in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(A)    franchise and similar taxes and other fees and expenses required to maintain their corporate existence of or the qualification to do business;

(B)    customary wages, salary, bonus, severance and other benefits payable to, and indemnitees provided on behalf of current or former officers, directors, employees, members of management, consultants and/or independent contractors of any direct or indirect Parent Company and any payroll, social security or similar taxes thereof to the extent such wages, salaries, bonuses, severance, indemnification, obligations and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(C)    interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any Restricted Subsidiary and that has been guaranteed by, or is otherwise, considered Indebtedness of, the Company incurred in accordance with Section 4.03;

(D)    general corporate operating, legal and overhead costs and expenses of any direct or indirect Parent Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(E)    audit and other accounting and reporting expenses at such direct or indirect Parent Company to the extent relating to the ownership or operations of the Company and/or its Restricted Subsidiaries;

(F)     (i) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company or any direct or indirect parent and (ii) consisting of payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management, managers or consultants of the Company, any Restricted Subsidiary or any direct or indirect Parent Company or any of their respective immediate family members;

(G)    payments permitted under clause (iii) or (vii) of Section 4.07(b); and

(H)    payments to finance any Investment permitted to be made pursuant to this Section 4.04; provided that (i) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (ii) such parent shall, promptly following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contributed to the

Company or a Restricted Subsidiary or (B) the merger, consolidation or amalgamation (to the extent permitted pursuant to Section 5.01) of the Person formed or acquired into the Company or a Restricted Subsidiary in order to consummate such acquisition or Investment in a manner that causes such Investment to be a Permitted Investment, (iii) such direct or indirect Parent Company and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture, (iv) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to clause (3) of Section 4.04(a) hereof and (v) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this Section 4.04 (other than pursuant to clause (ix) of this Section 4.04(b)) or pursuant to the definition of “Permitted Investments”;

(xvii)    the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash Equivalents) or the proceeds thereof;

(xviii)    cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company, any of its Restricted Subsidiaries or any direct or indirect Parent Company;

(xix)    payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, that complies with Section 5.01;

(xx)    Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (xx) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash or marketable securities, not to exceed the sum of (a) the greater of (x) $100.0 million and (y) 1.5% of Consolidated Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) and (b) any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment; provided, however, that if any Investment pursuant to this clause (xx) is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of the definition of Permitted Investments and shall cease to have been made pursuant to this clause (xx) for so long as such Person continues to be the Company or a Restricted Subsidiary;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (xii) of Section 4.04(b) hereof, no Default shall have occurred and be continuing or would occur as a consequence thereof.

In determining whether any Restricted Payment is permitted by this Section 4.04, the Company and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (i) through (xx) of Section 4.04(b) or among such categories and the types of Restricted Payments described in Section 4.04(a) (including categorization in whole or in part as a Permitted Investment); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of this Section 4.04 and provided, further that the Company and its Restricted Subsidiaries may reclassify all or a portion of such Restricted Payment or Permitted Investment in any manner that complies with this Section 4.04 (based on circumstances existing at the time of such reclassification), and following such reclassification such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the clause or clauses of this Section 4.04 to which such Restricted Payment or Permitted Investment has been reclassified. As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time, whether pursuant to Section 4.04(a) or clauses (x), (xi) or (xii) of Section 4.04(b) or pursuant to the definition of Permitted Investment and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Indenture.

Section 4.05    Dividend and Other Payment Restrictions Affecting Non-Guarantor Restricted Subsidiaries. The Company shall not, and shall not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a)    (i) pay dividends or make any other distributions to the Company or any of the Guarantors on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any of its Guarantors;

(b)    make loans or advances to the Company or any Guarantor; or

(c)    sell, lease or transfer any of its properties or assets to the Company or any Guarantor, except, in each case, for such encumbrances or restrictions existing under or by reason of:

(i)    contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation and the Existing Indenture, the Existing Notes and any related guarantees thereof;

(ii)    this Indenture, the Notes and the related Guarantees;

(iii)    purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property or assets so acquired;

(iv)    applicable law or any applicable rule, regulation or order or the terms of any license, authorization, concession or permit provided by any Governmental Authority;

(v)    any agreement or other instrument of a Person acquired (or assumed in connection with the acquisition of property) by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries;

(vi)    contracts or agreements for the sale of assets, including any restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(vii)    Indebtedness otherwise permitted to be incurred pursuant to Section 4.03 and that apply solely to the assets securing such Indebtedness and/or the Restricted Subsidiaries incurring or guaranteeing such Indebtedness;

(viii)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix)    other Indebtedness, Disqualified Stock or Preferred Stock of such non-Guarantor Subsidiaries of the Company permitted to be incurred or issued subsequent to the Issue Date pursuant to the provisions of Section 4.03;

(x)    customary provisions in any partnership agreement, limited liability company organizational governance document, joint venture agreement and other similar agreement entered into in the ordinary course of business;

(xi)    customary provisions contained in leases, subleases, licenses or sublicenses, Equity Interests or asset sale agreements and other similar agreements, including with respect to intellectual property, in each case, entered into in the ordinary course of business;

(xii)    customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(xiii)    other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is incurred subsequent to the Issue Date, provided that such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be incurred subsequent to the Issue Date under Section 4.03 and either (i) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Company in any material respect, taken as a whole, as determined by the Company in good faith, than the provisions contained in this Indenture or the Senior Credit Facilities as in effect on the Issue Date, (ii) are not more disadvantageous, taken as a whole, to the Holders than is customary in comparable financings for similarly situated issuers or (iii) will not materially impair the Issuers’ ability to make payments on the Notes when due, in each case in the good faith judgment of the Company;

(xiv)    customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 4.06 pending the consummation of such sale, transfer, lease or other disposition;

(xv)    customary restrictions and conditions contained in the document relating to any Lien so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this clause (15);

(xvi)    restrictions created in connection with any Receivables Facility that in the good faith determination of the Company are necessary or advisable to effect such Receivables Facility;

(xvii)    customary net worth or similar provisions contained in real property leases entered into by the Company or any Subsidiary in the ordinary course of business so long as the Company or such Subsidiary has determined in good faith that such net worth or similar provisions could not reasonably be expected to impair the ability of the Company or such Subsidiary to meet its ongoing obligations;

(xviii)    any encumbrances or restrictions of the type referred to in Sections 4.05(a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (17) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive in any material respect with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(xix)    agreements entered into in connection with a Sale and Lease-Back Transaction entered into in the ordinary course of business or consistent with industry practice.

For purposes of determining compliance with this Section 4.05, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Company or a Restricted Subsidiary to other Indebtedness incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.06    Asset Sales.

(a)    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(i)    the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value as determined in good faith by the Company (such fair market value to be determined on the date of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(ii)    except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)    any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Company’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Company) of the Company or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes or the Guarantees, that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee and for which the Company and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b)    any securities, notes or other obligations or assets received by the Company or any Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into Cash Equivalents, or by their terms are required to be satisfied for Cash Equivalents (to the extent of the Cash Equivalents received) within 365 days following the closing of such Asset Sale, and

(c)    any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $150.0 million and (y) 2.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this Section 4.06(a) and for no other purpose.

(b)    Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at the Company’s option, may apply the Net Proceeds from such Asset Sale,

(i)    to the extent such Net Proceeds represent proceeds from an Asset Sale of PP&E Collateral, (a) repay, prepay, defease, redeem, purchase or otherwise retire PP&E First Lien Obligations (and if the Indebtedness repaid is revolving credit indebtedness, to correspondingly reduce commitments with respect thereto) or (b) make an investment in (i) any one or more businesses primarily engaged in a

Similar Business; provided that such investment in any business is in the form of (x) a merger with the Company or any Restricted Subsidiary, (y) the acquisition of Capital Stock that results in the Company or any Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary or (z) the acquisition of Capital Stock or other assets of such business, (ii) properties, (iii) capital expenditures and (iv) the acquisition of Capital Stock or other assets, that in each of (i), (ii), (iii) or (iv), are used or useful in a Similar Business or replace the businesses, properties and assets that are subject of such Asset Sale; or

(ii)    to the extent that such Net Proceeds do not represent proceeds from an Asset Sale of PP&E Collateral, (a) repay, prepay, defease, redeem, purchase otherwise retire Borrowing Base Priority Obligations or the Indebtedness of a Restricted Subsidiary that is not a Guarantor or (b) repay, prepay, defease, redeem, purchase or otherwise retire Indebtedness of the Company or any Guarantor that is not subordinated in right of payment to the Notes or the Guarantees, in each case owing to a person other than the Company or any Affiliate of the Company; provided that, with respect to this clause (b), the Company shall equally and ratably prepay, repay, redeem, reduce or purchase (or offer to prepay, repay, redeem, reduce or purchase, as applicable) Obligations under the Notes (and may elect to reduce other PP&E First Lien Obligations or Borrowing Base Priority Obligations) on a pro rata basis; provided further that all reductions of Obligations under the Notes shall be made as provided under Section 3.01 through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof plus accrued and unpaid interest and Additional Amounts to, but not including, the date of redemption) or by an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest and Additional Amounts, if any, to, but not including, the date of redemption, on the amount of Notes that would otherwise be prepaid; or

(iii)    to the extent that such Net Proceeds do not represent proceeds from an Asset Sale of PP&E Collateral, to make an Investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in the case of each of (a), (b) and (c), replace the businesses, properties and/or other assets that are the subject of such Asset Sale; or

(iv)    any combination of the foregoing;

provided that, in the case of clauses (i)(b) and (iii) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds (as defined below).

Notwithstanding the foregoing, (i) to the extent that any or all of the Net Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Disposition”) are prohibited or delayed by applicable local law from being repatriated to the United States, the amount equal to the portion of such Net Proceeds so affected will not be required to be applied in compliance with this covenant, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to use reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law to permit such repatriation), and if such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, an amount equal to such Net Proceeds permitted to be repatriated will be applied (whether or not repatriation actually occurs) in compliance with this covenant (net of any additional taxes that are or would be payable or reserved against as a result thereof) and (ii) to the extent that the Company has determined in good faith that repatriation of any or all of the Net Proceeds of any Foreign Disposition could have a material adverse tax consequence (which for the avoidance of doubt, includes, but is not limited to, any purchase whereby doing so the Issuer, any Restricted Subsidiary or any of their Affiliates and/or equity partners would incur a material tax liability, including a material tax dividend, material deemed dividend pursuant to Code Section 956 or material withholding tax), the amount equal to the Net Proceeds so affected will not be required to be applied in compliance with this covenant. For the avoidance of doubt, to the extent this covenant relates to Net Proceeds realized by any Excluded Subsidiary, this covenant shall be an obligation of the Company (and not such Excluded Subsidiary) to make a payment or an offer to purchase, in each case, measured by the amount of such Net Proceeds and nothing in Section 4.06 shall be construed as an obligation of any Excluded Subsidiary to make a payment or repatriate any Net Proceeds (or to effect an offer to purchase) or an obligation of the Company or any Guarantor to cause an Excluded Subsidiary to make a payment or repatriate Net Proceeds (or effect an offer to purchase).

Any Net Proceeds from any Asset Sale that are not invested or applied as provided and within the time period set forth in this Section 4.06(b) (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (i) of this Section 4.06(b), shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $60.0 million, the Issuers shall make an offer to all Holders of Notes (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes that is at least €100,000 and an integral multiple of €1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceed $60.0 million by sending the notice required pursuant to the terms of this Indenture, with a copy to the Trustee and Paying Agent, or otherwise in accordance with the procedures of Euroclear and Clearstream or the relevant clearing system.

To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to compliance with other covenants contained in this Indenture. If the aggregate principal amount of Notes surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Issuers or the Registrar shall select the Notes to be purchased in the manner described in Section 3.04. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion).

Pending the final application of any Net Proceeds pursuant to this Section 4.06, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof.

Section 4.07    Transactions with Affiliates.

(a)    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $30.0 million, unless:

(i)    such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis or, if in the good faith judgment of the board of directors of the Company no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; and

(ii)    the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $60.0 million, a resolution adopted in good faith by the majority of the board of directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b)    Section 4.07(a) shall not apply to the following:

(i)    transactions between or among the Company or any of its Restricted Subsidiaries, or an entity that becomes a Restricted Subsidiary as a result of such transaction, and any merger, consolidation or amalgamation of the Company and any direct or indirect parent of the Company; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and Capital Stock of the Company (or a Parent Company thereof) and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(ii)    Restricted Payments permitted by Section 4.04 and Investments constituting Permitted Investments;

(iii)    the payment of customary fees, reasonable out-of-pocket costs to and reimbursement of expenses and compensation paid to, and indemnities provided on behalf of or for the benefit of, future, present or former employees, officers, members of the board of directors (or similar governing body), members of management, managers, consultants or independent contractors (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Company, any of its direct or indirect parent companies or any of its subsidiaries, in each case, in the ordinary course of business;

(iv)    any agreement as in effect as of the Issue Date, or any amendment, modification or extension thereof (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date as determined in good faith by the Company) or any transaction contemplated thereby;

(v)    (A) transactions with customers, clients, suppliers, joint ventures, contractors, or purchasers or sellers of goods or services or providers of employees or other labor, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Company and its Restricted Subsidiaries, in the good faith determination of the board of directors (or similar governing body) of the Company or the senior management thereof, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party on an arm’s-length basis or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business or the terms of any such transactions are no less favorable to the Company or Restricted Subsidiary participating in such joint ventures than they are to other joint venture partners;

(vi)    the sale, issuance or transfer of Equity Interests (other than Disqualified Stock or Preferred Stock) of the Company or a Restricted Subsidiary to any person and the granting and performance of customary registration rights;

(vii)    payments by the Company or any of its Restricted Subsidiaries made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Company in good faith or are otherwise permitted by this Indenture;

(viii)    (A) payments or loans (or cancellation of loans) or advances to employees, officers, directors, members of management, consultants or independent contractors (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and collective bargaining agreements, employment agreements, severance arrangements, compensatory (including profit sharing) arrangements, stock option plans, benefit plan, health, disability or similar insurance plan and other similar arrangements with such employees, officers, directors, managers, members of management, consultants or independent contractors (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) in each case, for bona fide business purposes and (B) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with future, present or former employees, officers, directors, members of management, consultants or independent contractors approved by the board of directors (or equivalent governing body) of any direct or indirect Parent Company or of the Company or any Restricted Subsidiary in good faith;

(ix)    the payment of all Refinancing Expenses incurred or owed after the Issue Date;

(x)    any transaction effected as part of a Receivables Facility;

(xi)    any contribution to the capital of the Company or any Restricted Subsidiary;

(xii)    between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent of the Company or of a Restricted Subsidiary of the Company, as the case may be, on any matter involving such other Person;

(xiii)    the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the board of directors (or equivalent governing body) of the Company or any direct or indirect Parent Company, as appropriate, in good faith;

(xiv)    transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture;

(xv)    any transaction with a Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person entered into in the ordinary course of business;

(xvi)    pledges of Equity Interests of Unrestricted Subsidiaries;

(xvii)    transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(xviii)    the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(xix)    licenses of, or other grants of rights to use, intellectual property granted by the Company or any Restricted Subsidiary in the ordinary course of business or consistent with industry practice;

(xx)    contemporaneous purchases and/or sales by (a) the Company or any of its Restricted Subsidiaries and (b) an Affiliate, of assets, Capital Stock, bonds, notes, debentures or other debt securities, and bank loans, participations or similar obligations at substantially the same price;

(xxi)    investments by any Permitted Holder, Parent Company or Affiliate in securities or Indebtedness of the Company or any Guarantor; and

(xxii)    without duplication of amounts permitted to be distributed under paragraph (2) above, entering into any tax allocation agreement pursuant to which the amount payable by the Company does not exceed the Tax Amount.

Section 4.08    Change of Control.

(a)    Upon the occurrence of a Change of Control after the Issue Date, unless the Issuers have previously or concurrently sent a redemption notice with respect to all the outstanding Notes as described under Section 3.01, the Issuers will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the date of purchase, subject to the right of Holders of record of the Notes at the close of business on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the purchase date.

(b)    Within 30 days following any Change of Control, the Issuers will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee and Paying Agent, to each Holder of Notes to the registered address of such Holder or otherwise electronically in accordance with the procedures of Euroclear and Clearstream, with the following information:

(i)    that a Change of Control Offer is being made pursuant to this Section 4.08 and that such Holder has the right to require the Issuers to purchase all or a portion of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the date of purchase, subject to the right of Holders of record of the Notes at the close of business on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the purchase date;

(ii)    the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered (the “Change of Control Payment Date”);

(iii)    that any Note not properly tendered will remain outstanding and continue to accrue interest;

(iv)    that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(v)    if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control;

(vi)    that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the applicable paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vii)    that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes, provided that the applicable paying agent receives, not later than the close of business on the second Business Day prior to the Change of Control Payment Date, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased; and

(viii)    the instructions, as determined by the Issuers, consistent with this Section 4.08, that a Holder must follow.

Notes purchased by the Issuers pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and cancelled at the option of the Issuers. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the purchase by the Issuers of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof.

(c)    On the Change of Control Payment Date, the Issuers shall, to the extent permitted by law,

(1)    accept for payment all Notes issued by them or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)    deposit with the applicable paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)    deliver, or cause to be delivered, to the Paying Agent for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee and Paying Agent stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(d)    The Issuers shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(e)    If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers as described in Section 4.08(d), purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the applicable redemption date.

(f)    Other than as specifically provided in this Section 4.08, any purchase pursuant to this Section 4.08 shall be made pursuant to the provisions of Sections 3.04, 3.07 and 3.08 hereof.

Section 4.09    Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company, beginning with the fiscal year ending on December 31, 2017, a certificate (the signer of which shall be the principal executive officer, the principal financial officer or the principal accounting officer of the Company) stating that in the course of the performance by the signer of the signer’s duties as an Officer of the Company the signer would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period. If the signer knows of any such Default, the certificate shall describe such Default. The Company is also required, within ten (10) Business Days, after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default, its status and the action the Issuers are taking or propose to take with respect thereto.

Section 4.10    Further Instruments and Acts. The Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 4.11    Future Guarantors. The Company shall not permit any of its domestic Wholly Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiary guarantees Indebtedness under the Senior Credit Facilities or Capital Markets Indebtedness of the Company or FinCo or any Guarantor), other than a Guarantor or an Excluded Subsidiary, to guarantee the payment of (i) any Indebtedness of the Company or any Guarantor under the Credit Facilities incurred under clause (i) of Section 4.03(b) or (ii) any Capital Markets Indebtedness of the Company or FinCo or any Guarantor having an aggregate principal amount outstanding in excess of $50.0 million, unless:

(1)    such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to this Indenture providing for a Guarantee by such Restricted Subsidiary, except with respect to a Guarantee of Indebtedness of the Company or any Guarantor if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such Guarantee by such Restricted Subsidiary with respect to such Indebtedness will be subordinated in right of payment to such Guarantee substantially to the same extend as such Indebtedness is subordinated to the Notes; and

(2)    such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other applicable rights against the Company or any Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this Section 4.11 will not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary will not be required to comply with clause (1) or (2) above and such Guarantee may be released at any time in the Company’s sole discretion.

Notwithstanding the foregoing, each such Guarantee may be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

Each Guarantee shall be released in accordance with Section 10.03.

Section 4.12    Liens. The Company shall not, and shall not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Company or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom.

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness will not be deemed to be an incurrence of Liens for purposes of this Section 4.12.

Section 4.13    Maintenance of Office or Agency.

(a)    The Issuers shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The

Issuers shall give prompt written notice to the Trustee, the Paying Agent and the Registrar of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the office of the Registrar; provided that no service of legal process may be made against the Issuers at any office of the Registrar.

(b)    The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)    The Issuers hereby designate the office of the Registrar or its agent as such office or agency of the Issuers in accordance with Section 2.04.

Section 4.14    Suspension of Certain Covenants.

(a)    If, on any date following the Issue Date, (i) the Notes have an Investment Grade Rating from at least two of the Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture then, beginning on that day and continuing at all times thereafter until the Reversion Date (as defined below) (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the covenants specifically listed in Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.11 and clause (iv) of Section 5.01(a) of this Indenture (collectively, the “Suspended Covenants” and each individually, a “Suspended Covenant”) will not be applicable to the Notes. In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) that the Notes no longer have an Investment Grade Rating from at least two of the Rating Agencies, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period beginning on the day of a Covenant Suspension Event and ending on a Reversion Date is called the “Suspension Period.”

On each Reversion Date, all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period shall be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.03(b)(iii). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.04 shall be made as though Section 4.04 had been in effect prior to, but not during, the Suspension Period. No Default or Event of Default will be deemed to have occurred on the Reversion Date (or thereafter) under any Suspended Covenant solely as a result of any actions taken by the Company or its Restricted Subsidiaries, or events occurring, during the Suspension Period. On and after each Reversion Date, the Company and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period (and not in contemplation of the Reversion Date) so long as such contract and such consummation would have been permitted during such Suspension Period.

(b)    For purposes of Section 4.05, on the Reversion Date, any contractual encumbrances or restrictions of the type specified in clause (a), (b) or (c) of Section 4.05 entered into during the Suspension Period will be deemed to have been in effect on the Issue Date, so that they are permitted under clause (1) of Section 4.05.

(c)    For purposes of Section 4.06, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

(d)    For purposes of Section 4.07, any Affiliate Transaction entered into after the Reversion Date pursuant to a contract, agreement, loan, advance or guaranty with, or for the benefit of, any Affiliate of the Company entered into during the Suspension Period will be deemed to have been in effect as of the Issue Date for purposes of Section 4.07(b)(vi). Within 10 days following the Reversion Date, any Guarantees released solely upon the related Covenant Suspension Event shall be reinstated and the Company must comply with the terms of Section 4.11.

(e)    During a Suspension Period, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiaries.”

(f)    The Issuers shall deliver promptly to the Trustee an Officer’s Certificate notifying it of the commencement or termination of any Suspension Period. The Trustee shall have no independent obligation to determine if a Suspension Period has commenced or terminated, to notify the Holders regarding the same or to determine the consequences thereof.

Section 4.15    Limitations on FinCo. FinCo (and any successor to FinCo) shall not hold any material assets, become liable for any material obligations or engage in any trade or business activity, other than (1) the ownership of Equity Interests of the Company, (2) the incurrence of Indebtedness as a co-obligor or guarantor with respect to any Indebtedness that is permitted to be incurred by the Company or any of its Restricted Subsidiaries pursuant to Section 4.03 and (3) activities incidental to any of the foregoing.

Section 4.16    Additional Amounts. All payments of principal and interest on the Notes by the Issuers or any Guarantor (including, in each case, any successor entity) (each, a “Payor”) will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge imposed by the United States, any other jurisdiction from or through which payment on any Note or Guarantee thereof is made, or any other jurisdiction in which a Payor is organized, engaged in business for tax purposes, or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (or, in each case, any political subdivision or taxing authority thereof or therein having power to tax) (each, a “Relevant Taxing Jurisdiction”), unless the withholding or deduction of such taxes, assessment or other government charge is required by law or the official interpretation or administration thereof. The Payor will, subject to the exceptions and limitations set forth below, pay such additional amounts (“Additional Amounts”) as are necessary in order that the net payment received by the beneficial holder, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by a Relevant Taxing Jurisdiction, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(1)    to the extent any tax, assessment or other governmental charge is imposed by reason of the Holder (or the beneficial owner for whose benefit such Holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary Holder, being considered as:

(a)    being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b)    having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States or having been present in the United States;

(c)    being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid U.S. federal income tax;

(d)    being or having been a “10-percent shareholder” of an Issuer as defined in section 871(h)(3) of the Code or any successor provision; or

(e)    being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provision;

(2)    to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the

Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)    to the extent any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person (A) to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to a partial or complete exemption from such tax, assessment or other governmental charge or (B) to comply with any information gathering or reporting requirements or take any similar actions (including entering into any agreement with the U.S. Internal Revenue Service), in each case, that are required to obtain the maximum exemption from withholding that is available to payments received by or on behalf of the Holder;

(4)    to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Payor or a paying agent from the payment;

(5)    to any estate, inheritance, gift, sales, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge, or excise tax imposed on the transfer of Notes;

(6)    to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note as a result of the presentation of any Note for payment (where presentation is required) by or on behalf of a Holder of Notes, if such payment could have been made without such withholding by presenting the relevant Note to at least one other paying agent in a member state of the European Union;

(7)    to the extent any tax, assessment or other governmental charge would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(8)    to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(9)    in the case of any combination of items (1), (2), (3), (4), (5), (6), (7) and (8).

As used under this Section 4.16, the term “United States” means the United States of America, the states of the United States, and the District of Columbia.

Wherever in this Indenture or the Notes there is mentioned, in any context:

(1)    the payment of principal;

(2)    purchase prices in connection with a purchase of Notes;

(3)    interest; or

(4)    any other amount payable on or with respect to any Guarantee of a Note,

such reference shall be deemed to include payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Payor will pay and indemnify the Holders and beneficial owners of the Notes, the Trustee and Paying Agent for any present or future stamp, transfer, issue, registration, court or documentary taxes, or any other excise, property or similar taxes or similar charges or levies (including any related interest or penalties with respect thereto) that arise in a Relevant Taxing Jurisdiction from the execution, delivery, enforcement or registration of, or receipt of payments with respect to, any Note, any Guarantee of a Note, the Indenture, or any other document or instrument in relation thereto (limited, solely to the extent of such taxes or similar charges or levies that arise from the receipt of any payments of principal or interest on the Notes, to any such taxes or similar charges or levies that are not excluded under clauses (1) through (3) and (5) through (8) or any combination thereof).

The foregoing obligations will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized, engaged in business for tax purposes or otherwise resident for tax purposes, or any jurisdiction from or through which any payment under, or with respect to the Notes or Guarantees thereof is made by or on behalf of such Payor, or any political subdivision or taxing authority or agency thereof or therein.

At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable (unless an obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it will be promptly thereafter), if the Issuers will be obligated to pay Additional Amounts with respect to such payment, the Issuers will deliver to the Trustee an Officer’s Certificate stating that Additional Amounts will be payable and the amounts so payable and setting forth such other information as is necessary to enable the Trustee to pay such Additional Amounts to the Holders of such Notes on the relevant payment date.

Except as specifically provided under this Section 4.16, the Issuers will not be required to make any payments for any taxes, assessments or other governmental charges imposed by any government or political subdivision or any taxing authority of any government or political subdivision.

ARTICLE 5

SUCCESSOR COMPANY

Section 5.01    Merger, Consolidation or Sale of All or Substantially All Assets.

(a)    The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i)    the Company is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited liability company or trust organized or existing under the laws of the United States, any state thereof or the District of Columbia (the Company or such Person, as the case may be, being herein called the “Successor Company”);

(ii)    the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Notes, this Indenture and the Security Documents pursuant to a supplemental indenture or other document or instrument;

(iii)    immediately after such transaction, no Default shall have occurred and be continuing;

(iv)    immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, either:

(A)    the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or

(B)    the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(v)    each Guarantor, unless it is the other party to the transactions described above, in which case Section 5.01(b)(i)(B) shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and

(vi)    the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger winding up, sale, assignment, transfer, lease, conveyance or other disposal and such supplemental indentures, if any, comply with the Indenture and all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

The Successor Company (if other than the Company) shall succeed to, and be substituted for the Company, as the case may be, under this Indenture and the Notes, and in such event the Company will automatically be released and discharged from its obligation under this Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and (iv) of this Section 5.01(a), (A) any Restricted Subsidiary may consolidate with or merge with or into or wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Company; (B) the Company may consolidate with or merge with or into or wind up into an Affiliate of the Company solely for the purpose of redomiciling the Company in a state of the United States, the District of Columbia or any territory thereof, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby; (C) the Company or any of its Subsidiaries may be converted into, or reorganized or reconstituted as a limited liability company, limited partnership or corporation in a state of the United States, the District of Columbia or any territory thereof; and (D) the Company may change its name.

(b)    Subject to Section 10.03, no Guarantor shall, and the Company shall not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Company or a Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i)    (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”), (B) the Successor Person (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under this Indenture, such Guarantor’s related Guarantee and the Security Documents pursuant to supplemental indentures or other documents or instruments, (C) immediately after such transaction, no Default exists, and (D) the Successor Person shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger winding up, sale, assignment, transfer, lease, conveyance or other disposal and such supplemental indentures, if any, comply with the Indenture and all conditions precedent provided for in the Indenture relating to such transaction have been complied with; or

(ii)    the transaction is made in compliance with clauses (i) and (ii) of Section 4.06(a) hereof.

Except as otherwise provided in this Indenture, the Successor Person (if other than such Guarantor) will succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee, and such Guarantor will automatically be released and discharged from its obligations under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, (1) any Guarantor may consolidate with or merge with or into or wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to another Guarantor or to the Company, (2) a Guarantor may consolidate or merge with or into or wind up or convert into an Affiliate for the purpose of reincorporating such Guarantor in another state of the United States or the District of Columbia, (3) a Guarantor may convert into a Person organized or existing under the laws of a jurisdiction in the United States, (4) a Guarantor may liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company and is not materially disadvantageous to the Holders of the Notes or (5) a Guarantor may change its name.

(c)    FinCo may not consolidate or merge with or into or wind up into (whether or not FinCo is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)    FinCo is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than FinCo) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited liability company or trust organized or existing under the laws of the United States, any state thereof or the District of Columbia (FinCo or such Person, as the case may be, being herein called the “Successor FinCo”);

(2)    the Successor FinCo, if other than FinCo, expressly assumes all the obligations of FinCo under the Notes pursuant to a supplemental indenture or other document or instrument;

(3)    immediately after such transaction, no Default shall have occurred and be continuing;

(4)    the Successor FinCo shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger winding up, sale, assignment, transfer, lease, conveyance or other disposal and such supplemental indentures, if any, comply with the Indenture and all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Clauses (iii) and (iv) of Section 5.01(a) shall not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and the Restricted Subsidiaries.

Section 5.02    Successor Corporation Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company, FinCo or any Guarantor in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Company, FinCo or any Guarantor, as the case may be, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Company, FinCo or such Guarantor shall refer instead to the successor corporation and not to the Company, FinCo or such Guarantor, respectively), and may exercise every right and power of the Company, FinCo or such Guarantor, as applicable, under this Indenture with the same effect as if such successor Person had been named as the Company, FinCo or such Guarantor, respectively, herein; provided that the predecessor Company or FinCo shall not be relieved from the obligation to pay the principal of and interest, if any, on the Notes except in the case of a sale, assignment, transfer, lease, conveyance or other disposition of all of the assets of the Company or FinCo, respectively, that meets the requirements of Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01    Events of Default. An “Event of Default” occurs if:

(a)    there is a default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on any Note;

(b)    there is a default for 30 days or more in the payment when due of interest on or with respect to any Note;

(c)    failure by the Company for 90 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the Notes to comply with any of its obligations, covenants or agreements described in Section 4.02;

(d)    failure by the Company or any Guarantor for 90 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (a), (b) and (c) above) contained in this Indenture or the Notes;

(e)    there is a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of any Note, if both:

(i)    such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(ii)    the principal amount of such Indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay any principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $150.0 million or more at any one time outstanding;

(f)    failure by the Company or any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of $150.0 million, which final judgments remain unpaid, undischarged, unwaived and unstayed for a period of more than 90 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(g)    the Company, FinCo or any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i)    commences a voluntary case;

(ii)    consents to the entry of an order for relief against it in an involuntary case;

(iii)    consents to the appointment of a custodian of it or for all or substantially all of its property; or

(iv)    makes a general assignment for the benefit of its creditors;

(h)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)    is for relief against the Company, FinCo or any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary, in a proceeding in which the Company, FinCo or any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(ii)    appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, FinCo or any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, FinCo or any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary; or

(iii)    orders the liquidation of the Company, FinCo or any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary;

and, in each case, the order or decree remains unstayed an in effect for 60 consecutive days;

(i)    the Guarantee of any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary, shall for any reason cease to be in full force and effect or any responsible officer of any Guarantor that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary, as the case may be, denies that it has any further liability under its or their Guarantee(s) or gives notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture; or

(j)    so long as the Security Documents have not otherwise been terminated in accordance with their terms or the Collateral as a whole of the Company or any Guarantor has not otherwise been released from the Lien of the Security Documents in accordance with the terms thereof, (a) default by the Company or any such Guarantor for 60 days after written notice given by the Trustee or Holders of at least 30% in aggregate principal amount of the then outstanding Notes in the performance of any covenant under the Security Documents which adversely effects, in any material respect, the enforceability, validity, perfection or priority of the Lien on the Collateral securing the Obligations under this Indenture and the Notes or which adversely affects the condition or value of the Collateral, in each case, taken as a whole, in any material respect, (b) repudiation or disaffirmation by the Company or any Guarantor, or any Person acting on behalf of the Company, of any of its material obligations under the Security Documents or (c) the determination in a judicial proceeding that all or any material portion of the Security Documents, taken as a whole, are unenforceable or invalid, for any reason, against the Company or any Guarantor with respect to any material portion of the Collateral.

(k)    In the event of any Event of Default specified in clause (e) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(i)    the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(ii)    holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(iii)    the default that is the basis for such Event of Default has been cured.

Section 6.02    Acceleration. If any Event of Default (other than an Event of Default specified in clause (g) or (h) of Section 6.01 hereof with respect to the Company) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 30% in principal amount of the then total outstanding Notes by notice to the Company and the Paying Agent (and if given by the Holders, with a copy to the Trustee) may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, premium, if any, and interest shall be due and payable immediately.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (g) or (h) of Section 6.01 hereof with respect to the Company, all outstanding Notes shall be due and payable without further action or notice.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences:

(1)    if the rescission would not conflict with any judgment or decree;

(2)    if all existing Events of Default have been cured, waived, annulled or rescinded except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)    to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4)    if the Company has paid the Trustee and the Paying Agent hereunder its reasonable compensation and reimbursed the Trustee and the Paying Agent for its expenses, disbursements and advances.

Section 6.03    Other Remedies. If an Event of Default with respect to the Notes occurs and is continuing, the Trustee may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. To the extent permitted by law, all available remedies are cumulative.

Section 6.04    Waiver of Past Defaults. Provided the Notes are not then due and payable by reason of a declaration of acceleration, the Holders of not less than a majority in principal amount of the then outstanding Notes by written notice to the Trustee may on the behalf of all Holders waive an existing Default or Event of Default and its consequences except (a) a continuing Default or Event of Default in the payment of the principal of or interest on a Note, (b) a continuing Default or Event of Default arising from the failure to redeem or purchase any Note when required pursuant to the terms of this Indenture or (c) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected. When a Default is waived, it is deemed cured and the Company, the Trustee and the Holders will be restored to their former positions and rights under this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

Section 6.05    Control by Majority. The Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Section 6.06    Limitation on Suits.

(a)    Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i)    such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(ii)    the Holders of at least 30% in principal amount of the total outstanding Notes have requested the Trustee, in writing, to pursue the remedy;

(iii)    such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(iv)    the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(v)    Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

(b)    A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07    Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08    Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing with respect to Notes, the Trustee may recover judgment in its own name and as trustee of an express trust against any of the Issuers or the Guarantors on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in such Notes) and the amounts provided for in Section 7.06.

Section 6.09    Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation, expenses disbursements and advances of the Trustee (including counsel, accountants, experts or such other professionals as the Trustee deems necessary, advisable or appropriate)), the agents hereunder and the Holders of Notes then outstanding allowed in any judicial proceedings relative to any of the Issuers or the Guarantors, its creditors or its property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any custodian of the Notes in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.06.

Section 6.10    Priorities. Subject to the Security Documents, including the Collateral Trust Agreement, the ABL Intercreditor Agreement and the PP&E Pari Passu Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article 6 or, after an Event of Default, any money or other property distributable in respect of the Issuers’ obligations under this Indenture, it shall pay out the money or property shall be paid out in the following order:

FIRST: to the Trustee (including any predecessor trustee), the Paying Agent and the Registrar for amounts due under Section 7.06;

SECOND: to the Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Issuers.

The Trustee may fix a record date and payment date for any payment to the Holders pursuant to this Section. At least 15 days before such record date, the Trustee shall send to each Holder and the Issuers a notice that states the record date, the payment date and amount to be paid.

Section 6.11    Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of the Notes.

Section 6.12    Waiver of Stay or Extension Laws. None of the Issuers or any Guarantor (to the extent they may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and each of the Issuers and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 7

TRUSTEE

Section 7.01    Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)    Except during the continuance of an Event of Default:

(i)    the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee (it being agreed that the permissive right of the Trustee to do things enumerated in this Indenture shall not be construed as a duty); and

(ii)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. The Trustee shall be under no duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(c)    The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)    this Section 7.01(c) does not limit the effect of Sections 7.01(b) and 7.01(i);

(ii)    the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d)    Every provision of this Indenture that in any way relates to the Trustee is subject to Sections 7.01(a), (b), (c) and (i).

(e)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f)    Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)    Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section.

(h)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers will be sufficient if signed by an Officer of each of the Issuers.

(i)    No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

Section 7.02    Rights of Trustee.

(a)    The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate and/or Opinion of Counsel.

(c)    The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d)    The Trustee shall not be liable for any action it takes, suffers or omits to take in good faith which it believes to be authorized or within its discretion, rights or powers conferred upon it by this Indenture; provided, however, that the Trustee’s conduct does not constitute negligence, willful misconduct or bad faith.

(e)    The Trustee may consult with counsel of its own selection and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f)    The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney, at the expense of the Issuers and shall incur no liability of any kind by reason of such inquiry or investigation.

(g)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(h)    The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i)    The Trustee shall not be liable for any action taken or omitted by it in good faith at the direction of the Holders of not less than a majority in principal amount of the outstanding Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.

(j)    Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the Holder of any Note shall be conclusive and binding upon future Holders of Notes and upon Notes executed and delivered in exchange therefor or in place thereof.

(k)    In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l)    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m)    The Trustee may request that the Issuers deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

Section 7.03    Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights.

Section 7.04    Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, any Guarantee, the Notes or any Security Document, it shall not be accountable for the Issuers’ use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuers or any Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication, but then only to the extent that the Trustee executed the certificate of authentication. The Trustee shall not be charged with knowledge of any Default or Event of Default unless a Trust Officer of the Trustee shall have received written notice thereof in accordance with Section 13.01 hereof from the Issuers, any Guarantor, the Paying Agent or any Holder at the Corporate Trust Office of the Trustee. In accepting the trust hereby created, the Trustee acts solely as Trustee for the Holders and not in its individual capacity and all persons, including without limitation the Holders of Notes and the Issuers having any claim against the Trustee arising from this Indenture shall look only to the funds and accounts held by the Trustee hereunder for payment. The Trustee shall not be responsible to make any calculation with respect to any matter under this Indenture. The Trustee shall have no duty to monitor or investigate the Issuers’ compliance with or the breach of, or cause to be performed or observed, any representation, warranty, covenant or agreement of any Person, other than the Trustee, made in this Indenture.

No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to perform any act or acts, receive or obtain any interest in property or exercise any interest in property, or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts, to receive or obtain any such interest in property or to exercise any such right, power, duty or obligation.

Section 7.05    Notice of Defaults. If a Default occurs and is continuing and if it is actually known to a Trust Officer of the Trustee, the Trustee shall send to each Holder notice of the Default within the later of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee, or promptly after discovery or obtaining notice if such discovery is made or notice is received 90 days after the Default occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06    Compensation and Indemnity. The Issuers shall pay to the Trustee from time to time such compensation for its services as shall be agreed in writing between the Issuers and the Trustee. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services, except any such disbursements, advances or expenses as may be attributable to its negligence, willful misconduct or bad faith as determined by a court of competent jurisdiction. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuers and each Guarantor, jointly and severally, shall indemnify the Trustee and its officers, directors, employees and agents against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses) incurred by it arising out of or in connection with the acceptance or administration of this trust and the performance of its duties under this Indenture and the Security Documents, including the costs and expenses of enforcing this Indenture, any Guarantee or any Security Document against the Issuers or a Guarantor (including this Section 7.06) and defending itself against or investigating any claim (whether asserted by the Issuers, any Guarantor, any Holder or any other Person). The obligation to pay such amounts shall survive the payment in full or defeasance of the Notes or the removal or resignation of the Trustee. The Trustee shall notify the Issuers of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuers shall not relieve the Issuers or any Guarantor of their indemnity obligations hereunder. The Issuers shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuers’ expense in the defense. Such indemnified parties may have separate counsel and the Issuers and the Guarantors, as applicable, shall pay the fees and expenses of such counsel; provided, however, that the Issuers shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no conflict of interest between the Issuers and the Guarantors, as applicable, and such parties in connection with such defense. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own willful misconduct, gross negligence or bad faith as determined by a court of competent jurisdiction.

To secure the Issuers’ and the Guarantors’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes pursuant to Article 8 hereof or otherwise.

The Issuers’ and the Guarantors’ payment obligations pursuant to this Section shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any Bankruptcy Law or otherwise or the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(g) or (h) with respect to the Issuers, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if adequate indemnity against such risk or liability is not assured to its satisfaction.

“Trustee” for purposes of this Section shall include any predecessor Trustee; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

Section 7.07    Replacement of Trustee.

(a)    A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

(b)    The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing, and may appoint a successor Trustee. The Issuers shall remove the Trustee if:

(i)    the Trustee is adjudged bankrupt or insolvent, or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(ii)    a receiver or other public officer takes charge of the Trustee or its property; or

(iii)    the Trustee otherwise becomes incapable of acting.

(c)    If the Trustee resigns, is removed by the Issuers or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers shall promptly appoint a successor Trustee.

(d)    A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.06.

(e)    If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition at the expense of the Issuers any court of competent jurisdiction for the appointment of a successor Trustee.

(f)    Notwithstanding the replacement of the Trustee pursuant to this Section, the Issuers’ obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

Section 7.08    Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.09    Tax Payment and Tax Withholding Obligations. In order to comply with applicable tax laws, rules and regulations if a foreign financial institution, issuer, trustee, paying agent, holder or other institution is or has agreed to be subject to “Applicable Law” related to this Indenture, the Issuers agree, upon written request by the

Trustee or the Paying Agent, to provide to the Trustee and the Paying Agent such requested information that the Issuers have in their possession about such parties and/or transactions (including any modification to the terms of such transactions) so they can determine whether they have any tax related obligations under Applicable Law.

ARTICLE 8

DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.01    Discharge of Liability on Notes; Defeasance. This Indenture shall be discharged and shall cease to be of further effect as to all outstanding Notes when either:

(a)    (i) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from trust, have been delivered to the Paying Agent for cancellation; or (ii) all Notes not theretofore delivered to the Paying Agent for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and the Paying Agent for the giving of notice of redemption by the Paying Agent in the name, and at the expense, of the Issuers and the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee (or such other entity directed, designated or appointed by the Issuers and reasonably acceptable to the Trustee acting for the Trustee for this purpose) for the benefit of the Holders, cash in euros, Government Securities or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Paying Agent for cancellation for principal, premium, if any, and accrued interest to, but not including, the date of maturity or redemption together with irrevocable instructions from the Issuers to the Trustee (or such other entity directed, designated or appointed by the Company and reasonably acceptable to the Trustee, acting for the Trustee for this purpose) and the Paying Agent to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be;

(b)    the Issuers and/or the Guarantors have paid or caused to be paid all sums payable by them under this Indenture; and

(c)    the Issuers have delivered an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge have been complied with.

Subject to Section 8.02, the Issuers may, at their option and at any time, elect to discharge (i) all of their obligations under the Notes and this Indenture (“legal defeasance option”) or (ii) their obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.11 and 4.12 for the benefit of the Holders and the operation of Section 5.01 and Sections 6.01(c), 6.01(d), 6.01(e), 6.01(f), 6.01(g) (with respect to Significant Subsidiaries of the Company only), 6.01(h) (with respect to Significant Subsidiaries of the Company only) and 6.01(i) (“covenant defeasance option”) for the benefit of the Holders. The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. In the event that the Issuers terminate all of their obligations under the Notes and this Indenture by exercising their legal defeasance option or their covenant defeasance option, the obligations of each Guarantor under its Guarantee of the Notes shall be terminated simultaneously with the termination of such obligations so long as no Notes are then outstanding.

If the Issuers exercise their legal defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default. If the Issuers exercise their covenant defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default specified in Section 6.01(c), 6.01(d), 6.01(e), 6.01(f), 6.01(g) (with respect to Significant Subsidiaries of the Company only), 6.01(h) (with respect to Significant Subsidiaries of the Company only), 6.01(i) or because of the failure of the Issuers to comply with subclause (a)(iv) of Section 5.01.

Upon satisfaction of the conditions set forth herein and upon request of the Issuers, the Trustee and the Paying Agent shall acknowledge in writing the discharge of those obligations that the Issuers terminate.

Notwithstanding Section 8.01(a) above, the Issuers’ obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 7.06, 7.07 and in this Article 8 shall survive until the Notes have been paid in full. Thereafter, the Issuers’ obligations in Sections 7.06, 8.05 and 8.06 shall survive such satisfaction and discharge.

Section 8.02    Conditions to Defeasance.

(a)    The Issuers may exercise their legal defeasance option or their covenant defeasance option, in each case, with respect to the Notes only if:

(i)    the Issuers irrevocably deposit with the Trustee (or such other entity directed, designated or appointed by the Issuers and reasonably acceptable to the Trustee acting for the Trustee for this purpose) for the benefit of the Holders, cash in euros, Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes (provided that if such redemption is made as provided under paragraph 5 of the Note, (x) the amount of cash in euros, Government Securities, or a combination thereof, that the Issuers must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the Issuers must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date) and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(ii)    in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, (a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or (b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii)    in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv)    no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(v)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities have been issued or any other material agreement or instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(vi)    the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Guarantor or others; and

(vii)    the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Notwithstanding the foregoing, an Opinion of Counsel required by Section 8.02(a)(ii) with respect to legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee or the Registrar for cancellation (x) have become due and payable or (y) will become due and payable at their stated maturity within one year under arrangements satisfactory to the Trustee and the Paying Agent for the giving of notice of redemption by the Paying Agent in the name, and at the expense, of the Issuers.

(b)    Before or after a deposit, the Issuers may make arrangements satisfactory to the Trustee and the Paying Agent for the redemption of such Notes at a future date in accordance with Article 3.

Section 8.03    Application of Trust Money. The Trustee (or such other entity directed, designated or appointed by the Issuers and reasonably acceptable to the Trustee acting for the Trustee for this purpose) shall hold for the benefit of the Holders money or Government Securities (including proceeds thereof) deposited with it pursuant to this Article 8. It shall apply the deposited money and the money from Government Securities through each Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes so discharged or defeased.

Section 8.04    Repayment to Issuers. Each of the Trustee and each Paying Agent shall promptly turn over to the Issuers upon written request any money or Government Securities held by it as provided in this Article which, in the written opinion of a nationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if Government Securities have been so deposited), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article 8.

Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Issuers upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuers for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

Section 8.05    Indemnity for Government Securities. The Issuers shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited Government Securities or the principal and interest received on such Government Securities.

Section 8.06    Reinstatement. If the Trustee or any Paying Agent is unable to apply any money or Government Securities in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ obligations under this Indenture and the Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or any Paying Agent is permitted to apply all such money or Government Securities in accordance with this Article 8; provided, however, that, if the Issuers have made any payment of principal of or interest on, any such Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or any Paying Agent.

ARTICLE 9

AMENDMENTS AND WAIVERS

Section 9.01    Without Consent of the Holders. The Issuers, the Guarantors (with respect to a Guarantee or this Indenture to which it is a party), the Trustee and the Collateral Trustee may amend or supplement this Indenture, any Guarantee, the Notes and the Security Documents without the consent of any Holder:

(i)    to cure any ambiguity, omission, mistake, defect or inconsistency as certified by the Issuers;

(ii)    to provide for uncertificated Notes of such series in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(iii)    to comply with the covenant relating to mergers, consolidations and sales of assets;

(iv)    to provide for the assumption of the Company’s, FinCo’s or any Guarantor’s obligations to the Holders in a transaction that complies with this Indenture;

(v)    to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder;

(vi)    to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor;

(vii)    to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee, Paying Agent, Registrar or Authenticating Agent hereunder pursuant to the requirements hereof;

(viii)    to add a Guarantor under this Indenture or to release a Guarantor in accordance with the terms of this Indenture and to provide for any local law restrictions required by the jurisdiction of organization of such Guarantor;

(ix)    to conform the text of this Indenture, the Guarantees or the Notes to any provision of the Offering Memorandum under the caption “Description of Notes” to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Guarantees or the Notes as certified by the Issuers;

(x)    to provide for the issuance of Additional Notes permitted to be incurred under this Indenture;

(xi)    to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance of the Notes and administration of this Indenture; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(xii)    to add additional assets as Collateral; or

(xiii)    to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security Documents or any release, termination or discharge of Collateral that becomes effective as set forth in this Indenture or any of the Security Documents.

Section 9.02    With Consent of the Holders. Notwithstanding Section 9.01 of this Indenture and subject to Section 9.06, the Issuers, the Guarantors, the Trustee and the Collateral Trustee may amend or supplement this Indenture, the Notes, the Guarantees or the Security Documents with the written consent of the Holders of at least a majority in principal amount of Notes then outstanding voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Sections 6.04 and 6.07, any past or existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, Notes or the Guarantees may be waived with the consent of the Holders of a majority of the then outstanding aggregate principal amount of Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with the purchase of, or tender offer or exchange offer for, any applicable series of Notes). Section 2.09 and Section 13.04 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02. However, without the consent of each Holder of an outstanding series of Notes affected, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(i)    reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)    reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to Sections 4.06 and 4.08);

(iii)    reduce the rate of or change the time for payment of interest on any Note;

(iv)    waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(v)    make any Note payable in money other than that stated in such Note;

(vi)    make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(vii)    make any change to this Section 9.02;

(viii)    impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(ix)    make any change to or modify the ranking of Notes that would materially adversely affect the Holders; or

(x)    except as expressly permitted by this Indenture, modify the Guarantee of any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary, in any manner adverse to the Holders.

In addition, without the consent of the Holders of Notes of at least 66 2/3% in principal amount of Notes then outstanding, no amendment, supplement or waiver may release all or substantially all of the Collateral other than in accordance with this Indenture and the Security Documents. It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

Section 9.03    Revocation and Effect of Consents and Waivers.

(a)    A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives written notice of revocation delivered in accordance with Section 13.01 before the date on which the Trustee receives an Officer’s Certificate from the Issuers certifying that the requisite principal amount of Notes have consented. After an amendment or waiver becomes effective, it shall bind every Holder of Notes of such series. An amendment or waiver becomes effective upon the (i) receipt by the Issuers or the Trustee of consents by the Holders of the requisite principal amount of securities, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuers and the Trustee.

(b)    The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding Section 9.04(a), those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.04    Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Issuers may require the Holder to deliver it to the Trustee. The Trustee (or the Registrar, at the direction of the Trustee) at the direction of the Issuers may place a notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuers so determine, the Issuers in exchange for the Note shall issue and the Trustee or the Authenticating Agent shall authenticate a new Note that reflects the changed terms. Failure to make a notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

Section 9.05    Trustee to Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing any amendment, supplement, or waiver, the Trustee shall receive indemnity reasonably satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in conclusively relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and the Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03). Notwithstanding the foregoing, an Officer’s Certificate and an Opinion of Counsel shall not be required in connection with the addition of any Guarantor under this Indenture on the Issue Date upon execution and delivery by such Guarantor and the Trustee of a Supplemental Indenture in the form of Exhibit D to this Indenture.

Section 9.06    Additional Voting Terms; Calculation of Principal Amount. Except as otherwise set forth herein, all Notes issued under this Indenture shall vote and consent separately on all matters as to which any of such Notes may vote. Determinations as to whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article 9 and Section 2.14.

ARTICLE 10

GUARANTEES

Section 10.01    Guarantees.

(a)    Each Guarantor hereby jointly and severally, irrevocably and unconditionally guarantees on a secured basis, as a primary obligor and not merely as a surety, to each Holder and the Trustee and their successors and assigns (i) the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under this Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, premium, if any, or interest on, if any, the Notes and all other monetary obligations of the Issuers under this Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuers whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes, on the terms set forth in this Indenture by executing this Indenture (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).

Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that each such Guarantor shall remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation.

(b)    Each Guarantor waives presentation to, demand of payment from and protest to the Issuers of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

(c)    Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(d)    Except as expressly set forth in Sections 8.01(b), 10.02 and 10.06, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.

(e)    Subject to Section 10.02 hereof, each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

(f)    In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuers to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee (or its designee) an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Issuers to the Trustee.

(g)    Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Trustee in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of any Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 10.01.

(h)    Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

Each Guarantor shall promptly execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 10.02    Limitation on Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that, any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03    Releases.

(a)    A Guarantee as to any Guarantor shall be automatically and unconditionally released and discharged upon:

(i)    (a) any sale, exchange, disposition or transfer (including through consolidation, merger or otherwise) of (x) the Capital Stock of such Guarantor, after which such Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of such Guarantor, which sale, exchange, disposition or transfer in each case is made in compliance with Section 4.06(a)(i) and (ii); (b) in the case of any Restricted Subsidiary that after the Issue Date is required to guarantee the Notes pursuant to the covenant described under Section 4.11, the release, discharge or termination of the guarantee by such Guarantor of the guarantee which resulted in the creation of such Guarantees, except a release, discharge or termination by or as a result of payment under such guarantee; (c) the release or discharge of the guarantee by, or the direct obligation of, such Guarantor of the Obligations under the Senior Credit Facilities, except a discharge or release by or as a result of payment in connection with the enforcement of remedies under such guarantee or direct obligation; (d) the permitted designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provision set forth under Section 4.04 and the definition of “Unrestricted Subsidiary”; (e) upon the consolidation or merger of any Guarantor with and into the Company or another Guarantor that is the surviving Person in such consolidation or merger, or upon the liquidation of such Guarantor following the transfer of all of its assets to the Company or another Guarantor; (f) the Company exercising its legal defeasance option or covenant defeasance option as described under Article 8 or the Company’s obligations under this Indenture being discharged in accordance with the terms of this Indenture; or (g) the occurrence of a Covenant Suspension Event; and

(ii)    the Issuers delivering to the Trustee an Officer’s Certificate of such Guarantor or the Issuers and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

Section 10.04    Successors and Assigns. This Article 10 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Section 10.05    No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

Section 10.06    Modification. No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 10.07    Execution of Supplemental Indenture for Future Guarantors. Each Restricted Subsidiary which is required to become a Guarantor pursuant to Section 4.11 shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Exhibit D pursuant to which such Subsidiary or other Person shall become a Guarantor under this Article 10 and shall guarantee the Guaranteed Obligations and execute such supplements or documents to join the Security Documents. Concurrently with the execution and delivery of such supplemental indenture, the Issuers shall deliver to the Trustee an Opinion of Counsel and an Officer’s Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Guarantee of such Guarantor is a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms. Notwithstanding the foregoing, an Officer’s Certificate and an Opinion of Counsel shall not be required in connection with the addition of any Guarantor under this Indenture on the Issue Date upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture in the Form of Exhibit D to this Indenture. For the avoidance of doubt, the execution of any supplemental indenture pursuant to this Section 10.07 is conditional upon the Trustee, the Paying Agent and the Registrar having completed any required KYC procedures in accordance with prevailing regulations.

Section 10.08    Non-Impairment. The failure to endorse a Guarantee on any Note shall not affect or impair the validity thereof.

Section 10.09    Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

ARTICLE 11

PAYING AGENT AND REGISTRAR

Section 11.01    Payment.

(a)    In order to provide for all payments due on the Notes as the same shall become due, the Issuers shall cause to be paid to the Paying Agent, no later than 10:00 a.m. London time on the Business Day prior to the due date (or such other time as the Issuers and the Paying Agent may mutually agree from time to time) for the payment of principal of, premium and Additional Amounts, if any, or interest on any Note, at such bank as the Paying Agent shall previously have notified to the Issuers, immediately available funds sufficient to meet all payment obligations due on such Notes.

(b)    The Issuers hereby authorize and direct the Paying Agent, from the amounts paid to it pursuant to Section 11.01(a) above, to make or cause to be made all payments on the Notes in accordance with this Indenture. Such payments shall be made to the Holder or Holders of Notes in accordance with the terms of the Notes, the provisions contained in this Article 11, and the procedures of the Depository. All interest payments in respect of the Notes will be made by the Paying Agent on the relevant Interest Payment Date (as set forth in the Notes) to the Holders in whose names the Notes are registered at the close of business (in London) on the record date specified in the Notes next preceding the Interest Payment Date or such other date as is provided in the Notes. So long as the Notes are represented by one or more global certificates and registered in the name of a nominee of the Common Depository, all interest payments on the Notes shall be made by the Paying Agent by wire transfer of immediately available funds to such Holder.

(c)    The Paying Agent, to the extent sufficient funds are available to it, will pay the principal of, premium and Additional Amounts, if any, on the Notes on the stated maturity date or on the redemption date, as the case may be, together with accrued and unpaid interest due at the stated maturity date or on such redemption date, if any, upon presentation and surrender of such Note on or after the stated maturity date or redemption date thereof to the Paying Agent, or as specified in the Notes.

(d)    If for any reason the amounts received by the Paying Agent are insufficient to satisfy all claims in respect of all payments then due on the Notes, the Paying Agent shall forthwith notify the Issuers, and the Paying Agent shall not be obliged to pay any such claims until the Paying Agent has received the full amount of the monies then due and payable in respect of such Notes. If, however, the Paying Agent in its sole discretion shall make payment on the Notes on the stated maturity date or on the redemption date, as the case may be, or payments of interest or such other payments when otherwise due on the assumption that the corresponding payment by the Issuers has been or shall be made (it being understood that the Paying Agent shall have no obligation whatsoever to make any such payment) and the amount which should have been received by the Paying Agent is not received on such date, then the Issuers agree forthwith on demand to reimburse, or cause the reimbursement of, the Paying Agent for the amount which should have been paid by the Issuers in order for the Paying Agent to make such payment, and pay interest thereon from the day following the date when the amount unpaid should have been received under this Indenture to the date when such amount is actually received (inclusive) at a rate equal to the cost of the Paying Agent of funding such amount, as certified by the Paying Agent and expressed as a rate per annum.

(e)    The Paying Agent hereby agrees that:

(i)    it will hold all sums held by it as Paying Agent for the payment of principal of, premium and Additional Amounts, if any, or interest on the Notes for the benefit of the Holders of the Notes entitled thereto, or for the benefit of the Trustee, as the case may be, until such sums shall be paid out to such Holders or otherwise as provided in Section 11.02(f) below and in this Indenture;

(ii)    it will promptly give the Trustee notice of an Issuer default in the payment of principal of, premium and Additional Amounts, if any, or interest on the Notes; and

(iii)    at any time after an Event of Default in respect of the Notes shall have occurred, the Paying Agent shall, if so required by notice in writing given by the Trustee to the Paying Agent: (y) thereafter, until otherwise instructed by the Trustee, act as an agent of the Trustee under the terms of this Indenture; and/or (z) deliver all Notes and all sums, documents and records held by the Paying Agent in respect of the Notes to the Trustee or as the Trustee shall direct in such notice; provided that such notice shall be deemed not to apply to any document or record which the Paying Agent is obliged not to release by any applicable law or regulation.

(f)    Notwithstanding the foregoing:

(i)    if any Note is presented or surrendered for payment to the Paying Agent and the Paying Agent has delivered a replacement therefor or has been notified that the same has been replaced, the Paying Agent shall as soon as is reasonably practicable notify the Issuers in writing of such presentation or surrender and shall not make payment against the same until it is so instructed by the Issuers and has received the amount to be so paid; and

(ii)    the Paying Agent shall cancel each Note against surrender of which it has made full payment and shall deliver each Note so cancelled by it to the Trustee.

(g)    In no event, shall the Paying Agent be obliged to make any payments hereunder if it has not received the full amount of any payment.

Section 11.02    Indemnity.

(a)    The Issuers and the Guarantors, jointly and severally, shall:

(i)    reimburse the Paying Agent and the Registrar upon its request for all reasonable expenses, disbursements and advances incurred or made by the Paying Agent and the Registrar in accordance with any provision of this Indenture (including the reasonable compensation, expenses and disbursements of their agents and counsel), except to the extent that any such expense, disbursement or advance may be attributable to the Paying Agent’s or the Registrar’s own willful misconduct or gross negligence; and

(ii)    indemnify the Paying Agent and the Registrar for, and to hold the Paying Agent and the Registrar harmless against, any and all loss, damage, claims, liability or expense, including fees of counsel and including taxes (other than taxes based upon, measured by or determined by the income of the Paying Agent or the Registrar), incurred by them in connection with this Indenture or in respect of the Issuers’ issue of the Notes, including the costs and expenses of defending themselves against any claim (whether asserted by the Issuers, any Holder or any Guarantor) or liability in connection with the exercise or performance of any of their powers or duties hereunder, or in connection with enforcing the provisions of this Article 1, except to the extent that such loss, damage, claim, liability or expense is due to the Paying Agent’s or the Registrar’s own willful misconduct or gross negligence.

(b)    The provisions of this Section shall survive the satisfaction and discharge of this Indenture and the Notes, the termination for any reason of this Indenture, and the resignation or removal of the Paying Agent or the Registrar.

Section 11.03    General.

(a)    In acting under this Article 11, the Paying Agent and the Registrar shall not (a) be under any fiduciary duty towards any person, (b) be responsible for or liable in respect of the authorization, validity or legality of any Note amount paid by it hereunder (except to the extent that any such liability is determined by a court of competent jurisdiction to have resulted from the Paying Agent’s or the Registrar’s own willful misconduct or gross negligence), (c) be under any obligation towards any person other than the Trustee and the Issuers or (d) assume any relationship of agency or trust for or with any Holder.

(b)    The Paying Agent and the Registrar shall be entitled to treat the registered Holder of any Note as the absolute owner of such Note for all purposes and make payments thereon accordingly.

(c)    The Paying Agent and the Registrar may exercise any of their rights or duties hereunder by or through agents or attorneys, and shall not be responsible for any misconduct thereof, provided such agent or attorney has been appointed with due care.

(d)    The Paying Agent shall not exercise any lien, right of set-off or similar claim against any Holder of a Note in respect of moneys payable by it under this Article 11; however, should the Paying Agent elect to make a payment pursuant to Section 11.02(d), it shall be entitled to appropriate for its own account out of the funds received by it under Section 11.02 an amount equal to the amount so paid by it.

(e)    The Paying Agent and the Registrar may (at the reasonable and documented expense of the Issuers) consult, on any matter concerning their duties hereunder, any legal adviser or other expert selected by them with due care and, with respect to the selection of other experts, in consultation with the Issuers, and the Paying Agent and the Registrar shall not be liable in respect of anything done, or omitted to be done in good faith in accordance with that adviser’s opinion. At any time, the Paying Agent and the Registrar may apply to any duly authorized representative of the Issuers for a written instruction, and shall not be liable for an action lawfully taken or omitted to be taken in accordance with such instruction.

(f)    The Paying Agent and the Registrar may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by them to be genuine and to have been signed or presented by the proper party or parties.

(g)    The Paying Agent and the Registrar shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Paying Agent and the Registrar, in their discretion, may make such further inquiry or investigation into such facts or matters as they may see fit, and, if the Paying Agent or the Registrar shall determine to make such further inquiry or investigation, they shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h)    The Paying Agent and the Registrar shall be obliged to perform only such duties as are specifically set forth herein and in the Notes, and no implied duties or obligations shall be read into this Article 11 or the Notes against the Paying Agent or the Registrar.

(i)    The Paying Agent shall not be liable to account to the Issuers for any interest or other amounts in respect of funds received by it from the Issuers. Money held by the Paying Agent need not be segregated except as required by law.

(j)    No section of this Article 11 or the Notes shall require the Paying Agent or the Registrar to risk or expend their own funds, or to take any action which in their reasonable judgment would result in any expense or liability accruing to them.

(k)    In no event will the Paying Agent or the Registrar be responsible or liable for any failure or delay in the performance of their obligations hereunder arising out of or caused by, directly or indirectly, forces beyond their reasonable control, including, without limitation, strikes, work stoppages, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, severe loss or severe malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Paying Agent and the Registrar will use best reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(l)    The Paying Agent and the Registrar shall have no duty to inquire as to the performance of the covenants of the Issuers, nor shall they be charged with knowledge of any default or Event of Default under this Indenture.

(m)    Notwithstanding any section of this Article 11 to the contrary, the Paying Agent and the Registrar will not in any event be liable for special, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Paying Agent or the Registrar have been advised of the likelihood of such loss or damage and regardless of the form of action.

(n)    The Paying Agent and the Registrar, their officers, directors, employees and shareholders may become the owners of, or acquire any interest in, the Notes, with the same rights that they would have if they were not the Paying Agent or the Registrar, and may engage or be interested in any financial or other transaction with the Issuers as freely as if they were not the Paying Agent or the Registrar.

(o)    The Paying Agent and the Registrar shall retain the right not to act and shall not be held liable for refusing to act unless they have received clear instructions from the Issuers that comply with the terms of this Indenture; provided that in the event that the Paying Agent or the Registrar shall exercise their right not to act pursuant to this sub-clause (o), the Paying Agent or the Registrar (as applicable) shall promptly notify the Issuers and the Trustee and seek additional instructions that comply with the terms of this Indenture.

(p)    The Paying Agent and the Registrar may request that the Issuers provide them with the names, specimen signatures and direct dial phone numbers of their authorized persons.

Section 11.04    Change of Paying Agent or Registrar.

(a)    Any time, other than on a day during the forty-five (45) day period preceding any payment date for the Notes, the Paying Agent or the Registrar may resign by giving at least forty-five (45) days’ prior written notice to the Issuers; and the Paying Agent’s or the Registrar’s agency shall be terminated and their duties shall cease upon expiration of such forty-five (45) days or such lesser period of time as shall be mutually agreeable to the Paying Agent or the Registrar (as applicable) and the Issuers. At any time, following at least forty-five (45) days’ prior written notice (or such lesser period of time as shall be mutually agreeable to the Paying Agent or the Registrar (as applicable) and the Issuers) from the Issuers, the Paying Agent and the Registrar may be removed from their agency. Such removal shall become effective upon the expiration of the forty-five (45) day or agreed lesser time period (provided that any such removal shall be immediate in case the Paying Agent or the Registrar shall be adjudicated bankrupt or insolvent), and upon payment to the Paying Agent and the Registrar of all amounts payable to them in connection with their agency. In such event, following payment in full of their outstanding fees and expenses, the outgoing Paying Agent shall deliver to the Issuers, or to the Issuers’ designated representative, all Notes (if any) and cash (if any) belonging to the Issuers and, at the Issuers’ reasonable expense, shall furnish to the Issuers, or to the Issuers’ designated representative, such information regarding the status of the Issuers’ outstanding Notes reasonably requested by the Issuers.

(b)    Any Person into which a Paying Agent or the Registrar may be merged or consolidated or any Person resulting from any merger or consolidation to which such Paying Agent or Registrar is a party or any Person to which such Paying Agent or Registrar shall sell or otherwise transfer all or substantially all of its corporate trust or agency assets shall on the date on which such merger, consolidation or transfer becomes effective, become the successor to such Paying Agent or Registrar under this Article 11 without the execution or filing of any paper or any further act on the part of the parties hereto.

Section 11.05    Compensation, Fees and Expenses.

The Issuers and the Guarantors, jointly and severally, shall pay to the Paying Agent and the Registrar the compensation, fees and expenses in respect of the Paying Agent’s and the Registrar’s services as separately agreed in writing with the Paying Agent and the Registrar.

ARTICLE 12

COLLATERAL AND SECURITY

Section 12.01    Security Interest.

(a)    The due and punctual payment of the principal of, premium (if any) and interest, if any, on, the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium (if any) and interest, if any, on the Notes and performance of all other obligations of the Issuers and the Guarantors to the Holders or the Trustee and the Notes (including, without limitation, the Note Guarantees), according to the terms hereunder or thereunder, are secured as provided herein and in the Security Documents.

Each Holder, by its acceptance of a Note, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral and the intercreditor agreements set forth therein) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Trustee to enter into and perform its obligations under the Collateral Trust Agreement, the ABL Intercreditor Agreement, the PP&E Pari Passu Intercreditor Agreement and each other Security Document to which the Trustee (or its representative) is a party, and each Holder further authorizes and directs the Trustee to direct the Collateral Trustee to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance with the provisions thereof. Each of the Issuers and the Guarantors consents and agrees to be bound by the terms of the Security Documents, as the same may be in effect from time to time, and agrees to perform its obligations thereunder in accordance therewith.

(b)    The Issuers will deliver to the Trustee copies of all documents delivered to the Collateral Trustee pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be required by the provisions of the Security Documents, to assure and confirm to the Collateral Trustee the security interest in the Collateral contemplated by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes. The Issuers will take, and will cause the Guarantors and the Company’s Subsidiaries to take, any and all actions reasonably required by the Trustee and/or the Collateral Trustee to cause the Collateral Trust Security Documents to create and maintain, as security for the PP&E First Lien Obligations, a valid and enforceable perfected Lien in and on all the Collateral in favor of the Collateral Trustee for the benefit of the Trustee and the Holders of the Notes and holders of other PP&E First Lien Obligations, to the extent required by, and with the Lien priority required under, the Security Documents.

Section 12.02    Duties of Collateral Trustee and Trustee.

(a)    This Article 12 and the provisions of each other Security Document (except as set forth herein) are subject to the terms, conditions and benefits set forth in the Collateral Trust Agreement, the ABL Intercreditor

Agreement and the PP&E Pari Passu Intercreditor Agreement. Each of the Issuers and each Guarantor consents to, and agrees to be bound by, the terms of the Collateral Trust Agreement, the ABL Intercreditor Agreement and the PP&E Pari Passu Intercreditor Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance therewith. Each Holder of Notes, by its acceptance of the Notes (a) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Collateral Trust Agreement , the ABL Intercreditor Agreement and the PP&E Pari Passu Intercreditor Agreement and (b) authorizes and instructs the Trustee, on behalf of each Holder of Notes, to execute and deliver a joinder to the Collateral Trust Agreement, the ABL Intercreditor Agreement and the PP&E Pari Passu Intercreditor Agreement and perform its obligations thereunder.

(b)    Citibank, N.A. has been appointed pursuant to the Collateral Trust Agreement to serve as the Collateral Trustee for the benefit of the Trustee, the Holders of the Notes and the Guarantees, the Borrowing Base Priority Obligations under the Initial ABL Facility, the PP&E First Lien Obligations under the Initial PP&E First Lien Term Facility, the PP&E First Lien Obligations under the Existing Indenture, all future Borrowing Base Priority Obligations outstanding from time to time, if any, under any other ABL Loan Facility, subject to the terms set forth therein, in the ABL Intercreditor Agreement and in the Collateral Trust Agreement, and all future PP&E Priority Obligations outstanding from time to time, if any, under any other PP&E Loan Document subject to the terms set forth therein, in the PP&E Pari Passu Intercreditor Agreement and in the Collateral Trust Agreement.

(c)    Except as provided in the Collateral Trust Agreement and the Collateral Trust Security Documents (or as directed by the Applicable Representatives), the Collateral Trustee will not be obligated to take any action which is discretionary in nature. In addition, the Collateral Trustee and the Trustee will not be responsible for or have any duty to ascertain or inquire into any statement, warranty or representation made or in connection with any Collateral Trust Security Document or any secured instrument, the contents of any certificate, report or other document delivered pursuant to this Indenture or thereunder or in connection herewith or therewith, the occurrence of any default, the validity, enforceability, effectiveness or genuineness of the Collateral Trust Agreement, or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Trust Security Documents, the value or the sufficiency of any Collateral for any Secured Obligations, or the satisfaction of any condition set forth in any Collateral Trust Security Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Trustee or the Trustee. Neither the Trustee nor the Collateral Trustee shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Lien or security interest in the Collateral.

(d)    Whether or not expressly stated in any Security Document, when the Trustee acts as Authorized Representative (as defined in the PP&E Pari Passu Intercreditor Agreement), First Priority Representative, PP&E First Lien Agent or in any other capacity in any Security Document, the Trustee shall be entitled to the rights, privileges and immunities granted to it under this Indenture.

Section 12.03    Release of Liens on Collateral.

The Collateral Trustee’s Liens on the Collateral on behalf of the Trustee and the Holders of the Notes will be released in any one or more of the circumstances described in the Collateral Agreement, the ABL Intercreditor Agreement and the PP&E Pari Passu Intercreditor Agreement.

Notwithstanding anything to the contrary herein, (1) no Excluded Subsidiary shall be required to pledge any of its property or assets as collateral under the Notes, (2) no Excluded Subsidiary shall be required to provide a guaranty of any obligations under the Notes, and (3) none of the Capital Stock of any Excluded Subsidiary shall be pledged as collateral under the Notes other than 65% of the issued and outstanding voting Capital Stock and 100% of the issued and outstanding non-voting Capital Stock of (A) each wholly owned Domestic Subsidiary that is described in clause (c) of the definition of “Excluded Subsidiary” that is directly owned by the Company or any Guarantor and (B) each wholly owned Foreign Subsidiary that is directly owned by the Company or any Guarantor, and any Lien on Collateral will be released in order to comply therewith.

Section 12.04    Release of Liens in Respect of Notes.

The Collateral Trustee’s Liens on the Collateral on behalf of the Holders of the Notes will no longer secure the Notes outstanding under the Indenture or any other Obligations under the Indenture or other Note Documents, and the right of Holders of the Notes and such Obligations to the benefits and proceeds of the Collateral Trustee’s Liens on the Collateral will terminate and be discharged:

(1)    upon satisfaction and discharge of the Indenture as set forth under Article 8 hereof;

(2)    upon a Legal Defeasance or Covenant Defeasance of the Notes as set forth under Article 8 hereof;

(3)    upon payment in full and discharge of all Notes outstanding under the Indenture and of all Obligations that are outstanding, due and payable under the Indenture at the time the Notes are paid in full and discharged; or

(4)    in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with Section 9.02 hereof.

In addition, the Collateral Trustee’s Liens on the Collateral may be released as provided in the Collateral Trust Agreement, the ABL Intercreditor Agreement or the PP&E Pari Passu Intercreditor Agreement.

Section 12.05    Intercreditor Agreements.

The relative rights in the Collateral among the holders of PP&E Priority Obligations (including the Notes) and the holders of Borrowing Base Priority Obligations will be governed by the Collateral Trust Agreement and the ABL Intercreditor Agreement and, in the event of conflict, the ABL Intercreditor Agreement will govern. The relative rights in the Collateral among holders of PP&E First Lien Obligations (including the Notes) will be governed by the Collateral Trust Agreement and the PP&E Pari Passu Intercreditor Agreement and in the event of conflict, the PP&E Pari Passu Intercreditor Agreement will govern. The relative rights in the Collateral between the holders of PP&E First Lien Obligations (including the Notes) and the holders of PP&E Second Lien Obligations will be governed by the Collateral Trust Agreement and a future second lien intercreditor agreement and in the event of a conflict the second lien intercreditor agreement will govern. In the event of any conflict between this Indenture and either the ABL Intercreditor Agreement or the PP&E Pari Passu Intercreditor Agreement, such other agreement will govern. By its acceptance of the Notes, each Holder shall be deemed to consent to the terms of and authorize and direct the Trustee and the Collateral Trustee, as applicable, to enter into and perform its obligations under the ABL Intercreditor Agreement, the PP&E Pari Passu Intercreditor Agreement and, if then applicable, the second lien intercreditor agreement.

Section 12.06    Priority of Liens.

(a)    Pursuant to the ABL Intercreditor Agreement, each ABL Agent and each PP&E Agent, on behalf of itself and the other secured parties represented by it, has agreed that:

(1)    any Lien now or hereafter held by or on behalf of any PP&E Agent or PP&E Secured Party (or the Collateral Trustee on behalf of any of the foregoing Persons) in and to the Borrowing Base Collateral that secures all or any portion of the PP&E Priority Obligations shall in all respects be junior and subordinate to all Liens granted to any ABL Agent or ABL Secured Party (or to the Collateral Trustee on behalf of any of the foregoing Persons) in the Borrowing Base Collateral to secure all or any portion of the Borrowing Base Priority Obligations;

(2)    any Lien now or hereafter held by or on behalf of any PP&E Agent or PP&E Secured Party (or the Collateral Trustee on behalf of any of the foregoing Persons) in and to the PP&E Collateral that secures all or any portion of the PP&E Priority Obligations, shall in all respects be senior and prior to all Liens granted to any ABL Agent or ABL Secured Party (or to the Collateral Trustee on behalf of any of the foregoing Persons) in the PP&E Collateral to secure all or any portion of the Borrowing Base Priority Obligations;

(3)    any Lien now or hereafter held by or on behalf of any ABL Agent or ABL Secured Party (or the Collateral Trustee on behalf of any of the foregoing Persons) in and to the Borrowing Base Collateral that secures all or any portion of the Borrowing Base Priority Obligations, shall in all respects be senior and prior to all Liens granted to any PP&E Agent or PP&E Secured Party (or to the Collateral Trustee on behalf of any of the foregoing Persons) in the Borrowing Base Collateral to secure all or any portion of the PP&E Priority Obligations; and

(4)    any Lien now or hereafter held by or on behalf of any ABL Agent or ABL Secured Party (or the Collateral Trustee on behalf of any of the foregoing Persons) in and to the PP&E Collateral that secures all or any portion of the Borrowing Base Priority Obligations, shall in all respects be junior and subordinate to all Liens granted to any PP&E Agent or PP&E Secured Party (or to the Collateral Trustee on behalf of any of the foregoing Persons) in the PP&E Collateral to secure all or any portion of the PP&E Priority Obligations.

(b)    Pursuant to the PP&E Pari Passu Intercreditor Agreement, each PP&E First Lien Agent under each Series of PP&E First Lien Obligations will agree (and each PP&E First Lien Secured Party agrees) that, notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of PP&E First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the PP&E First Lien Security Documents or any defect or deficiencies in the Liens securing the PP&E First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to any impairment or as otherwise provided in the PP&E Pari Passu Intercreditor Agreement), (i) the Liens securing each Series of PP&E First Lien Obligations on any Shared Collateral shall be of equal priority and (ii) the benefits and proceeds of the Shared Collateral shall be shared among the PP&E First Lien Secured Parties as provided therein, regardless of the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of PP&E First Lien Obligations, granted on the Shared Collateral.

Section 12.07    Creation and Perfection of Certain Security Interests After the Issue Date.

The Company and the Guarantors agree to use their respective commercially reasonable efforts to create and perfect on the Issue Date the security interests in the Collateral (and obtain title insurance) for the benefit of the holders of the Notes, but to the extent any such security interest is not created or perfected or title insurance obtained by such date, the Company and the Guarantors hereby agree to use their respective commercially reasonable efforts to do or cause to be done all acts and things that would be required, including obtaining any required consents from third parties, to have all security interests in the Collateral duly created and enforceable and perfected, to the extent required by the Security Documents, and obtain title insurance promptly following the Issue Date, but in no event later than 90 days thereafter. Failure to obtain such consents and create and perfect a security interest in such Collateral or to obtain title insurance within such period constitutes an Event of Default to the extent provided under clause (i) under Section 6.01. Notwithstanding the foregoing, if after using commercially reasonable efforts such a security interest in an asset could not be created or perfected because a third party consent had not been obtained or local law did not permit a security interest to more than one secured party, the Company will not be required to create or perfect such security interest. For avoidance of doubt, references in this paragraph to Collateral do not include Excluded Assets. Neither the Trustee nor the Collateral Trustee on behalf of the holders of the Notes has any duty or responsibility to see to or monitor the performance of the Company and its Subsidiaries with regard to these matters.

Section 12.08    Parallel Debt

Without prejudice to the provisions of the other Note Documents, and for the purpose of ensuring and preserving the validity and continuity of the rights of pledge purported to be granted under or pursuant to the Dutch Deed of Pledge, each Issuer irrevocably and unconditionally undertakes to pay, and acknowledges that it owes, to the Collateral Trustee amounts equal to, and in the currency or currencies of, its Corresponding Debt, irrespective of whether any such debt has arisen as at the date of this Indenture or arises after the date hereof, in accordance with and under the same terms and conditions as the Corresponding Debt (such payment undertakings and the obligations and liabilities which are the result thereof hereinafter referred to as the “Parallel Debt”), which undertaking, covenant, and acknowledgment of indebtedness the Collateral Trustee hereby irrevocably and unconditionally accepts.

The Parallel Debt of each Issuer:

(a)	shall become due and payable at the same time as its Corresponding Debt; and

(b)	is independent and separate from, and without prejudice to, its Corresponding Debt.

For purposes of this Section 12.08, the Collateral Trustee:

(a)	is the independent and separate creditor of each Parallel Debt;

(b)	acts in its own name and not as agent, representative or trustee of the PP&E First Lien Secured Parties and its claims in respect of each Parallel Debt shall not be held on trust; and

(c)

shall have the independent and separate right to demand payment of each Parallel Debt in its own name (zelfstandige vorderingen op naam) (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

The Parallel Debt of an Issuer shall be (i) decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged, and (ii) increased to the extent that its Corresponding Debt has increased, and the Corresponding Debt of a Credit Party shall be (x) decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged, and (y) increased to the extent that its Parallel Debt has increased, in each case provided that the Parallel Debt of an Issuer shall never exceed its Corresponding Debt.

If and to the extent that at the time of the creation of the rights of pledge constituted under the Dutch Deed of Pledge, or at any time thereafter, a Corresponding Debt owed to the Collateral Trustee cannot be validly secured through the Parallel Debt, such Corresponding Debt itself shall constitute Secured Liabilities (as defined in the Dutch Deed of Pledge).

All amounts received or recovered by the Collateral Trustee in connection with this Section 12.08, to the extent permitted by applicable law, shall be applied in accordance with Section 12.06.

This Section 12.08 applies for the purpose of determining the Secured Liabilities (as defined in the Dutch Deed of Pledge) secured in the Dutch Deed of Pledge. Each Holder irrevocably and unconditionally accepts and consents to the creation of the Parallel Debt and the appointment of the Collateral Trustee as the sole creditor under the Parallel Debt as outlined in this Section 12.08.

Section 12.09    Further Assurances.

The Company and the Guarantors will do or cause to be done all acts and things that may be required under applicable law or that the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the Trustee and the Holders of Notes, duly created, enforceable and perfected Liens upon the Collateral (including any real, personal or mixed property or assets that are acquired or otherwise become, or are required by any Security Document to become, Collateral after the Notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Security Documents, and subject to the limitations set forth in the Security Documents.

Upon the reasonable request of the Collateral Trustee at any time and from time to time, the Company and the Guarantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as reasonably required under applicable law or that the Collateral Trustee may reasonably request, in each case, to create, perfect or protect the Liens and benefits intended to be conferred, in each case as contemplated by the Security Documents for the benefit of the Holders of Notes, in each case, subject to the limitations set forth in the Security Documents.

Section 12.10    Insurance. The Company and the Guarantors will maintain with financially sound and reputable insurance companies insurance on all their respective property in at least such amounts and against such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in a Similar Business, and will cause the Collateral Trustee to at all times be named as loss payee with respect to all “All Risk” insurance policies and an additional insured (but without any liability for premiums) under all general liability policies maintained by the Company and the Guarantors pursuant to this Section 12.10.

ARTICLE 13

MISCELLANEOUS

Section 13.01    Notices.

(a)    Any notice or communication by the Issuers, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person, via facsimile, mailed by first-class mail (registered or certified, return receipt requested) or overnight air courier guaranteeing next day delivery, to the addresses as follows:

if to the Issuers or a Guarantor:

c/o Federal Mogul LLC

27300 West 11 Mile Road

Southfield, MI 48034

Attn: Michelle Epstein Taigman, Senior Vice President, Co-General Counsel and Secretary

Telephone: (248) 354-7063

Facsimile: (248) 354-8103

With a copy to (which copy shall not constitute notice):

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601-9703

Attention: Bruce A. Toth, Esq.

Facsimile: (312) 558-5700

if to the Trustee or the Paying Agent:

The Bank of New York Mellon

One Canada Square

London E14 5AL

Attention: Corporate Trust Administration

Fax: +44.207.964.2536

Copy to Fax: +44 1202 689660

Email: corpsov4@bnymellon.com

if to the Registrar:

The Bank of New York Mellon SA/NV, Luxembourg Branch S.A.

Vertigo Building – Polaris

2-4 rue Eugène Ruppert

L-2453 Luxembourg

Fax: +(352) 24524204

Email: Luxmb_SPS@bnymellon.com

The Issuers, any Guarantor or the Trustee by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(b)    Any notice or communication mailed to a Holder shall be delivered electronically or mailed, first class mail (certified or registered, return receipt requested), by overnight air courier guaranteeing next day delivery or emailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed or sent within the time prescribed.

(c)    Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depository for such Note (or its designee) pursuant to the standing instructions from the Depository (or its designee), including by electronic mail in accordance with accepted practices at the Depository.

Notwithstanding the foregoing, any notices or communications given to the Trustee shall be deemed effective only upon receipt by the Trustee at its Corporate Trust Office.

The Trustee shall have the right, but shall not be required, to rely upon and comply with instructions and directions sent by e-mail, facsimile and other similar unsecured electronic methods believed by it to be genuine by persons believed by the Trustee to be authorized to give instructions and directions on behalf of the Company or any Holder. The Company agrees to assume all risks arising out of interception and misuse by third-parties of such instructions or directions sent by e-mail, facsimile or other similar unsecured electronic methods.

Section 13.02    Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers or any Guarantor to the Trustee to take or refrain from taking any action under this Indenture (other than as provided in Sections 9.05 and 10.07), the Issuers or such Guarantor shall furnish to the Trustee:

(a)    an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)    an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with; provided that no such Opinion of Counsel shall be required to be delivered in connection with the issuance of the Notes that are issued on the Issue Date.

Section 13.03    Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:

(a)    a statement that the individual making such certificate or opinion has read such covenant or condition;

(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)    a statement that, in the opinion of such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an officer’s certificate as to matters of fact); and

(d)    a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 13.04    When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not any Issuer or any Guarantor or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 13.05    Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of the Holders. The Registrar and a Paying Agent may make reasonable rules for their functions.

Section 13.06    Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

Section 13.07    GOVERNING LAW; WAIVER OF JURY TRIAL. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW OR ANY SUCCESSOR TO SUCH STATUTE). EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 13.08    No Recourse Against Others. No past, present or future director, officer, employee, manager, incorporator, member, partner or stockholder of the Company, FinCo, any Guarantor or any of their Subsidiaries or direct or indirect parent companies shall have any liability for any obligations of the Company, FinCo or the Guarantors under the Notes, the Guarantees, this Indenture or the Security Documents or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.09    Successors. All agreements of the Issuers and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 13.10    Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or email (in PDF format or otherwise) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or email (in PDF format or otherwise) shall be deemed to be their original signatures for all purposes.

Section 13.11    Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part of this Indenture and shall not modify or restrict any of the terms or provisions of this Indenture.

Section 13.12    Indenture Controls. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.

Section 13.13    Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 13.14    Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.15    USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.

Section 13.16    No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.17    Acknowledgment and Consent to Bail-in of EEA Financial Institutions. Notwithstanding and to the exclusion of any other term of this Indenture or any other agreements, arrangements, or understanding between the BRRD Party and the Issuers and the Guarantors, each of the Issuers and the Guarantors acknowledges and accepts that a BRRD Liability arising under this Indenture may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts and agrees to be bound by:

(a)    the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of the BRRD Party to the Issuers or the Guarantors under this Indenture, that (without limitation) may include and result in any of the following, or some combination thereof:

(i)    the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii)    the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the BRRD Party or another person, and the issue to or conferral on the Issuers or the Guarantors of such shares, securities or obligations;

(iii)    the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due including by suspending payment for a temporary period; and

(iv)    the cancellation of the BRRD Liability.

(b)    the variation of the terms of this Indenture, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

(c)    The terms that follow, when used in this Section 13.17, shall have the meanings indicated:

(i)     “Bail-in Legislation” means in relation to a member state of the European Economic Area or the United Kingdom which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

(ii)     “Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.

(iii)     “BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

(iv)     “BRRD Liability” means a liability, if any, in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised.

(v)     “BRRD Party” means The Bank of New York Mellon SA/NV, Luxembourg Branch solely and exclusively in its role as Registrar under this Indenture. For the avoidance of doubt, The Bank of New York Mellon, London Branch as Paying Agent and any other capacity under the Indenture is not a BRRD Party under this Indenture.

(vi)     “EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com.

(vii)     “Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the BRRD Party.

Section 13.18    Data Protection.

(a)    The Issuers and the Guarantors agree that the Paying Agent and the Registrar may use other BNYM entities and third parties in connection with their performance of the services and any other obligations under this Indenture and in certain other activities, including, without limitation, audit, accounting, tax, administration, risk management, credit, legal, compliance, operations, sales and marketing, relationship management, information technology, records and data storage, performance measurement, data aggregation and compilation and analysis of Customer Information (collectively, the “Activities”). Notwithstanding anything to the contrary in this Indenture, each BNYM entity may, in connection with the Activities or for any other purpose permitted under this Indenture, collect, use, store and disclose, within and outside of the European Economic Area (including but not limited to the United States, and European Economic Area), Customer Information to (a) other BNYM entities; and (b) third party service providers who are required to maintain the confidentiality of such Customer Information. In addition, BNYM may aggregate Customer Information (other than Personal Data) with other data collected and/or calculated by BNYM, and BNYM will own all such aggregated data, provided that BNYM shall not distribute the aggregated data in a format that identifies the Issuers or Guarantors or any particular individual after such aggregation. The Issuers and the Guarantors represent that they have lawful grounds and BNYM relies on such representation for BNYM’s collection, use, storage and disclosure of Customer Information, including Personal Data, as set out in this Section 13.18. The Issuers and the Guarantors consent to the disclosure of Customer Information to governmental, tax, regulatory, law enforcement and other authorities in relevant jurisdictions where BNYM operates and otherwise as required by law, rule or guideline (including tax reporting regulations) or requested by such authorities.

(b)    In relation to the collection, use, storage and disclosure of Personal Data by BNYM, to the extent that each BNYM entity is required to obtain consent under the applicable Personal Data laws in any jurisdiction, the Issuers and the Guarantors confirm that by providing such Personal Data to BNYM, the Issuers and the Guarantors have lawful grounds to allow each BNYM entity to collect, use, store and disclose Personal Data in accordance with this Indenture and the notice contained at https://www.bnymellon.com/apac/en/privacy.jsp (“Personal Data Notice”). For the avoidance of doubt, where consent is not required in the particular jurisdiction, each BNYM entity is providing notice of its collection, use, storage and disclosure of Personal Data in accordance with this Indenture and the Personal Data Notice, receipt of which is acknowledged by the Issuers and the Guarantors. The Issuers and the Guarantors agree that BNYM may make amendments and additions to this Personal Data Notice by posting a revised version of this Personal Data Notice at the abovementioned website link (or such other link as BNYM may advise the Issuers and the Guarantors from time to time). The Issuers and the Guarantors agree that their maintenance and/or continued use of any service provided by any BNYM entity and continued provision of Personal Data to a BNYM entity after any such revised version is posted constitutes the Issuers’ and the Guarantors’ deemed confirmation that they continue to have lawful grounds to permit each BNYM entity to collect, use, store and disclose Personal Data in accordance with the revised Personal Data Notice.

(c)    Any telephone conversation with BNYM may be recorded by BNYM and BNYM may retain any such recording in accordance with its internal policies from time to time.

(d)    In this Section 13.18, “BNYM” and “BNYM entity” means The Bank of New York Mellon Corporation and/or each of its affiliates/subsidiaries (including each of their respective branches and representative offices individually and/or collectively), acting either as the contracting entity under this Indenture or as service provider or intermediary to the Paying Agent and the Registrar, or otherwise in a relationship with the Issuers and the Guarantors; and “Customer Information” means data regarding the Issuers and the Guarantors and the Issuers’ and the Guarantors’ affiliates and subsidiaries, including Personal Data; “Personal Data” means personal data of employees and representatives of the Issuers and the Guarantors and the Issuers’ and the Guarantors’ affiliates and subsidiaries. This Section 13.18 shall survive termination of this Indenture.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

Very truly yours,

CO-ISSUERS

FEDERAL-MOGUL LLC

By:	/s/ Michelle Epstein Taigman
	Name:	Michelle Epstein Taigman
	Title:	Senior Vice President, Co-General Counsel and Secretary

FEDERAL-MOGUL FINANCING CORPORATION

By:	/s/ Michelle Epstein Taigman
	Name:	Michelle Epstein Taigman
	Title:	Senior Vice President, Co-General Counsel and Secretary

[Signature Page to Indenture]

GUARANTORS

CARTER AUTOMOTIVE COMPANY LLC

By:	/s/ Michelle Epstein Taigman
	Name:	Michelle Epstein Taigman
	Title:	Vice President and Secretary

FEDERAL-MOGUL IGNITION COMPANY

By:	/s/ David Jachcik
	Name:	David Jachcik
	Title:	President and Treasurer

FEDERAL-MOGUL PISTON RINGS, LLC

By:	/s/ David Jachcik
	Name:	David Jachcik
	Title:	President and Treasurer

FEDERAL-MOGUL POWERTRAIN LLC

By:	/s/ David Jachcik
	Name:	David Jachcik
	Title:	President and Treasurer

FEDERAL-MOGUL POWERTRAIN IP LLC

By:	/s/ David Jachcik
	Name:	David Jachcik
	Title:	President and Treasurer

FEDERAL-MOGUL PRODUCTS, INC.

By:	/s/ David Jachcik
	Name:	David Jachcik
	Title:	President and Treasurer

[Signature Page to Indenture]

FEDERAL-MOGUL MOTORPARTS LLC

By:	/s/ Michelle Epstein Taigman
	Name:	Michelle Epstein Taigman
	Title:	Senior Vice President and Secretary

F-M MOTORPARTS TSC LLC

By:	/s/ Michelle Epstein Taigman
	Name:	Michelle Epstein Taigman
	Title:	Vice President and Secretary

F-M TSC REAL ESTATE HOLDINGS LLC

By:	/s/ Laura J. Soave
	Name:	Laura J. Soave
	Title:	President

FEDERAL-MOGUL VALVE TRAIN INTERNATIONAL LLC

By:	/s/ David Jachcik
	Name:	David Jachcik
	Title:	President and Treasurer

FEDERAL-MOGUL SEVIERVILLE, LLC

By:	/s/ David Jachcik
	Name:	David Jachcik
	Title:	President and Treasurer

BECK ARNLEY HOLDINGS LLC

By:	/s/ Michelle Epstein Taigman
	Name:	Michelle Epstein Taigman
	Title:	Vice President and Secretary

FEDERAL-MOGUL FILTRATION LLC

By:	/s/ Michelle Epstein Taigman
	Name:	Michelle Epstein Taigman
	Title:	Vice President and Secretary

[Signature Page to Indenture]

FEDERAL-MOGUL WORLD WIDE LLC

By:	/s/ Michelle Epstein Taigman
	Name:	Michelle Epstein Taigman
	Title:	Vice President and Secretary

FELT PRODUCTS MFG. CO. LLC

By:	/s/ David Jachcik
	Name:	David Jachcik
	Title:	President and Treasurer

MUZZY-LYON AUTO PARTS LLC

By:	/s/ Michelle Epstein Taigman
	Name:	Michelle Epstein Taigman
	Title:	Vice President and Secretary

FEDERAL-MOGUL CHASSIS LLC

By:	/s/ Michelle Epstein Taigman
	Name:	Michelle Epstein Taigman
	Title:	Vice President and Secretary

[Signature Page to Indenture]

THE BANK OF NEW YORK MELLON, LONDON BRANCH

as Trustee

By:	/s/ Trevor Blewer
	Name:	Trevor Blewer
	Title:	Vice President

[Signature Page to Indenture]

THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH,

as Registrar

By:	/s/ Trevor Blewer
	Name:	Trevor Blewer
	Title:	Attorney in Fact

[Signature Page to Indenture]

APPENDIX A

PROVISIONS RELATING TO ORIGINAL NOTES AND ADDITIONAL NOTES

1.1	Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Definitive Note” means a certificated Note substantially in the form of Exhibit A hereto (bearing the Restricted Securities Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Global Notes Legend” means the legend set forth under that caption in the applicable Exhibit to this Indenture.

“IAI” means an institutional “accredited investor” as described in Rule 501.

“Initial Purchaser” means Deutsche Bank AG, London Branch.

“Purchase Agreement” means (a) the Purchase Agreement dated June 23, 2017, among the Issuers, the Guarantors and the Initial Purchaser and (b) any other similar Purchase Agreement relating to Additional Notes.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Notes” means all Notes offered and sold outside the United States in reliance on Regulation S.

“Restricted Period,” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Company to the Trustee and the Registrar, and (b) the Issue Date, and with respect to any Additional Notes that are Transfer Restricted Notes, it means the comparable period of 40 consecutive days.

“Restricted Notes Legend” means the legend set forth in Section 2.2(f)(i) herein.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Notes” means Notes offered and sold to QIBs in reliance on Rule 144A.

“Rule 501” means Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

“Unrestricted Definitive Note” means Definitive Notes and any other Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

“Unrestricted Note” means Global Notes and any other Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

Appendix A-1

“Other Definitions.

Term:	Defined in Section:
Agent Members	2.1(b)
Clearstream	2.1(b)
Euroclear	2.1(b)
Global Notes	2.1(b)
Regulation S Global Notes	2.1(b)
Regulation S Permanent Global Note	2.1(b)
Regulation S Temporary Global Note	2.1(b)
Rule 144A Global Notes	2.1(b)

2.	The Notes.

2.1	Form and Dating; Global Notes.

(a)    The Original Notes issued on the date hereof will be (i) offered and sold by the Company pursuant to the Purchase Agreement and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A and (2) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and, except as set forth below, IAIs in accordance with Rule 501. Additional Notes offered after the date hereof may be offered and sold by the Company from time to time pursuant to one or more purchase agreements in accordance with applicable law.

(b)    Global Notes. (i) Rule 144A Notes initially shall be represented by one or more Notes in definitive, fully registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”).

Regulation S Notes initially shall be represented by one or more Notes in fully registered, global form without interest coupons (collectively, the “Regulation S Temporary Global Note” and, together with the Regulation S Permanent Global Note (defined below), the “Regulation S Global Notes”), which shall be registered in the name of the Depository or the nominee of the Depository for the accounts of designated agents holding on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system (“Euroclear”) or Clearstream Banking, Société Anonyme (“Clearstream”).

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in a permanent Global Note (the “Regulation S Permanent Global Note”) pursuant to the applicable procedures of the Depository. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Registrar shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depository or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

The term “Global Notes” means the Rule 144A Global Notes and the Regulation S Global Notes. The Global Notes shall bear the Global Note Legend. The Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository, in each case for credit to an account of a member of, or participant in, a Depository (each, an “Agent Member”), (ii) be delivered to the Registrar as custodian for such Depository and (iii) bear the Restricted Notes Legend.

Members of, or direct or indirect participants in, the Depository shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Registrar as its custodian, or under the Global Notes. The Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing,

Appendix A-2

nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository, or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(ii)    Transfers of Global Notes shall be limited to transfer in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the applicable rules and procedures of the Depository and the provisions of Section 2.2. In addition, a Global Note shall be exchangeable for Definitive Notes if (x) the Depository (1) notifies the Company that it is unwilling or unable to continue as depository for such Global Note and the Company thereupon fails to appoint a successor depository within 90 days or (2) has ceased to be a clearing agency registered under the Exchange Act, (y) the Company, at its option, notifies the Registrar that it elects to cause the issuance of Definitive Notes or (z) there shall have occurred and be continuing an Event of Default with respect to such Global Note and the Depository shall have requested such exchange; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Company for Definitive Notes prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depository in accordance with its customary procedures.

(iii)    In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to subsection (i) of this Section 2.1(b), such Global Note shall be deemed to be surrendered to the Registrar for cancellation, and the Company shall execute, and the Trustee or the Authenticating Agent shall authenticate and make available for delivery, to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(iv)    Any Transfer Restricted Note delivered in exchange for an interest in a Global Note pursuant to Section 2.2 shall, except as otherwise provided in Section 2.2, bear the Restricted Notes Legend.

(v)    Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in such Regulation S Global Note may be held only through Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 2.2.

(vi)    The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

2.2	Transfer and Exchange.

(a)    Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except as set forth in Section 2.1(b). Global Notes will not be exchanged by the Company for Definitive Notes except under the circumstances described in Section 2.1(b)(ii). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.10 of this Indenture. Beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.2(b), 2.2(c) or 2.2(g).

(b)    Transfer and Exchange of Beneficial Interests in Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of this Indenture and the applicable rules and procedures of the Depository. Beneficial interests in Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Beneficial interests in Global Notes shall be transferred or exchanged only for beneficial interests in

Appendix A-3

Global Notes. Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Restricted Notes Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in a Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). A beneficial interest in an Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.2(b)(i).

(ii)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests in any Global Note that is not subject to Section 2.2(b)(i), the transferor of such beneficial interest must deliver to the Registrar (1) a written order from an Agent Member given to the Depository in accordance with the applicable rules and procedures of the Depository directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the applicable rules and procedures of the Depository containing information regarding the Agent Member account to be credited with such increase. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Registrar shall adjust the principal amount of the relevant Global Note pursuant to Section 2.2(g).

(iii)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Transfer Restricted Global Note if the transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

(A)    if the transferee will take delivery in the form of a beneficial interest in a Rule 144A Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note; and

(B)    if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note.

(iv)    Transfer and Exchange of Beneficial Interests in a Transfer Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

(1)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or

(2)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Company so requests or if the applicable rules and procedures of the Depository so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. If any such transfer or exchange is effected pursuant to this subparagraph (iv) at a time when an Unrestricted Global Note has

Appendix A-4

not yet been issued, the Company shall issue and, upon receipt of an Authentication Order, the Trustee (or the Authenticating Agent, as applicable) shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to this subparagraph (iv).

(v)    Transfer and Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Restricted Global Note. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)    Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. A beneficial interest in a Global Note may not be exchanged for a Definitive Note except under the circumstances described in Section 2.1(b)(ii). A beneficial interest in a Global Note may not be transferred to a Person who takes delivery thereof in the form of a Definitive Note except under the circumstances described in Section 2.1(b)(ii). In any case, beneficial interests in Global Notes shall be transferred or exchanged only for Definitive Notes.

(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i), (ii), (iii) or (iv) below, as applicable:

(i)    Transfer Restricted Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Transfer Restricted Note proposes to exchange such Transfer Restricted Note for a beneficial interest in a Restricted Global Note or to transfer such Transfer Restricted Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)    if the Holder of such Transfer Restricted Note proposes to exchange such Transfer Restricted Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form attached to the applicable Note;

(B)    if such Transfer Restricted Note is being transferred to a Qualified Institutional Buyer in accordance with Rule 144A under the Securities Act, a certificate from such Holder in the form attached to the applicable Note;

(C)    if such Transfer Restricted Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate from such Holder in the form attached to the applicable Note;

(D)    if such Transfer Restricted Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate from such Holder in the form attached to the applicable Note;

(E)    if such Transfer Restricted Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate from such Holder in the form attached to the applicable Note, including the certifications, certificates and Opinion of Counsel, if applicable; or

(F)    if such Transfer Restricted Note is being transferred to the Company or a Subsidiary thereof, a certificate from such Holder in the form attached to the applicable Note;

the Registrar shall cancel the Transfer Restricted Note, and increase or cause to be increased the aggregate principal amount of the appropriate Restricted Global Note.

Appendix A-5

(ii)    Transfer Restricted Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Transfer Restricted Note may exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Transfer Restricted Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(1)    if the Holder of such Transfer Restricted Note proposes to exchange such Transfer Restricted Note for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form attached to the applicable Note; or

(2)    if the Holder of such Transfer Restricted Notes proposes to transfer such Transfer Restricted Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form attached to the applicable Note, and, in each such case, if the Company so requests or if the applicable rules and procedures of the Depository so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. Upon satisfaction of the conditions of this subparagraph (ii), the Registrar shall cancel the Transfer Restricted Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note. If any such transfer or exchange is effected pursuant to this subparagraph (ii) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order, the Trustee (or the Authenticating Agent, as applicable) shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Transfer Restricted Notes transferred or exchanged pursuant to this subparagraph (ii).

(iii)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Registrar shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes. If any such transfer or exchange is effected pursuant to this subparagraph (iii) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order, the Trustee (or the Authenticating Agent, as applicable) shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Unrestricted Definitive Notes transferred or exchanged pursuant to this subparagraph (iii).

(iv)    Unrestricted Definitive Notes to Beneficial Interests in Restricted Global Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.2(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.2(e).

(i)    Transfer Restricted Notes to Transfer Restricted Notes. A Transfer Restricted Note may be transferred to and registered in the name of a Person who takes delivery thereof in the form of a Transfer Restricted Note if the Registrar receives the following:

(A)    if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

Appendix A-6

(B)    if the transfer will be made pursuant to Rule 903 or Rule 904 under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(C)    if the transfer will be made pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate in the form attached to the applicable Note;

(D)    if the transfer will be made to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (A) through (C) above, a certificate in the form attached to the applicable Note; and

(E)    if such transfer will be made to the Company or a Subsidiary thereof, a certificate in the form attached to the applicable Note.

(ii)    Transfer Restricted Notes to Unrestricted Definitive Notes. Any Transfer Restricted Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A)    if the Holder of such Transfer Restricted Note proposes to exchange such Transfer Restricted Note for an Unrestricted Definitive Note, a certificate from such Holder in the form attached to the applicable Note; or

(B)    if the Holder of such Transfer Restricted Note proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form attached to the applicable Note, and, in each such case, if the Company so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of an Unrestricted Definitive Note may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note at any time. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(iv)    Unrestricted Definitive Notes to Transfer Restricted Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a Transfer Restricted Note.

At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Registrar in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Registrar or by the Depository at the direction of the Registrar to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Registrar or by the Depository at the direction of the Registrar to reflect such increase.

Appendix A-7

(f)    Legend.

(i)    Except as permitted by the following paragraph (ii), each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘‘SECURITIES ACT’’), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, (1) REPRESENTS THAT (A) IT IS A ‘‘QUALIFIED INSTITUTIONAL BUYER’’ (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS A NON-U.S. PURCHASER AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATIONS UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO SUCH PURCHASER IN THE JURISDICTION IN WHICH SUCH ACQUISITION IS MADE, OR (C) IT IS AN INSTITUTIONAL ‘‘ACCREDITED INVESTOR’’ WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT, AND (2) AGREES FOR THE BENEFIT OF FEDERAL-MOGUL LLC AND FEDERAL-MOGUL FINANCING CORPORATION (‘‘THE ISSUERS’’) TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE ‘‘RESALE RESTRICTION TERMINATION DATE’’) WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A ‘‘QUALIFIED INSTITUTIONAL BUYER’’ AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) TO AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501 OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PURCHASERS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO EACH OF THE ISSUERS’ AND THE REGISTRAR’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION OR DOCUMENTATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE REGISTRAR.”

Appendix A-8

Each Temporary Regulation S Note shall bear the following additional legend:

“THE NOTE (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, AND THE NOTE EVIDENCED HEREBY MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.”

Each Global Note shall bear the following additional legends:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THE NOTE) TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITORY (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK MELLON, LONDON BRANCH, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK MELLON, LONDON BRANCH, HAS AN INTEREST HEREIN.”

“TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO THE DEPOSITORY, TO NOMINEES OF THE DEPOSITORY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”

(ii)    Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(iii)    Upon a sale or transfer after the expiration of the Restricted Period of any Note acquired pursuant to Regulation S, all requirements that such Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Note be issued in global form shall continue to apply.

(iv)    Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(g)    Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Registrar in accordance with Section 2.11 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Registrar or by the Common Depository at the direction of the Registrar to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Registrar or by the Common Depository at the direction of the Registrar to reflect such increase.

Appendix A-9

(h)    Obligations with Respect to Transfers and Exchanges of Notes.

(i)    To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee (or the Authenticating Agent, as applicable) shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii)    No service charge shall be made for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 3.06, 4.06, 4.08 and 9.05 of this Indenture).

(iii)    Prior to the due presentation for registration of transfer of any Note, the Issuers, the Trustee, a Paying Agent or the Registrar shall deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv)    All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(i)    No Obligation of the Trustee or Registrar.

(i)    Neither the Trustee nor the Registrar shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to the Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee and the Registrar may conclusively rely and shall be fully protected in so relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii)    Neither the Trustee nor the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Appendix A-10

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Notes Legend]

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THE NOTE) TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITORY (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN.”

“TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO THE DEPOSITORY, TO NOMINEES OF THE DEPOSITORY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”

[Restricted Notes Legend]

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘‘SECURITIES ACT’’), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, (1) REPRESENTS THAT (A) IT IS A ‘‘QUALIFIED INSTITUTIONAL BUYER’’ (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS A NON-U.S. PURCHASER AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATIONS UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO SUCH PURCHASER IN THE JURISDICTION IN WHICH SUCH ACQUISITION IS MADE, OR (C) IT IS AN INSTITUTIONAL ‘‘ACCREDITED INVESTOR’’ WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT, AND (2) AGREES FOR THE BENEFIT OF FEDERAL-MOGUL LLC AND FEDERAL-MOGUL FINANCING CORPORATION (‘‘THE ISSUERS’’) TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE ‘‘RESALE RESTRICTION TERMINATION DATE’’) WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A ‘‘QUALIFIED INSTITUTIONAL BUYER’’ AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) TO AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501 OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PURCHASERS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) PURSUANT TO A REGISTRATION STATEMENT

WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO EACH OF THE ISSUERS’ AND THE REGISTRAR’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION OR DOCUMENTATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE REGISTRAR.”

Each Temporary Regulation S Note shall bear the following additional legend:

“THE NOTE (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE NOTE EVIDENCED HEREBY MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.”

[FORM OF NOTE]

No.	€

5.000% Senior Secured Notes due 2024

Common Code
ISIN

Federal-Mogul LLC, a Delaware limited liability company, and Federal-Mogul Financing Corporation, a Delaware corporation, promise to pay to                     , or registered assigns, the principal sum of                      EURO [, as the same may be revised from time to time on the Schedule of

Increases or Decreases in Global Note attached hereto,]1 on July 15, 2024.

Interest Payment Dates: January 15 and July 15

Record Dates: January 1 and July 1

Additional provisions of this Note are set forth on the other side of this Note.

[1]	Use the Schedule of Increases and Decreases language if Security is in Global Form.

IN WITNESS WHEREOF, the parties have caused this instrument to be signed manually or in facsimile by its duly authorized officers.

FEDERAL-MOGUL LLC

By:
Name:
Title:

FEDERAL-MOGUL FINANCING CORPORATION

By:
Name:
Title:

AUTHENTICATING AGENT’S CERTIFICATE OF
AUTHENTICATION

THE BANK OF NEW YORK MELLON, LONDON
BRANCH,
as Authenticating Agent, certifies that this is
one of the Notes
referred to in the Indenture.

By:
Authorized Signatory

Dated:

*/

If the Note is to be issued in global form, add the Global Notes Legend and the attachment from Exhibit A captioned “TO BE ATTACHED TO GLOBAL NOTES - SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE.”

[FORM OF REVERSE SIDE OF NOTE]

5.000% Senior Secured Notes due 2024

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.	Interest

Federal-Mogul LLC, a Delaware limited liability company (the “Company”), and Federal-Mogul Financing Corporation, a Delaware corporation (together with the Company, the “Issuers”), promise to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuers shall pay interest semiannually in arrears on January 15 and July 15 of each year, commencing January 15, 2018. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, June 29, 2017 until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuers shall pay interest on overdue principal at the rate borne by the Notes, and they shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.	Method of Payment

The Issuers shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the January 1 and July 1 preceding the interest payment date (whether or not a Business Day). Holders must surrender the Notes to the Paying Agent to collect principal payments. The Issuers shall pay principal, premium, if any, and interest in euro or such other money of the European Union that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by a Holder to the Issuers or the Paying Agent. The Issuers shall make all payments in respect of a certificated Note (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Issuers, payment of interest may be made through the Paying Agent by mailing a check to the registered address of each Holder thereof.

3.	Paying Agent and Registrar

Initially, The Bank of New York Mellon, London Branch will act as Paying Agent and The Bank of New York Mellon (Luxembourg) S.A. will act as Registrar. The Issuers may appoint and change any Paying Agent or Registrar without notice. The Issuers or any of their Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

4.	Indenture

The Company issued the Notes under an Indenture, dated as of June 29, 2017 (the “Indenture”), among the Company, the Guarantors party thereto from time to time, The Bank of New York, London Branch, as trustee (the “Trustee”), the Paying Agent and the Registrar. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and the Holders are referred to the Indenture for a statement of such terms and provisions.

The Notes are senior secured obligations of the Issuers. This Note is one of the Original Notes referred to in the Indenture. The Notes include the Original Notes and any Additional Notes. The Original Notes and any Additional Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of capital stock of the Company and such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of the Company and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Issuers under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors party to the Indenture from time to time will, jointly and severally, irrevocably and unconditionally guarantee the Guaranteed Obligations on a senior unsecured basis pursuant to the terms of the Indenture.

5.	Redemption

Optional Redemption

(a)    Except as set forth in the following paragraphs, the Notes shall not be redeemable at the option of the Issuers prior to July 15, 2020. On July 15, 2020 or thereafter, the Issuers may redeem Notes, at their option, in whole at any time or in part from time to time, upon notice as described under Section 3.04, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption, subject to the rights of Holders of record at the close of business on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date.

On and after July 15, 2020, the Issuers may redeem the Notes, at their option, in whole at any time or in part from time to time, upon notice as described under Section 3.04, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but not including, the applicable date of redemption, subject to the right of Holders of record at the close of business on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date, if redeemed during the twelve-month period beginning on July 15 of each of the years indicated below:

Year	Redemption Price
2020	102.500%
2021	101.250%
2022 and thereafter	100.00000%

(b)    In addition, until July 15, 2020, the Issuers may, at their option, on one or more occasions redeem up to 40% of the aggregate principal amount of Notes (calculated after giving effect to any issuance of any Additional Notes) at a redemption price equal to 105.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, subject to the right of Holders of record at the close of business on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that at least 60% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and any Notes that are issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering upon not less than 30 nor more than 60 days’ notice sent to each Holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

(c)    Notice of any redemption of Notes described above may be given prior to such redemption, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the relevant Equity Offering, other offering or other transaction or event. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and, if applicable, shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

(d)    The Registrar shall select the Notes to be redeemed in the manner described under Section 3.04.

Redemption for Taxation Reasons

(a)    The Issuers may redeem the Notes in whole, but not in part, at any time upon giving not less than 30 days’ nor more than 60 days’ prior notice to the Holders of such Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to but not including the date fixed for redemption (a “Tax Redemption Date”) (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Issuers determine in good faith that, as a result of:

(1)    any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction; or

(2)    any amendment to, or change in an official written application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice or revenue guidance) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), a Payor is, or on the next interest payment date in respect of such Notes would be, required to pay Additional Amounts with respect to such Notes, and such obligation cannot be avoided by taking reasonable measures available to the Payor (including, for the avoidance of doubt, the appointment of a new paying agent where this would be reasonable, but not including assignment of the obligation to make payment with respect to such Notes). Such Change in Tax Law must (i) not have been publicly announced before the Issue Date and (ii) become effective on or after the Issue Date (or if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, such later date).

(b)    No such notice of redemption will be given earlier than 60 days prior to the earliest date on which the Payor would be obligated to make such payment of Additional Amounts. Prior to the publication or mailing of any notice of redemption of any Notes pursuant to the foregoing, the Issuers will deliver to the Trustee and the Paying Agent (a) an Officer’s Certificate stating that the Issuers are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to their right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of our choosing of recognized standing qualified under the laws of the Relevant Taxing Jurisdiction to the effect that the Payor has been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept and shall be entitled to rely on such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.

(c)    Upon receiving such notice of redemption, each holder will have the right to elect to not have its Notes redeemed, in which case the Payors will not be obligated to pay any Additional Amounts on any payment with respect to such Notes after the Tax Redemption Date (or, if we fail to pay the redemption price on the Tax Redemption Date, after such later date on which we pay the redemption price) solely as a result of such Change in Tax Law that resulted in the obligation to pay such Additional Amounts, and all future payments with respect to such Notes will be subject to the deduction or withholding of such Relevant Taxing Jurisdiction taxes required by law to be deducted or withheld as a result of such Change in Tax Law.

(d)    If no election is made, the holder will have its Notes redeemed without any further action.

6.	Sinking Fund

The Notes are not subject to any sinking fund.

7.	Notice of Redemption

At least 30 days but not more than 60 days prior to a redemption date pursuant to the optional redemption provisions of Paragraph 5 of the Note, the Issuers shall mail or cause to be mailed by first-class mail (or otherwise delivered in accordance with the procedures of Euroclear and Clearstream) (with a copy to the Trustee and the Paying Agent) a notice of redemption to each Holder whose Notes are to be redeemed at such Holder’s registered address (except that such notice of redemption may be mailed (or otherwise delivered in accordance with the procedures of Euroclear and Clearstream) more than 60 days prior to a redemption date if the notice is issued in connection with Section 8.01). Notes in denominations larger than €100,000 may be redeemed in part but only in whole multiples of €1,000. If money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with a Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date, interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

8.	Repurchase of Notes at the Option of the Holders upon Change of Control and Asset Sales

Upon the occurrence of a Change of Control, each Holder shall have the right, subject to certain conditions specified in the Indenture, to cause the Issuers to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of the Holders of record of the Notes at the close of business on the relevant record date to receive interest due on the relevant interest payment date), as provided in, and subject to the terms of, the Indenture.

In accordance with Section 4.06 of the Indenture, the Issuers will be required to offer to purchase Notes upon the occurrence of certain events.

9.	Denominations; Transfer; Exchange

The Notes are in registered form, without coupons, in denominations of €100,000 and any integral multiple of €1,000 in excess thereof. A Holder shall register the transfer of or exchange of Notes in accordance with the Indenture. Upon any registration of transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to the mailing of a notice of redemption of Notes to be redeemed.

10.	Persons Deemed Owners

The registered Holder of this Note shall be treated as the owner of it for all purposes.

11.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee and a Paying Agent shall pay the money back to the Issuers at their written request unless an abandoned property law designates another Person. After any such payment, the Holders entitled to the money must look to the Issuers for payment as general creditors and the Trustee and a Paying Agent shall have no further liability with respect to such monies.

12.	Discharge and Defeasance

Subject to certain conditions and as set forth in the Indenture, the Issuers at any time may terminate some of or all of their obligations under the Notes and the Indenture if the Issuers deposit with the Trustee (or such other entity directed, designated or appointed by the Issuers and reasonably acceptable to the Trustee acting for the Trustee for this purpose) money or Government Securities for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

13.	Amendment; Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, or the Notes may be amended with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes (voting as a single class) and (ii) any past default or compliance with any provisions may be waived with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Issuers and the Trustee may amend the Indenture, any Guarantee, the Notes or the Security Documents (i) to cure any ambiguity, omission, mistake, defect or inconsistency as certified by the Issuers; (ii) to provide for uncertificated Notes of such series in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code); (iii) to comply with the covenant relating to mergers, consolidations and sales of assets; (iv) to provide for the assumption of the Company’s, FinCo’s or any Guarantor’s obligations to the Holders in a transaction that complies with the Indenture; (v) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder; (vi) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor; (vii) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee or Paying Agent thereunder pursuant to the requirements thereof; (viii) to add a Guarantor under the Indenture or to release a Guarantor in accordance with the terms of the Indenture and to provide for any local law restrictions required by the jurisdiction of organization of such Guarantor; (ix) to conform the text of the Indenture, the Guarantees, the Notes or the Security Documents to any provision of the Offering Memorandum under the caption “Description of Notes” to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees, the Notes or the Security Documents as certified by the Issuers; (x) to provide for the issuance of Additional Notes permitted to be issued under the Indenture; (xi) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance of the Notes and administration of the Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes; (xii) to add additional assets as Collateral; or (xiii) to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security Documents or any release, termination or discharge of Collateral that becomes effective as set forth in the Indenture or any of the Security Documents.

14.	Defaults and Remedies

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers) occurs and is continuing, the Trustee or the Holders of at least 30% in principal amount of outstanding Notes by notice to the Issuers, may declare the principal of, premium, if any, interest and any other monetary obligations on all the Notes to be due and payable immediately. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers occurs, the principal of, premium, if any, and interest on all the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) the Holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee, in writing, to pursue the remedy, (iii) such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses that may be caused by taking or not taking such action.

The Issuers are required to deliver to the Trustee, annually, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year.

15.	Trustee Dealings with the Issuers

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuers or their Affiliates and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee.

16.	No Recourse Against Others

No past, present or future director, officer, employee, manager, incorporator, member, partner or stockholder of the Issuers or any Guarantor or any of their Subsidiaries or direct or indirect parent companies shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

17.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

18.	Collateral

This Note will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Collateral Trustee holds the Collateral in trust for the benefit of the Holders of the Notes pursuant to the Security Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Collateral Trustee to enter into the Security Documents, and to perform its obligations and exercise its rights thereunder in accordance therewith.

19.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20.	Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

21.	Common Code Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused Common Code numbers to be printed on the Notes, and the Trustee may use

Common Code numbers in notices of redemption as a convenience to Holders. No representation is made as to the correctness or accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed on the other identification numbers placed thereon. The Issuers will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

                             (Print or type assignee’s name, address and zip code)

                             (Insert assignee’s soc. sec. or tax identification No.)

and irrevocably appoint                     as agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:	Signature of Signature Guarantee:
Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Registrar

Federal-Mogul LLC

Attention: Michelle Epstein Taigman

Facsimile: (248) 354-8103

The Bank of New York Mellon (Luxembourg) S.A.

Vertigo Building – Polaris

2-4 rue Eugène Ruppert

L-2453 Luxembourg

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER RESTRICTED NOTES

This certificate relates to €            principal amount of Notes held in (check applicable space)                      book entry or                      definitive form by the undersigned.

The undersigned (check one box below):

☐    has requested the Registrar by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depository a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above);

☐    has requested the Registrar by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144(k) under the Securities Act, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Company or subsidiary thereof; or

(2)	☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(4)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933 and such Note shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Restricted Period (as defined in the Indenture); or

(5)	☐	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Registrar a signed letter containing certain representations and agreements in the form attached as Exhibit B to the Indenture; or

(6)	☐	pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (4), (5) or (6) is checked, the Issuers or the Registrar may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuers or the Registrar have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Date:	Your Signature:
Signature Guarantee:	Signature of Signature Guarantee:

Date:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Registrar

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:
NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is €            . The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Registrar

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.06 (Asset Sale Offer) or 4.08 (Change of Control Offer) of the Indenture, check the box:

Asset Sale ☐	Change of Control ☐

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.06 (Asset Sale Offer) or 4.08 (Change of Control Offer) of the Indenture, state the amount (€100,000 or any integral multiple of €1,000):

€

Date:	Your Signature:
Signature Guarantee:	(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Registrar

EXHIBIT B

[FORM OF]

TRANSFEREE LETTER OF REPRESENTATION

The Bank of New York Mellon (Luxembourg) S.A.

[●]

This certificate is delivered to request a transfer of €[●] principal amount of 5.000% Senior Secured Notes due 2024 (the “Notes”) of Federal-Mogul LLC, a Delaware limited liability company (the “Company”), and Federal-Mogul Financing Corporation, a Delaware corporation (“Finco” and, together with the Company, the “Issuers”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:
Address:
Taxpayer ID Number:

The undersigned represents and warrants to you that:

(1)    We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least €100,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase notes similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or their investment.

(2)    We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Issuers or any affiliate of the Issuers was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) in the United States to a person whom we reasonably believe is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (b) outside the United States in an offshore transaction in accordance with Rule 904 of Regulation S under the Securities Act, (c) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if applicable) or (d) pursuant to an effective registration statement under the Securities Act, in each of cases (a) through (d) in accordance with any applicable securities laws of any state of the United States. In addition, we will, and each subsequent holder is required to, notify any purchaser of Notes of the resale restrictions set forth above. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made to an institutional “accredited investor” prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuers and the Registrar, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuers and the Registrar reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause 2(b), 2(c) or 2(d) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuers and the Registrar.

B-1

Dated:

TRANSFEREE:	.

By:

B-2

EXHIBIT C

[FORM OF SUPPLEMENTAL INDENTURE]2

[                    ] SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [                    ], among the new guarantors named in the signature pages hereto (the “Guarantors”)3, Federal-Mogul LLC, a Delaware limited liability company (the “Company”), Federal-Mogul Financing Corporation, a Delaware corporation (“Finco” and, together with the Company, the “Issuers”), and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”) under the Indenture dated as of June 29, 2017 among the Issuers, the Trustee, The Bank of New York Mellon, London Branch, as paying agent, and The Bank of New York Mellon (Luxembourg) S.A., as registrar (as amended, supplemented or otherwise modified, the “Indenture”).

W I T N E S S E T H :

WHEREAS the Issuers have heretofore executed and delivered to the Trustee the Indenture, providing initially for the issuance of €350,000,000 aggregate principal amount of 5.000% Senior Secured Notes due 2024 (the “Notes”);

WHEREAS Sections 4.11 and 10.07 of the Indenture provide that under certain circumstances the Issuers are required to cause the Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantors shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Issuers are authorized to execute and deliver this Supplemental Indenture without the consent of the Holders of the Notes;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantors, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.    Guarantee. The Guarantors hereby, jointly and severally with all existing Guarantors (if any), irrevocably and unconditionally guarantee the Issuers’ Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article 10 of the Indenture, and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.    Releases. A Guarantee as to any Guarantor shall terminate and be of no further force or effect and such Guarantor shall be deemed to be released from all obligations as provided in Section 10.03 of the Indenture.

4.    Notices. All notices or other communications to the Guarantors shall be given as provided in Section 13.01 of the Indenture.

5.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended and supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms,

[2]	May include any relevant local law restrictions.
[3]	It shall not be required that any existing guarantors be party to a supplemental indenture to add new guarantors.

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conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6.    No Recourse Against Others. No past, present or future director, officer, employee, manager, incorporator, agent or holder of any Equity Interests in the Issuers or of the Guarantors or any direct or indirect parent corporation, as such, shall have any liability for any obligations of the Issuers and the Guarantors under the Notes, the Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

7.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE NEW GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

8.    Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

9.    Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or email (in PDF format or otherwise) shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or email (in PDF format or otherwise) shall be deemed to be their original signatures for all purposes.

10.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

11.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals or statements contained herein, all of which recitals and statements are made solely by the Guarantors.

12.    Successors. All agreements of the Guarantors in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, LONDON
BRANCH, as Trustee

By:
Name:
Title:

CO-ISSUERS

FEDERAL-MOGUL LLC

By:
Name:
Title:

FEDERAL-MOGUL FINANCING CORPORATION

By:
Name:
Title:

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